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Edison International

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EDISON INTERNATIONAL®

Energy for What's Ahead®

2021 Proxy Statement

Notice of Annual Meeting
April 22, 2021	Virtual Meeting Location:
9:00 a.m. Pacific Time	www.virtualshareholdermeeting.com/EIX2021

Letter to Shareholders March 12, 2021 Dear Shareholder:	2244 Walnut Grove Avenue Rosemead, CA 91770

On behalf of the Board of Directors, we are pleased to invite you to attend the Edison International 2021 Annual Meeting of Shareholders on April 22, 2021 at 9:00 a.m. Pacific Time. Due to the COVID-19 pandemic, this year’s Annual Meeting will be held in a virtual-only format to protect the health and safety of our employees, customers, communities and shareholders. To attend, vote and submit questions during the Annual Meeting, please visit www.virtualshareholdermeeting.com/EIX2021 and enter the 16-digit control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Online access to the webcast will begin approximately 15 minutes prior to the start of the Annual Meeting.

The Proxy Statement contains important information about the business to be conducted at the Annual Meeting and the Board’s role in our corporate governance and executive compensation. We encourage you to read the Proxy Statement and vote your shares promptly, even if you plan to attend the Annual Meeting. For additional meeting or voting information, see page 87 of the Proxy Statement or visit our website at www.edison.com/annualmeeting.

Addressing Climate Change

Sustainability is core to our vision to lead the transformation of the electric power industry toward a clean energy future. The Proxy Statement includes an overview of our approach to climate change and the Board’s role in providing strategic direction to management. In 2020, we remained focused on our long-term objective to do our part to address the societal challenge of climate change. At our regulated utility, Southern California Edison (“SCE”), the Pathway 2045 whitepaper is a blueprint for how California can meet its ambitious carbon neutrality and GHG emission reduction goals in a cost-effective and affordable way for customers. SCE has received regulatory approval for over $800 million to support electric vehicles, including investing in electric charging infrastructure for light-, medium- and heavy-duty vehicles. SCE is also well on track to deliver 100% clean energy to customers by 2045 with approximately 43% of its power to customers delivered from carbon-free resources in 2020. Through our non-regulated competitive business, Edison Energy, we are helping customers globally meet their sustainability goals with 2.2 gigawatts of renewable purchased power in 2020 alone. Based in California, we know first-hand the devastating impacts of climate change in the form of severe weather events, prolonged drought and catastrophic wildfires and are focused on adapting our business. Since 2018, SCE has invested approximately $3 billion in system hardening, grid modernization and other wildfire mitigation efforts to reduce the threat of ignitions caused by the electric system that could lead to wildfires.

William P. Sullivan Independent Chair Pedro J. Pizarro President and Chief Executive Officer

Edison International 2021 Proxy Statement       i

Letter to Shareholders

The Board’s oversight of our clean energy strategy and supporting policies and actions enable us to be a catalyst for the transition to a clean energy economy that benefits our customers, communities and shareholders.

COVID-19 Response

We pressed forward on our clean energy strategy in the face of the unprecedented COVID-19 pandemic that affected the health and safety of millions of people and changed the way we live and do business. At the outset of the pandemic, federal and state authorities quickly identified electric service as a critical infrastructure sector, recognizing that we provide essential power to customers and communities working and learning from home. As described in the Proxy Statement, we immediately implemented health and safety protocols to protect our employees to enable them to provide safe and reliable electric service to our customers. To help mitigate the financial burdens of the pandemic, SCE suspended disconnections for customer nonpayment, waived late fees and facilitated rate reductions when necessary. In 2020, Edison International also made $2 million in charitable contributions through a combination of Company grants and employee donations to support our communities during the pandemic.

The Board has been actively engaged in overseeing our COVID-19 response, meeting virtually and more frequently in 2020 to focus on health and safety, customer affordability, supply chain needs and other business and financial impacts of the pandemic.

Diversity and Social Justice

Also in the midst of the pandemic, a wave of social justice protests for racial equity swept across the country, causing us to meet the moment and emphasize the importance of diversity, equity and inclusion in our workforce and communities. As discussed in the Proxy Statement, we advanced our longstanding commitment to these issues by taking a “listen, understand and act” approach to gather information, make new commitments and enhance transparency by disclosing detailed data on our workforce representation, pay equity and employee sentiment. The Board provided guidance to management during the development of these efforts and will continue to review the subsequent actions taken, feedback received and progress on these initiatives.

2020 Financial Performance

Edison International’s stock price was adversely impacted in 2020 by market volatility related to COVID-19, continuing wildfire risk and potential resulting financial and regulatory impacts. However, our stock price has started to recover from its low in March 2020, when widespread COVID-19 restrictions were implemented, reflecting our operational performance and continued investment to harden SCE’s grid and execute on our clean energy strategy to address climate change. Despite the challenges in 2020, we are pleased to report that, in December 2020, the Board approved an increase in the annual dividend for the 17th consecutive year. For 2020, we reported core earnings (defined on page 46 of the Proxy Statement) of $4.52 per share, compared to $4.70 per share in 2019. The decline in our 2020 core earnings per share was primarily due to an increase in shares outstanding related to the Company’s equity offerings. On an operational basis, our core earnings per share was higher than 2019 driven by strong performance at SCE.

Commitment to Our Stakeholders

As we look ahead, we remain committed to providing long-term, sustainable value to all stakeholders. We appreciate your confidence in the Board to ensure we conduct our business in a manner that considers the interests of the customers, communities, employees, shareholders and regulators who are critical to our success.

Thank you for your continued investment in Edison International.

William P. Sullivan	Pedro J. Pizarro
Independent Chair	President and Chief Executive Officer

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Notice of 2021 Annual Meeting of Shareholders

Meeting Information

Date Thursday, April 22, 2021	Time 9:00 a.m. Pacific Time	Virtual Meeting Location www.virtualshareholdermeeting.com/EIX2021

Items of Business
1	Election of Directors
	Jeanne Beliveau-Dunn	Carey A. Smith
	Michael C. Camuñez	Linda G. Stuntz
	Vanessa C.L. Chang	William P. Sullivan
	James T. Morris	Peter J. Taylor
	Timothy T. O’Toole	Keith Trent
Pedro J. Pizarro
2	Ratification of the Independent Registered Public Accounting Firm
3	Advisory Vote to Approve Executive Compensation
4	Approval of the Edison International Employee Stock Purchase Plan
5	Shareholder Proposal Regarding Proxy Access

Shareholders may also vote on any other matters properly brought before the meeting.

For the Board of Directors,

Alisa Do
Vice President and Corporate Secretary

March 12, 2021

Record Date
Only Edison International shareholders at the close of business on March 1, 2021 are entitled to receive notice of and to vote at the Annual Meeting.

Solicitation and Voting of Proxies
The Board of Directors is soliciting proxies from you for use at the Annual Meeting, or at any adjournment or postponement of the meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting. Information on how to vote your proxy is included in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 22, 2021: The Proxy Statement and Annual Report are available at www.edison.com/annualmeeting.

Edison International 2021 Proxy Statement       iii

In this Proxy Statement, the terms “EIX,” “the Company,” “we” and “our” refer to Edison International.

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Our Strategy and Sustainability

Vision and Strategy

Edison International (“EIX”) is one of the nation’s largest electric utility holding companies, providing safe, clean and reliable energy and energy services through its independent companies. EIX is the holding company of Southern California Edison Company (“SCE”), a rate-regulated electric utility that supplies electric energy to approximately 15 million people in a 50,000 square-mile area within Central, Coastal and Southern California. EIX also owns Edison Energy, a global energy advisory company delivering comprehensive, data-driven energy solutions to commercial, institutional and industrial users to meet their cost, sustainability and risk goals.

Our vision is to lead the transformation of the electric power industry, focusing on opportunities in clean energy, efficient electrification, and the grid of the future enabling customers to make cleaner energy choices. Our strategy is to grow our core utility business, establish best-in-class operations and pursue growth beyond SCE to provide superior value to our customers and shareholders. We believe our strategy is aligned with the following key trends and stakeholder interests:

Industry and Societal Trends	Stakeholder Alignment
■Rising importance of addressing climate change, using clean energy and new technologies
■Increasing interest in sustainability from shareholders, companies, customers and employees
■Growing need for companies to address social issues and play a broader role tied to sustainability and racial and social justice

■Customers expect us to deliver safe, reliable, affordable and clean power, and exceptional energy services and solutions
■Communities rely on us to contribute to economic growth and community development
■Employees are engaged with our mission, including addressing climate change and sustainability
■Shareholders seek confidence in our ability to operate effectively and that our strategy meets both short- and long-term objectives, with an increasing focus on sustainability
■Regulators/Legislators expect us to deliver safe, clean, reliable and affordable service, and advance state and federal policies

Sustainability

Sustainability is integral to our strategy, which is aligned with California’s ambitious, economywide goals to combat climate change. From how we manage our operations and engage with stakeholders to how we provide safe, reliable, affordable and clean power — we are committed to sustainability because the Company’s success is tied to the strength and health of the communities in which we operate and serve. We have a responsibility to our stakeholders to make a positive impact on society. As a result, we continue to implement our clean energy strategy to address broader societal challenges, such as climate change and wildfires. Our commitment to sustainability is reflected in our environmental, social and governance (“ESG”) priorities and practices described in our Sustainability Report.

Our Sustainability Report also describes, and illustrates our progress on, our long-term public commitments to advance four priority ESG issues: (i) safety and health; (ii) diversity, equity and inclusion (“DEI”); (iii) climate change and greenhouse gas (“GHG”) emissions reduction; and (iv) transportation electrification. Our Sustainability Report is prepared in accordance with the Global Reporting Initiative (GRI) Standards Core option, including reference to the GRI Electric Utility Sector Supplement. It includes disclosures referencing the Sustainability Accounting Standards Board (SASB) Electric Utilities & Power Generators Standards, Task Force on Climate-related Financial Disclosures (TCFD) framework, and United Nations Sustainable Development Goals (SDGs).

Edison International 2021 Proxy Statement       1

Our Strategy and Sustainability

ESG Disclosures

Our Sustainability Report, DEI Report and additional sustainability information and reports are available at www.edison.com/sustainability. These reports and any other information on our website are not part of, or incorporated by reference into, this Proxy Statement.

Safety and Health

Safety is the first of our core values. We are committed to creating and maintaining a safe environment for our employees, contractors, customers and the public. Over the past several years, we have increased our focus on safety oversight and accountability by developing a culture of safety ownership among our employees and contractors that empowers them to control their own safety, support their team members’ safety, and contribute to a safe work environment. We use employee safety culture assessments to measure our progress on our safety culture transformation every year, with a comprehensive external assessment every three years.

SCE leverages data and analytics, cause evaluations, and a risk-based safety program to systematically identify and mitigate key safety risks for employees, contractors and the public. These processes engage and incorporate feedback from all levels of the organization to improve safety performance in all areas with a focus on eliminating serious injuries and fatalities.

We are also committed to upholding the highest levels of public safety. Expanding our wildfire mitigation, response, and recovery efforts by improving the resiliency and security of SCE’s grid has been a key focus area. In addition, we remain focused on our preparation for, and response to, other types of disasters and emergencies that can impact public safety and our operations.

COVID-19 Response

The COVID-19 pandemic has changed the way we live, work and interact with one another. Throughout the pandemic, our top priority is the health and safety of our workforce and the public while continuing to provide safe and reliable electric service to our customers. Since March 2020, approximately two-thirds of our employees have been directed to work remotely because their job functions allow them to do so effectively, and we expect them to continue to do so until July 2021 or later as we continue to monitor health and safety conditions. Approximately one-third of our employees have been designated by the state and federal governments as essential workers with job functions that require them to work in the field or at our facilities. We have adopted extensive health and safety protocols for these essential workers, including mandating personal protective equipment, modifying work practices with wellness checks and on-site testing, and implementing thresholds for sequestering certain employees with critical functions. In addition, we proactively extended employee benefits during the pandemic, including additional paid leave for pandemic-related illness, quarantine or family care, reimbursement of expenses for home office ergonomic equipment, and expanded availability of telemedicine services. We also conduct frequent and enhanced preventative cleanings at all facilities that meet or exceed federal, state and local guidelines. To help mitigate the financial burdens of the pandemic, SCE suspended disconnections for customer nonpayment, waived late fees and facilitated rate reductions when necessary. We have also made $2 million in charitable contributions through a combination of Company grants and employee donations to support our communities during the pandemic.

The Board of Directors has been actively engaged in overseeing our COVID-19 response, meeting more frequently in 2020 and focusing on health and safety, customer affordability, supply chain needs, and other business and financial impacts of the pandemic. The Board has also aligned its operations with Company policies and practices by holding its Board and committee meetings virtually since March 2020.

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Our Strategy and Sustainability

Diversity, Equity and Inclusion

We have been committed to diversity in our workforce and serving diverse communities for decades. This starts with our efforts to create a positive, equitable and inclusive work environment for all employees and build increased opportunities in the diverse communities we serve. Our focus was amplified in 2020 due to the COVID-19 pandemic and its disproportionate effects on underserved communities, as well as the nationwide social justice protests for racial equity. For several years, SCE has published diversity data based on EEO-1 categories on its website. In August 2020, we became one of the first S&P 500 companies to publish a report with detailed information on workforce representation, pay equity and employee sentiment data and the status of our supplier diversity and community investment programs (the “DEI Report”). The DEI Report was shared with our employees, shareholders and other stakeholders, and publicly posted on our website. Based on our findings, we made the additional commitments discussed below. In addition, we continue to work toward our long-term goal to achieve gender parity in senior operating roles by 2030 in accordance with our Paradigm for Parity commitment. We also have annual corporate goals that base a portion of our annual performance incentives on DEI commitments and progress.

DEI Report Highlights

The DEI Report highlights the progress we have made to date and our commitment to making even more meaningful change going forward as we listen to our employees, suppliers and communities, understand and gain insights from data and personal experiences, and then act by focusing our resources on the areas that will provide the greatest impact.

The key findings of our “listen, understand and act” approach include:

■Nearly 70% of our employees are female and/or racially diverse, which generally meets or exceeds the labor market availability at all levels of the Company
■On average, employees in the same role get equal pay for equal work; however, when looking at groups and not comparing roles, average compensation for female, Black and Hispanic populations is lower due to lower representation in higher-paying jobs
■Low employee turnover may limit advancement opportunities
■Employee sentiment is generally positive and improving; however, Black employees report feeling less included than others

The DEI Report included a series of actions we are taking to enhance the employee experience for all employees, beginning with an emphasis on Black employees, which include providing officers with more detailed data on their organizations, offering training programs to enhance cultural literacy, and pairing officers with high-potential employees to support their development.

We have also committed to take the following actions to advance racial and economic equity in our communities:

■Provide additional transparency about our charitable contributions and supplier diversity spending
■Commit $1 million in charitable funds over the next five years to advance racial equity in our communities
■Pilot a new scholarship program with a commitment of $1 million over four years to increase diversity in the skilled craft workforce pipeline
■Undertake a study of diverse businesses that are available to provide goods or services to SCE

Climate Change and GHG Emissions

We are committed to do our part to address global climate change. SCE is working to meet one of the most aggressive carbon-free power targets in the nation while Edison Energy supports 15 of the Fortune 50 companies’ efforts to meet their climate goals in various states. More broadly, we are pushing to advance policies and innovation related to clean energy, electrification, and the power grid in the state of California and nationally. We hold leadership positions in industry and cross-sector climate-related groups and make strategic investments in start-ups to advance the clean energy market.

Edison International 2021 Proxy Statement       3

Our Strategy and Sustainability

SCE operates within the state of California, which has some of the most ambitious climate change and environmental goals in the U.S. SCE operates under the following state-mandated renewable and carbon-free retail sales targets for delivered power:

■	By 2020 – 33% of power from Renewables Portfolio Standard (“RPS”)-eligible resources
■	By 2030 – 60% of power from RPS-eligible resources
■	By 2045 – 100% carbon-free power

SCE has met its 2020 requirements and currently delivers approximately 43% of its power to customers from carbon-free resources. Approximately 81% of this carbon-free electricity, or 35% of SCE’s total delivered power, comes from RPS-eligible resources.

Beyond delivered power, SCE is committed to help enable the state to achieve its broader, economywide GHG emissions reduction goals through electrification:

■	By 2030 – 40% reduction in GHG emissions from 1990 levels
■	By 2045 – Carbon neutrality
■	By 2050 – 80% reduction in GHG emissions from 1990 levels

In recent years, SCE has published three thought leadership pieces on our website with in-depth analysis of the cross-sector collaboration, innovation and investments needed to reach California’s climate goals:

■	“The Clean Power and Electrification Pathway: Realizing California’s Environmental Goals” (published in 2017), which details the steps needed to meet California’s interim 2030 goals
■	“Pathway 2045” (published in 2019), which details the steps California must take to meet the 2045 goals to clean our electricity grid and reach carbon neutrality
■	“Reimagining the Grid” (published in 2020), which details SCE’s vision for how the grid must change to support these goals

SCE’s analysis, and that of others, has shown an electric-led path to be among the most affordable ways to meet these goals. As the only investor-owned electric utility in California without a natural gas distribution business, SCE is in a unique position to lead and advance these objectives.

Transportation Electrification

We are investing in infrastructure to expand electrification of end-uses across our economy, including for electric vehicles and home, business, and industrial applications. To underscore our efforts, SCE has committed to long-range sustainability goals related to transportation electrification:

■	By 2024, receive SCE customer commitments to deploy 8,490 medium- and heavy-duty electric vehicles at 870 sites through SCE’s CPUC-approved Charge Ready Transport Program
■	By 2025, receive SCE customer commitments to deploy (or commit to deploy for utility-owned installations) at least 41,000 light-duty electric vehicle charge ports to serve at least 2,200 sites through SCE’s CPUC-approved Charge Ready Program
■	By 2030, electrify 100% of light-duty vehicles, 30% of medium-duty vehicles, 8% of heavy-duty vehicles and 60% of forklifts within SCE’s transportation fleet

We are actively involved in promoting transportation electrification through leadership positions with the Edison Electric Institute’s CEO Electric Transportation Task Force and the Electric Power Research Institute’s Fleet Electric Vehicle Infrastructure Board Working Group. We also support cross-sector collaboration efforts to electrify transportation through participation in organizations such as the Alliance for Transportation Electrification and the Zero Emission Transportation Association. We also hold strategic investments in companies focused on developing electric technologies and services, such as electric bus manufacturer Proterra and electric vehicle fleet charging company AMPLY Power.

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Our Strategy and Sustainability

Wildfire Risk Mitigation

In recent years, Californians have increasingly experienced historic and destructive wildfires demonstrating the climate change impacts of extreme weather events and prolonged drought conditions. SCE’s 2020-2022 wildfire mitigation plan (“WMP”), required by California law and reviewed and approved by the California Public Utilities Commission (“CPUC”), outlines SCE’s strategies, programs and activities to proactively mitigate the risk of utility infrastructure igniting catastrophic wildfires in SCE’s high fire risk area (“HFRA”), which represents about 27% of SCE’s service area.

The primary objective of SCE’s WMP is to safeguard public safety by hardening the grid, bolstering situational awareness capabilities and enhancing operational practices. In 2020, the WMP focused on deploying covered conductor to insulate bare wire from the risk of tree branches and other debris carried by high winds, causing an ignition. It also included enhanced inspections across HFRAs with risk-informed prioritization. The WMP also prioritized vegetation management for hazard trees and drought-ridden dead and dying trees in HFRAs, supporting both risk reduction and healthy forest management practices. SCE also utilized preemptive Public Safety Power Shutoff (“PSPS”) de-energization for certain segments of circuits during high wind events to reduce the risk of an ignition becoming a catastrophic wildfire event. Understanding the impact to customers without power during extreme wind events, SCE also deployed customer care programs including community resource vehicles to support impacted customers. SCE continues to work with state and local emergency management agencies, local governments and community leaders to improve PSPS operations and reduce the frequency and impact on customers. Despite the challenges posed by COVID-19, we met nearly all of the 2020 goals in SCE’s WMP, including the installation of more than 950 circuit miles of covered conductor, 6,000 fire resistant poles and 575 weather stations in HFRAs, while removing more than 12,000 hazard trees that could fall into power lines and lead to an ignition.

SCE’s 2021 WMP update, recently filed with the CPUC, builds upon its 2020 activities with plans for enhanced risk analysis, expanded inspection and system hardening activities, aerial fire suppression, technology improvements for data management and analytics, and new work management tools for inspection and vegetation management. In addition, SCE remains committed to finding opportunities to reduce the size, frequency and duration of PSPS events during severe weather events and high fire potential conditions, and continue to enhance our community engagement before and during these events.

Edison International 2021 Proxy Statement       5

Proxy Voting Roadmap

1	Election of Directors	Board Recommendation “For” Each Nominee	See page 7

■	The Board, acting upon the recommendation of the Nominating and Governance Committee, has nominated each of the current 11 directors for re-election to our Board.
■	The Board believes its members have the appropriate diversity of experience, skills and attributes to effectively oversee our operations, risks and long-term strategy.
■	Shareholders are being asked to re-elect each director to serve until the 2022 Annual Meeting.

2	Ratification of the Independent Registered Public Accounting Firm	Board Recommendation “For” Item 2	See page 37

■	The Audit and Finance Committee and the Board believe it is in the best interests of EIX and its shareholders to reappoint PricewaterhouseCoopers LLP (“PwC”) as EIX’s Independent Auditor for calendar year 2021.
■	Shareholders are being asked to ratify the Audit and Finance Committee’s selection of PwC as EIX’s Independent Auditor.

3	Advisory Vote to Approve Executive Compensation	Board Recommendation “For” Item 3	See page 40

■	Our executive compensation program is described in the Compensation Discussion and Analysis section of the Proxy Statement.
■	The Compensation and Executive Personnel Committee and the Board believe our executive compensation structure is competitive, aligns compensation with shareholder value and serves shareholders well.
■	Shareholders are being asked for an advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis section and related compensation tables.

4	Approval of the EIX Employee Stock Purchase Plan	Board Recommendation “For” Item 4	See page 80

■	The Board believes adopting the EIX Employee Stock Purchase Plan (“ESPP”) is in the best interests of EIX and its shareholders because it encourages a broad base of employees to voluntarily acquire EIX Common Stock, thereby further aligning their interests with those of our shareholders.
■	Shareholders are being asked to approve the ESPP and authorize 3,000,000 shares (less than 1%) of EIX Common Stock to be issued under the ESPP.

5	Shareholder Proposal Regarding Proxy Access	Board Recommendation “Against” Item 5	See page 85

■	Shareholders are being asked to vote on the shareholder proposal if properly presented at the Annual Meeting.

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Item 1: Election of Directors The Board recommends you vote “FOR” each nominee listed in Item 1

Our Board of Directors

The Board, acting upon the recommendation of the Nominating and Governance Committee, has nominated each of the current 11 directors for re-election to our Board. Our directors reflect the diversity of skills, backgrounds, gender, race, ethnicity and sexual orientation valued by our Board. The range of tenure on our Board brings a variety of perspectives to strategic, financial and operational deliberations.

Name	Age	Director Since	Industry Experience	Diversity	Committee Membership				Other Public Boards	Mandatory Retirement
					AFC	CEPC	NGC	SOC
Jeanne Beliveau-Dunn Independent	61	2019	Technology	White/ Female					2	2032
Michael C. Camuñez Independent	52	2017	Law/ Government	Hispanic/ Male/LGBTQ					1*	2042
Vanessa C. L. Chang Independent	68	2007	Accounting/ Real Estate	Asian/ Female					3*	2025
James T. Morris Independent	61	2016	Insurance	White/ Male					1*	2032
Timothy T. O’Toole Independent	65	2017	Transportation	White/ Male					0	2028
Pedro J. Pizarro CEO	55	2016	Electric Utilities	Hispanic/ Male					0	N/A
Carey A. Smith Independent	57	2019	Technology/ Engineering	White/ Female					1	2036
Linda G. Stuntz Independent	66	2014	Law/Utility Regulation	White/ Female					0	2027
William P. Sullivan Independent Chair	71	2015	Information Technology/ Biotechnology	White/ Male					1	2022
Peter J. Taylor Independent	62	2011	Finance	African American/Male					1*	2031
Keith Trent Independent	61	2018	Electric Utilities	White/ Male					1	2032

Key to Committees
AFC	Audit and Finance Committee	*	Includes the board of a fund complex registered as an investment company under Securities and Exchange Commission (“SEC”) rules		Member
CEPC	Compensation and Executive Personnel Committee				Chair
NGC	Nominating and Governance Committee			F	Financial Expert
SOC	Safety and Operations Committee

Independence	Diversity	Age	Tenure

Edison International 2021 Proxy Statement        7

Item 1: Election of Directors

Experience, Skills and Attributes on the Board

The Board believes our directors have the appropriate diversity of experience, skills and attributes to effectively oversee our operations, risks and long-term strategy. The Nominating and Governance Committee reviews each candidate’s qualifications when considering whether to nominate directors for election or re-election to the Board. Listed below are important areas of experience, skills and attributes represented on the Board.

Diversity Individuals with different skills, backgrounds, gender, race, ethnicity or sexual orientation.
Safety and Operations Experience in the oversight of safety and operational practices through work experience or public company board service (e.g., service on a safety or operations committee).
Strategic Planning and Capital Markets
Experience with corporate strategies and long-term business plans, restructuring or repositioning businesses, mergers and acquisitions, and/or raising debt and equity capital.
Risk Management Experience identifying, assessing and controlling financial or business risks through work experience or public company board service (e.g., service on an audit or risk committee).
Legal, Regulatory and Public Policy Experience in legal or regulatory affairs or advancing public policy interests through work experience.
Cybersecurity Experience related to the protection of grid operations, technology and data from attack through work experience or public company board service.
Technology and Innovation Leadership and oversight experience in technological trends, digital platforms and/or efficiency improvements through technology.
Engineering and Science Education and/or work experience in engineering or science fields.
Workforce/Talent Management
Experience in planning, building and retaining a talented workforce that meets an organization’s needs. May be acquired through service on a public company compensation committee.
Environmental and Sustainability Experience in overseeing, operating or advising on environmental, climate and/or sustainability practices.
Utility Industry Experience in the utility industry as an executive of, or outside advisor to, a utility.
Financial Expertise Experience in accounting and financial matters, including financial statements and operating results. May be acquired through service on a public company audit committee.
Corporate Governance Experience governing a public company board and protecting shareholder and other stakeholder interests. May be acquired through service on a public company governance committee.
Public Company CEO Experience serving as a public company CEO.
SCE/California Utility Customer Current or former resident of California with an understanding of the California regulatory landscape and its impact on SCE business and retail customers.

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Item 1: Election of Directors

Director Biographical Information

A biography of each director describing his or her age as of this Proxy Statement, current Board committee service, business experience during the past five years and other relevant business experience is presented below. Each director also serves on the SCE Board. The biography includes the experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director. While each nominee’s entire range of experience and skills is important, particular experience that contributes to the diversity and effectiveness of the Board is identified below.

Jeanne Beliveau-Dunn Board Committees ■Audit and Finance ■Safety and Operations	Director Since 2019 Other Public Company Boards ■Columbus McKinnon ■Xylem, Inc.	Age 61

Professional Highlights
Ms. Beliveau-Dunn has been the chief executive officer and president of Claridad LLC, a digital and internet of things consulting company, since 2018. From 2007 to 2018, she was a vice president and general manager of Cisco systems, a global technology company. Ms. Beliveau-Dunn spent 22 years during significant growth at Cisco and managed the products and services business and operations. Additionally, she had the responsibility to build and operate centers of excellence, learning and knowledge, and innovation practices for scale. Prior to Cisco, Ms. Beliveau-Dunn ran business operations at Micronics computers and the secure systems product lines for Wang Laboratories.

Qualifications and Attributes
Ms. Beliveau-Dunn has more than 30 years of experience as a technology executive and a transformational leader with experience in building and managing large scale infrastructure, cybersecurity, compute, cloud, networking, services and marketing operations, personnel management, and employee and leadership development. During her career, she built effective networking, digital and security solutions, including strategies for internet of things in smart cities and industrial and energy markets. Her experience managing a large workforce, building network operations and security teams, and building infrastructure and efficiency through technology and process is valuable to the Board’s and Safety and Operations Committee’s oversight of cyber threats facing the Company. She is also experienced in ESG matters, compensation, financial review, acquisitions, and risk and resiliency management, and is a National Association of Corporate Directors fellow. As a California resident, Ms. Beliveau-Dunn also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

Other Board Service
Ms. Beliveau-Dunn is a director of Columbus McKinnon, an independent movement company in the industrial sector, and Xylem, Inc., a water technology company.

Education
Ms. Beliveau-Dunn is a graduate of the University of Massachusetts, Massachusetts Institute of Technology’s (“MIT’s”) executive leadership program, and Harvard University’s accelerated master’s in business administration program for executives.

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Item 1: Election of Directors

Michael C. Camuñez Board Committees ■Audit and Finance ■Nominating and Governance	Director Since 2017 Other Public Company Boards ■American Funds Family	Age 52

Professional Highlights
Mr. Camuñez has been the president and chief executive officer of Monarch Global Strategies, a binational strategic advisory firm to companies doing business in emerging economies, with an emphasis on Mexico, since 2013. He previously served as the U.S. assistant secretary of commerce at the International Trade Administration of the U.S. Department of Commerce, where he managed a global portfolio to help lead the U.S. government’s efforts to open new markets for U.S. goods and services. Mr. Camuñez also served as special counsel to the President in the Office of the White House Counsel and as special assistant to the President, where he helped manage senior appointments to President Obama’s cabinet. He is a former equity partner of O’Melveny & Myers LLP and Manatt, Phelps & Phillips LLP in Southern California and served as a senior policy advisor during the Clinton Administration.

Qualifications and Attributes
Mr. Camuñez brings a broad government, legal, public policy, and public affairs background relevant to the Company’s business and strategy. He has deep experience advising boards and companies in regulated industries on corporate strategy, compliance, government relations, and business development. A nationally recognized Latino civic and business leader in California, Mr. Camuñez is deeply connected to the diverse communities served by SCE. His philanthropic work with organizations like the Packard Foundation has enabled him to focus on strategies related to climate change and conservation in California and globally, which complements the Company’s strategic mission. As a California resident, Mr. Camuñez also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

Other Board Service
Mr. Camuñez is a director of four funds in the American Funds family of mutual funds, which are advised by the Capital Group and its subsidiaries. He is also a trustee of Stanford University and of the David and Lucile Packard Foundation. Mr. Camuñez is a director of several private and nonprofit organizations, including Amplify Education, Inc., the Pacific Council on International Policy, the Center for Law and Social Policy and the U.S.-Mexico Business Association.

Education
Mr. Camuñez is a graduate of Harvard University and received his law degree with distinction from Stanford Law School.

10       www.edison.com

Item 1: Election of Directors

Vanessa C.L. Chang Board Committees ■Compensation and Executive Personnel (Chair) ■Nominating and Governance	Director Since 2007 Other Public Company Boards ■American Funds Family ■Sykes Enterprises, Incorporated ■Transocean Ltd.	Age 68

Professional Highlights
Ms. Chang served as a director of EL & EL Investments, a private real estate investment business, from 1999 to 2018. She previously served as chief executive officer and president of ResolveItNow.com, an online dispute resolution service for high-volume, low-value claims, and senior vice president of Secured Capital Corporation, a real estate investment bank focused on origination and subsequent sales of commercial mortgage-backed securities. Prior to that, Ms. Chang had a 21-year career at the accounting firm KPMG Peat Marwick LLP, which included serving as the West Coast partner in charge of Corporate Finance.

Qualifications and Attributes
Ms. Chang has extensive experience in accounting and financial reporting, executive compensation, capital markets, and corporate governance matters acquired during her career and service on other public and private company boards. In addition to her board service, she actively monitors governance trends through her participation in the National Association of Corporate Directors, Women Corporate Directors and Women in Governance. Ms. Chang has developed considerable knowledge of the Company’s business, corporate history and governance during her 14 years of service on the Board. Her experience and commitment to independent oversight as a director enhance our Board’s effectiveness, and her leadership as Chair of our Compensation and Executive Personnel Committee and as a member of our Nominating and Governance Committee continue to provide value to the Board.

Other Board Service
Ms. Chang is a director of Sykes Enterprises, Inc. and Transocean Ltd., and is a director or trustee of 17 funds advised by the Capital Group and its subsidiaries, of which nine are members of the American Funds family and eight are members of Capital Group’s Private Client Services.

Education
Ms. Chang is a graduate of the University of British Columbia and is an inactive Certified Public Accountant.

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Item 1: Election of Directors

James T. Morris Board Committees ■Audit and Finance ■Compensation and Executive Personnel	Director Since 2016 Other Public Company Boards ■Pacific Life Mutual Fund Complex	Age 61

Professional Highlights
Mr. Morris is the chairman, president and chief executive officer of Pacific Life Insurance Company, and of its parent companies Pacific Mutual Holding Company and Pacific LifeCorp. He has served as chief executive officer since 2007 and chairman since 2008, and served as president from 2007 to 2012 and again beginning in 2016. Mr. Morris has served in a variety of management positions since joining Pacific Life in 1982, including chief operating officer, executive vice president and chief insurance officer, and senior vice president, individual insurance.

Qualifications and Attributes
Mr. Morris has significant business and chief executive leadership experience in a highly regulated industry and provides expertise on insurance issues that impact the Company. He brings strategic planning, risk management, workforce management and financial analysis experience from over 35 years of service at Pacific Life, which is particularly valuable to our Audit and Finance and Compensation and Executive Personnel Committees. Mr. Morris also provides the perspective of a Southern California resident and executive of a Fortune 500 business headquartered and doing business in the local markets served by SCE.

Other Board Service
Mr. Morris is chairman of the board and a trustee of the Pacific Select Fund and the Pacific Funds Series Trust, members of the same mutual fund complex. He is a director and former chair of the American Council of Life Insurers, the nation’s principal life insurance company trade association, and previously served on the Life Insurance Marketing Research Association’s Strategic Marketing Issues Committee. Mr. Morris also serves as a director of the Children’s Hospital of Orange County and is chairman of the Pacific Life Foundation.

Education
Mr. Morris is a graduate of the University of California at Los Angeles.

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Item 1: Election of Directors

Timothy T. O’Toole Board Committees ■Compensation and Executive Personnel ■Safety and Operations (Chair)	Director Since 2017 Other Public Company Boards ■None	Age 65

Professional Highlights
Mr. O’Toole served as the chief executive officer of First Group plc, a transportation company that provides rail and bus services in the United Kingdom and North America, from 2010 to 2018. He previously served as managing director of the London Underground, where he led the response to the 2005 terrorist bombing attacks for which he was awarded the honor of a Commander of the Most Excellent Order of the British Empire (CBE) from the Queen. Prior to his time at the London Underground, Mr. O’Toole served in various senior management roles during his 20 years of service at Consolidated Rail Corporation, including as president and chief executive officer.

Qualifications and Attributes
Mr. O’Toole provides public company chief executive leadership experience in a regulated, capital intensive industry. His operational experience in safety, risk management and crisis management are particularly relevant to the oversight of our business and strategy and his leadership role as Chair of the Safety and Operations Committee. Mr. O’Toole brings extensive safety experience and has been recognized as a safety leader in both the United States and internationally. He has decades of direct management experience of a large workforce in industries where worker and public safety are critical. Mr. O’Toole’s perspective as a chief executive and public company director provides value to our Compensation and Executive Personnel Committee.

Other Board Service
Mr. O’Toole is a director of the National Safety Council and previously served as a director of First Group plc and CSX Corporation.

Education
Mr. O’Toole is a graduate of La Salle University and received his law degree from the University of Pittsburgh.

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Item 1: Election of Directors

Pedro J. Pizarro Board Committees ■None	Director Since 2016 Other Public Company Boards ■None	Age 55

Professional Highlights
Mr. Pizarro has been the President and CEO of EIX since 2016. Prior to that, he served as President of SCE from 2014 to 2016. From 2011 to 2014, Mr. Pizarro served as President of Edison Mission Energy (“EME”), an indirect subsidiary of EIX that filed for bankruptcy in 2012 and emerged through a sale of its principal assets in 2014. He has held a wide range of other executive positions at the EIX companies since joining in 1999, including Executive Vice President responsible for SCE’s transmission and distribution system, power procurement and generation. Mr. Pizarro also previously served as Vice President and Senior Vice President of Power Procurement, and Vice President of Strategy and Business Development. Prior to his work at the EIX companies, Mr. Pizarro was a senior engagement manager with McKinsey & Company, providing management consulting services to energy, technology, engineering services, and banking clients.

Qualifications and Attributes
Mr. Pizarro provides in-depth knowledge of the Company’s business, experienced industry leadership, safety and operations, workforce management, cybersecurity, business resiliency and strategic planning experience and background. His leadership and experience dealing with difficult challenges during the EME bankruptcy add value to the Board. Mr. Pizarro also brings the experience and perspective of a director of several electric industry associations.

Other Board Service
Mr. Pizarro is a vice chairman of the Edison Electric Institute, where he also serves on the executive committee and as co-chair of the CEO task force on transportation electrification. He is also chair of the Electric Power Research Institute. Mr. Pizarro serves on the U.S. Secretary of Energy Advisory Board and is a member of the Electricity Subsector Coordinating Council, which coordinates with the federal government and electric power sector to prepare for, and respond to, national-level disasters and physical and cybersecurity threats to critical infrastructure. Mr. Pizarro also serves as a director of the Analysis and Resilience Center for Systemic Risk and is a member of the Board of Governors of Argonne National Laboratory and the Board of Trustees of the California Institute of Technology. He is also a member of the External Advisory Committee of MIT’s Future of Storage study to consider key storage technologies for electricity systems that rely on variable renewable energy resources. In 2020, Mr. Pizarro served on the California Governor’s Business and Jobs Recovery Taskforce established to help create a plan for the state’s just and sustainable recovery from the impacts of the COVID-19 pandemic.

Education
Mr. Pizarro is a graduate of Harvard University and earned a Ph.D. in chemistry from the California Institute of Technology.

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Item 1: Election of Directors

Carey A. Smith Board Committees ■Compensation and Executive Personnel ■Safety and Operations	Director Since 2019 Other Public Company Boards ■Parsons Corporation	Age 57

Professional Highlights
Ms. Smith serves as president and chief operating officer of Parsons Corporation, a disruptive technology provider for global defense, intelligence and critical infrastructure markets. She has served as president since November 2019 and as chief operating officer since 2018. From 2016 to 2018, Ms. Smith served as president of Parsons’ Federal Solutions business. Before joining Parsons, she served in progressive leadership roles at Honeywell International Inc. from 2011 to 2016, including president of the Defense and Space business unit, vice president of Honeywell Aerospace Customer and Product Support, and president of Honeywell Technology Solutions, Inc. Prior to joining Honeywell, Ms. Smith served in several leadership roles at Lockheed Martin Corporation from 1985 to 2011.

Qualifications and Attributes
Ms. Smith is responsible for strategy, growth and execution at Parsons, which was headquartered in Southern California until 2019 and continues to have key programs throughout the state. Her strategic planning role and understanding of the impact of California’s regulatory landscape on SCE’s business customers contribute to the Board’s effective oversight of key issues confronting the electric utility industry. Ms. Smith’s operational experience in safety-intensive environments provides an important perspective to the Board and its Safety and Operations Committee. She brings a strong background in cybersecurity through her aerospace and defense industry experience and is a certified cybersecurity governance professional by the National Association of Corporate Directors.

Other Board Service
Ms. Smith is a director of Parsons Corporation and previously served as a director of NN, Inc. She also serves on the board of directors at three non-profit companies: Professional Services Council, where she is the vice chair; United States Geospatial Intelligence Foundation, where she leads the nominating and governance committee; and the Intelligence and National Security Alliance.

Education
Ms. Smith holds a bachelor’s degree in electrical engineering from Ohio Northern University and a master’s degree in electrical engineering from Syracuse University. In 2018, she received an honorary doctorate degree from Ohio Northern University for her contributions to the university and the field of engineering.

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Item 1: Election of Directors

Linda G. Stuntz Board Committees ■Nominating and Governance (Chair) ■Safety and Operations	Director Since 2014 Other Public Company Boards ■None	Age 66

Professional Highlights
Ms. Stuntz served as a partner of the law firm of Stuntz, Davis & Staffier, P.C. from 1995 to 2018, where she specialized in energy and environmental regulation. She previously served as Deputy Secretary of, and held senior positions in, the U.S. Department of Energy. Ms. Stuntz also previously served as associate minority counsel and minority counsel to the Energy and Commerce Committee of the U.S. House of Representatives. She served on the U.S. Secretary of Energy Advisory Board during 2015 and 2016.

Qualifications and Attributes
Ms. Stuntz’s utility and environmental law and public policy experience is particularly relevant to the Company’s business. During her time at the U.S. Department of Energy, she held positions that focused on issues related to global climate change and energy-related measures to minimize GHG emissions, key issues that impact the Company in California. Ms. Stuntz’s corporate governance experience from her prior service on other public company boards and as a member of our Nominating and Governance Committee since 2014 informs her leadership as Committee Chair. She brings safety experience from her private industry work with utilities and energy companies, as a director of public companies in industries that have significant safety concerns for workers and the public, and as a member of our Safety and Operations Committee since 2014.

Other Board Service
Ms. Stuntz is a Senior Advisor at the Center for Strategic and International Studies and the chair of the External Advisory Committee of MIT’s Future of Storage study to consider key storage technologies for electricity systems that rely on variable renewable energy resources. She previously served as a director of Royal Dutch Shell plc, Raytheon Company, Schlumberger, Ltd. and American Electric Power Company.

Education
Ms. Stuntz is a graduate of Wittenberg University and received her law degree from Harvard University.

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Item 1: Election of Directors

William P. Sullivan Board Committees ■Compensation and Executive Personnel ■Nominating and Governance	Director Since 2015 (Board Chair) Other Public Company Boards ■Maxim Integrated	Age 71

Professional Highlights
Mr. Sullivan served as chief executive officer of Agilent Technologies, a global provider of scientific instruments, software, services and consumables in life sciences, diagnostics and applied chemical markets, from 2005 to 2015. Prior to that, he served as executive vice president and chief operating officer of Agilent and senior vice president and general manager of Agilent’s Semiconductor Products Group.

Qualifications and Attributes
Mr. Sullivan brings the perspective of a chief executive officer of a large public company, which is particularly valuable as Chair of the EIX Board. He provides significant operational experience, including leadership of successful company transformation, and experience managing the risks and operations of a public company with a large workforce. This experience in the technology sector is important to the Board in the changing electric industry. Mr. Sullivan’s leadership as a chief executive and experience on other public company boards is valuable to our Compensation and Executive Personnel and Nominating and Governance Committees. As a California resident with extensive professional experience in the state, Mr. Sullivan also provides the perspective of a utility customer impacted by California’s wildfires and regulatory environment.

Other Board Service
Mr. Sullivan is the chair of the board of Maxim Integrated, which has entered into a merger agreement with Analog Devices, Inc., and previously served as a director of Agilent Technologies, Avnet, Inc. and URS Corporation.

Education
Mr. Sullivan is a graduate of the University of California, Davis.

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Item 1: Election of Directors

Peter J. Taylor Board Committees ■Audit and Finance (Chair) ■Safety and Operations	Director Since 2011 Other Public Company Boards ■Western Asset Fund	Age 62

Professional Highlights
Mr. Taylor has been the president of ECMC Foundation, a nonprofit corporation dedicated to educational attainment for low-income students, since 2014. From 2009 to 2014, he served as executive vice president and chief financial officer for the University of California system, where he oversaw all aspects of financial management at the ten campuses and the five academic medical centers. Prior to that, most of Mr. Taylor’s professional career was in investment banking, with nearly 16 years in municipal finance banking for Lehman Brothers and Barclays Capital.

Qualifications and Attributes
Mr. Taylor provides finance and public policy experience, which is particularly relevant to the Company’s infrastructure investment strategy and highly regulated business. He also brings capital markets experience from his investment banking career. At the University of California, Mr. Taylor had direct responsibility for risk management, accounting and financial reporting, which is valuable as a financial expert and Chair of our Audit and Finance Committee. He also brings safety experience from his years as a senior executive of the University of California, which launched the “Be Smart About Safety” campaign across all campuses during his tenure, and in his oversight role as a member of the Board of Trustees of the California State University. As a California resident with extensive professional experience in the state, Mr. Taylor also understands the perspective of utility customers impacted by California’s wildfires and regulatory environment.

Other Board Service
Mr. Taylor is a trustee of the Western Asset Fund and is a member of the Board of Trustees of California State University system, where he previously chaired the Educational Policy Committee and the Finance Committee. He is also a director of Pacific Mutual Holding Company, the Ralph M. Parsons Foundation, the Kaiser Family Foundation and the College Futures Foundation.

Education
Mr. Taylor is a graduate of the University of California Los Angeles and holds a master’s degree in public policy analysis from Claremont Graduate University.

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Item 1: Election of Directors

Keith Trent Board Committees ■Audit and Finance ■Safety and Operations	Director Since 2018 Other Public Company Boards ■Capital Power Corporation	Age 61

Professional Highlights
Mr. Trent has 14 years of experience as a utility executive, general counsel and internal legal counsel. From 2009 to 2015, he held a variety of senior executive positions with Duke Energy Corporation, with responsibility for long-term grid strategy, regulated utilities, electric transmission, regulated fossil-fuel and hydro generation, health, safety and environment, fuel and system optimization, central engineering and services, and commercial businesses operating in domestic and international retail and wholesale competitive markets. Prior to that, Mr. Trent held a variety of positions at Duke with responsibility for corporate strategy, government relations, corporate communications, technology initiatives, legal, internal audit and compliance (as general counsel), and major litigation and government investigations (as lead litigator). He also practiced law for 15 years before joining Duke.

Qualifications and Attributes
Mr. Trent provides extensive utility operations, strategic planning, legal and safety experience as an executive of one of the largest electric power companies in the U.S., where he had direct management responsibility for the health and safety of a large workforce. His utility operational experience in, and perspective on, regulation, risk management, safety and cybersecurity are particularly relevant to our business and the regulatory framework in which we operate. This experience is particularly valuable to our Audit and Finance and Safety and Operations Committees, and supports his role as the Board’s liaison to the Company’s cybersecurity oversight group (see page 30).

Other Board Service
Mr. Trent is a director of Capital Power Corporation, where he serves as the chair of the Health, Safety and Environmental Committee, and TRC Companies, Inc., which was a public company until 2017.

Education
Mr. Trent is a graduate of Southern Methodist University and received his law degree from the University of Texas School of Law.

Accordingly, the Board recommends you vote “For” each nominee listed in Item 1.

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Corporate Governance

Key Governance Practices

We have established corporate governance standards and practices that we believe create long-term value for our shareholders and other stakeholders. As discussed below, our key corporate governance policies and practices include:

■	Independent Board Chair
■	Independent Board Committees
■	Regular Independent Director Executive Sessions
■	Director Orientation and Continuing Education Programs
■	Annual Board and Committee Evaluations
■	Annual Succession and Talent Planning
■	Director Retirement at Age 72
■	Annual Election of Directors
■	Majority Voting for Directors in Uncontested Elections
■	10% of Shareholders May Call Special Meetings
■	Shareholders May Act by Written Consent
■	Annual Advisory Vote on Executive Compensation
■	Proxy Access Bylaws with Standard Terms
■	Oversight of Strategy, Risk and ESG Practices

Shareholder Engagement

We engage with our major institutional shareholders regarding strategy and financial and operational performance throughout the course of the year. We also engage with these shareholders on corporate governance, executive compensation and ESG issues at least annually. During the past year, we reached out to the governance teams of our top 25 shareholders representing over 68% of our shares and were successful in meeting virtually or by telephone with holders of approximately 50% of our shares. The nature of this year’s engagements centered around our clean energy strategy, wildfire risk mitigation, DEI efforts and the impact of COVID-19 on the Company and our employees. The shareholders we engaged with offered constructive feedback on our executive compensation program and ESG disclosure, which was subsequently discussed with the Compensation and Executive Personnel and Nominating and Governance Committees.

Corporate Governance Documents

Shareholders and other interested parties may find the following information regarding our corporate governance on our website at www.edison.com/corpgov:

■	Articles of Incorporation and Bylaws
■	Corporate Governance Guidelines
■	Board Committee Composition and Charters
■	Ethics and Compliance Code for Directors
■	Employee Code of Conduct
■	Supplier Code of Conduct
■	Sustainability Report
■	Incentive Compensation Clawback Policy
■	Political Contribution Policy and Expenditures
■	Procedures for Communicating with the Board

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Corporate Governance

Governance Structure and Processes

Board Leadership Structure

Mr. Sullivan has served as the independent Chair of the Board since 2016. The Board believes having separate Chair and CEO positions is the most appropriate leadership structure for EIX at this time, allowing Mr. Pizarro to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing Mr. Sullivan to focus on leading the Board, facilitating the Board’s independent oversight of management, and providing advice and counsel to Mr. Pizarro. As independent Chair, Mr. Sullivan’s duties include:

■	Chair the Board meetings and Annual Meetings;
■	With the CEO, create the agenda for the Board meetings;
■	With the Nominating and Governance Committee, oversee the annual evaluations of the Board;
■	Be the principal liaison in synthesizing and communicating to the CEO key issues from the executive sessions of the independent directors;
■	With the Compensation and Executive Personnel Committee Chair, conduct the annual CEO performance review after review with the independent directors; and
■	Attend and participate in Committee meetings as desired.

Director Independence

Our Corporate Governance Guidelines require that the Board be comprised of at least a majority of independent directors and that the Audit and Finance, Compensation and Executive Personnel, and Nominating and Governance Committees be comprised entirely of independent directors. The Company uses the New York Stock Exchange, LLC (“NYSE”) listing standards to determine independence. Directors serving on the Audit and Finance Committee or the Compensation and Executive Personnel Committee must meet additional independence criteria prescribed by the NYSE listing standards and the charters of those Committees.

The Board has determined that the relationships described in Section B of Exhibit A-1 to our Corporate Governance Guidelines, which are on our website at www.edison.com/corpgov, are not material for purposes of determining directors’ independence to serve on the Board. The Board does not consider such relationships in making independence determinations.

For relationships not prohibited by NYSE rules and not covered under the categories of immaterial relationships in our Guidelines, the determination of whether a relationship is material or not, and therefore whether a director is independent or not, is made in good faith by the directors. The director whose relationship is under consideration abstains from the vote regarding his or her independence.

The Board has determined that all directors other than Mr. Pizarro are independent.

The Board reviews the independence of our directors at least annually, and periodically as needed. On a monthly basis, we also monitor director relationships and transactions that might disqualify them as independent. In February 2021, prior to recommending director nominees for election, the Board confirmed that the independent directors had no relationships or transactions that disqualified them as independent.

Director Nomination Process

The Nominating and Governance Committee, comprised solely of independent directors under NYSE rules and our Corporate Governance Guidelines, recommends director candidates to the Board.

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Corporate Governance

The Committee will consider candidates recommended by shareholders if they are submitted in writing to the Corporate Secretary and include all of the information required by Article II, Section 4 of our Bylaws plus a written description with any supporting materials of:

■	Any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand; and
■	The qualifications, qualities, and skills of the candidate that the shareholder deems appropriate to submit to the Committee to assist in its consideration of the candidate.

The Committee uses the same process to evaluate a candidate regardless of the source of the recommendation. When actively searching for a candidate, the Committee typically retains a director search firm to identify director candidates, coordinate the interview process and conduct reference and background checks. If, based on an evaluation of the candidate’s qualifications, qualities and skills, the Committee determines to continue its consideration of a candidate, Committee members interview the candidate. The Committee conducts any further research on the candidate it deems appropriate. The Committee then determines whether to recommend that the candidate be nominated as a director. The Board considers the recommendation and determines whether to nominate the candidate for election.

Board Qualifications and Diversity

For the Nominating and Governance Committee to recommend a director nominee, the candidate must at a minimum possess the qualifications, qualities and skills in our Corporate Governance Guidelines, including:

■	A reputation for integrity, honesty and adherence to high ethical standards;
■	Experience in a generally recognized position of leadership; and
■	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Committee also considers other factors and information, including the Board’s need for additional members, the candidate’s potential for increasing the Board’s range of experience, skills and diversity, the candidate’s independence, and skills and experience relevant to our business strategy.

Our Corporate Governance Guidelines include the Board’s policy that director nominees should reflect diversity of skills, backgrounds, gender, race, ethnicity and sexual orientation. The Committee considers the diversity of candidates when recommending nominees for election. The Committee evaluates its effectiveness in achieving diversity on the Board through its annual review of Board composition, which includes diversity and industry experience, prior to recommending nominees for election.

In nominating candidates for re-election to the Board, the Committee also considers the nature and time invested in a director’s service on other boards, the director’s Board, Board committee and annual meeting attendance, and the vote received at the prior annual meeting. Our Corporate Governance Guidelines limit a director’s service on other boards to three other public company boards; however, a director who is an executive officer of a public company is limited to two public company boards, including the EIX Board and his or her employer’s board.

Our Corporate Governance Guidelines provide that directors should not be nominated for re-election to the Board after reaching age 72 unless there is good cause to extend a director’s Board service after reaching age 72.

Director Orientation and Continuing Education

New directors receive information about our business, strategy and management team to familiarize them with the Company before their first Board meeting. We also arrange a series of orientation meetings between each new director and senior leaders throughout the organization to help new directors understand the operations of each organizational unit as it relates to their specific Board and committee duties.

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Corporate Governance

We typically provide continuing education to directors annually on specific topics that relate to our strategic priorities. These sessions are typically led by management and often include presentations by external experts and site visits to our facilities. In 2020, a global health expert met with the Board to discuss our response to the COVID-19 pandemic. Directors may also attend external education programs and are reimbursed by EIX for the cost of those programs.

Board and Committee Evaluation Process

The Nominating and Governance Committee oversees the annual evaluation of the Board and Board committees, and periodically reviews the effectiveness of the process. In 2018, the Committee used a third-party facilitator to conduct the Board’s evaluation by interviewing each director and reporting the results to the Board. In 2019 and 2020, the Committee asked each director to complete Board and committee questionnaires designed to measure progress and capture feedback in three primary areas: (i) Board composition, scope and practices; (ii) governance and oversight of priority and emerging issues; and (iii) management relations and leadership effectiveness. The Board and each committee then met in executive sessions to discuss areas of strength and opportunities for improvement based on the questionnaire results.

Proxy Access for Director Elections

In 2015, the Board adopted proxy access for director elections at annual meetings. Our Bylaws provide that EIX will include in its Proxy Statement up to two nominees (or nominees for up to 20% of the EIX Board, whichever is greater) submitted by a shareholder or group of up to 20 shareholders owning at least 3% of EIX Common Stock continuously for at least three years, if the shareholder group and nominee satisfy the requirements in Article II, Section 13 of the Bylaws, which are available at www.edison.com/corpgov. The Board made this decision after careful consideration of feedback received from our engagement with shareholders regarding proxy access.

Director Stock Ownership Guidelines

Within five years from their initial election to the Board, directors must own an aggregate number of shares of EIX Common Stock or derivative securities convertible into EIX Common Stock, excluding stock options, having a value equivalent to five times the annual Board retainer. All deferred stock units held by a director count toward this ownership requirement. All directors comply with this stock ownership requirement.

Director Meeting Attendance

The Board met 14 times in 2020 and held six executive sessions of the independent directors. The average director attendance for all Board and Board committee meetings was 99% and each director attended at least 96% of all meetings he or she was eligible to attend.

Director nominees are expected to attend annual meetings. All director nominees virtually attended the 2020 Annual Meeting.

Policy on Shareholder Rights Plans

The Board has a policy to seek prior shareholder approval of the adoption of any shareholder rights plan unless, due to time constraints or other reasons consistent with the Board’s fiduciary duties, a committee consisting solely of independent directors determines that it would be in the best interests of shareholders to adopt the plan prior to shareholder approval. Any rights plan adopted by the Board without prior shareholder approval will automatically terminate one year after adoption of the plan unless the plan is approved by shareholders prior to such termination.

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Corporate Governance

Certain Relationships and Related Party Transactions

The Nominating and Governance Committee reviews at least annually, and periodically as needed, any transaction in the prior calendar year or any proposed transaction between the EIX companies and a related person in which the amount involved exceeds $120,000 and the related person has a material interest. A related person is a director, a director nominee, an executive officer, or a greater than 5% beneficial owner of any class of voting securities of EIX, and their immediate family members. This policy is stated in writing in the Committee’s charter.

The Committee’s regular procedure is to obtain from management annually, and periodically as needed, a list of the transactions with related persons described above, and to review these transactions at a meeting held before recommending director nominations to the Board. The list is based on information from questionnaires completed by our directors, director nominees, and executive officers, together with information obtained from our accounts payable and receivable records, and is reviewed by legal counsel. The Committee’s procedure is evidenced in the minutes and records for the Committee meeting at which the review occurred.

There are no transactions between the Company and a related person required to be reported under applicable SEC rules.

Board Committees

The current membership and key responsibilities of the Board’s four standing committees are described below. The duties and powers of the Committees are further described in their charters. The Board occasionally creates special Board committees to focus on certain topics.

Director	Audit and Finance Committee	Compensation and Executive Personnel Committee	Nominating and Governance Committee	Safety and Operations Committee
Jeanne Beliveau-Dunn
Michael Camuñez
Vanessa C.L. Chang
James T. Morris
Timothy T. O’Toole
Carey A. Smith
Linda G. Stuntz
William P. Sullivan
Peter J. Taylor
Keith Trent
# Meetings in 2020	7	4	5	8

Member
Chair
F	Financial Expert

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Corporate Governance

Audit and Finance Committee Jeanne Beliveau- Dunn Michael Camuñez James T. Morris* Peter J. Taylor* (Chair) Keith Trent* * Financial Expert

The Audit and Finance Committee is composed of five independent directors. The Committee’s key responsibilities include the following:

■Appoint, determine compensation for and oversee the Company’s independent registered public accounting firm (the “Independent Auditor”), taking into consideration:
■the qualifications, performance and independence of the Independent Auditor;
■the scope and plans for the annual audit; and
■the scope and extent of all audit and non-audit services to be performed by the Independent Auditor.
■Review the financial statements and financial reporting processes, including internal controls over financial reporting.
■Oversee the internal audit function, including the General Auditor’s performance, the internal audit plan, budget, resources and staffing.
■Oversee the ethics and compliance program, including the Chief Ethics and Compliance Officer’s performance, helpline calls and investigations, and the employee code of conduct.
■Discuss guidelines and policies to govern the process by which risk assessment and risk management is undertaken, and the steps taken to monitor and control enterprise level risks.
■Discuss major financial risk exposures and the steps taken to monitor and control these exposures.
■Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
■Review the charitable contribution budget and political contribution policies and expenditures, and approve individual contributions that exceed $1 million.
■Review and monitor capital spending and investments in subsidiaries compared to the annual budget approved by the Board, and review post-completion reports from management on major capital projects.
■Annually review the financing plans, capital spending and trust investments.
■Authorize debt financing, redemption and repurchase transactions.

The Audit and Finance Committee’s role in risk oversight is described below under Strategy, Risk and ESG Oversight.

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Corporate Governance

Compensation and Executive Personnel Committee Vanessa C.L. Chang (Chair) James T. Morris Timothy T. O’Toole Carey A. Smith William P. Sullivan

The Compensation and Executive Personnel Committee is composed of five independent directors. The Committee’s key responsibilities include the following:

■Review the performance and set the compensation of designated elected officers, including the executive officers.
■Review director compensation for consideration and action by the Board.
■Consider the results of shareholders’ advisory votes on the Company’s executive compensation, and approve the design of executive compensation programs, plans and arrangements.
■Approve stock ownership guidelines for officers and recommend director stock ownership guidelines to the Board.
■Assess whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
■Annually assess senior leadership talent and their potential successors, the Company’s development plans for these individuals, and the diversity of the succession pipeline.

Nominating and Governance Committee Michael Camuñez Vanessa C.L. Chang Linda G. Stuntz (Chair) William P. Sullivan

The Nominating and Governance Committee is composed of four independent directors. The Committee’s key responsibilities include the following:

■Review the appropriate experience, skills and characteristics required of Board and make recommendations to the Board regarding Board size and composition.
■Seek out, identify and review a pool of potential candidates for membership on the Board that reflects diversity of skills, backgrounds, gender, race, ethnicity and sexual orientation.
■Review the background and qualifications of potential director candidates and make recommendations to the Board regarding candidates to fill Board vacancies and the slate of directors for submission to the Company’s shareholders at each annual meeting.
■Make recommendations to the Board regarding Board committee and committee chair assignments and the EIX independent Board Chair appointment.
■Review director independence and related party transactions.
■Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.
■Review ESG trends and ensure oversight of relevant ESG issues by the Board and Board committees.
■Advise the Board with respect to corporate governance matters.
■Oversee the annual evaluation of the Board and Board committees.

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Corporate Governance

Safety and Operations Committee Jeanne Beliveau- Dunn Timothy T. O’Toole (Chair) Carey A. Smith Linda G. Stuntz Peter J. Taylor Keith Trent

The Safety and Operations Committee is composed of six independent directors with relevant safety experience. The Committee’s key responsibilities include the following:

■Review and monitor the Company’s safety programs, policies and practices relating to:
■The Company’s safety culture, goals and risks;
■Significant safety-related incidents involving employees, contractors or members of the public; and
■The measures and resources to prevent, mitigate or respond to safety-related incidents.
■Monitor the Company’s safety, wildfire and operational and service excellence performance metrics.
■Review and monitor the Company’s operations, significant developments, resources, risks and risk mitigation plans relating to:
■Reliability, affordability and customer service;
■Wildfires;
■Cyber and physical security;
■Business resiliency and emergency response;
■Information technology; and
■Decommissioning of the San Onofre Nuclear Generating Station.

Strategy, Risk and ESG Oversight

Strategy

One of the Board’s primary functions is to provide management with strategic direction on the Company’s vision and strategy to lead the transformation of the electric power industry and enable a clean, electric-led energy future while delivering long-term sustainable growth and value for our shareholders and other stakeholders. The Board’s oversight and review of Company strategy occurs through annual in-depth strategy meetings, education sessions on strategic topics with external experts, regular business and strategy updates at Board meetings, and discussion of emerging issues affecting strategy. Directors with particular expertise in a strategic area also advise management on strategy outside of Board meetings.

Risk

The Board has broad responsibility for the oversight of significant strategic, operational, financial and reputational risks, and actively reviews our enterprise risk management process and monitors strategic and emerging risks. The Board exercises this responsibility through direct engagement with management and through its committees, which regularly report back to the Board. The Board monitors key risks through management reports and discussions at Board meetings and focuses on specific strategic and emerging risks during periodic strategy reviews. At least annually, the Board also reviews corporate goals and approves capital budgets to ensure they are aligned with our strategy.

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Corporate Governance

Board committees have responsibility for risk oversight in specific areas as follows:

Audit and Finance Committee
■Oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management is undertaken, and the steps taken to monitor and control enterprise level risks.
■Oversee major financial risk exposures and the steps taken to monitor and control these exposures.
■Receive regular reports on litigation, internal audits and compliance, as well as “deep dive” reports on specific risk topics.
■Annually review and approve the internal audit plan.
■Review the Company’s political contributions semi-annually and charitable contribution budget annually.
■Oversee risks in the Company’s capital investments, allocation and spending.
■Regularly monitor the level of capital spending relative to approved capital budgets and approve significant capital spending variances and projects not included in approved capital budgets.

Compensation and Executive Personnel Committee
■Assess and monitor risks in the Company’s compensation program.
■The Committee’s risk assessment process and factors considered in assessing risk are discussed under
How We Make Compensation Decisions - Risk Considerations in the Compensation Discussion and Analysis section.

Nominating and Governance Committee
■Identify director candidates with skills and experience valuable in oversight of the Company’s key enterprise risks.
■Advise the Board regarding Board size and composition, Board committee composition and responsibilities, selection of the independent Chair of the EIX Board, the Board and Committee self-evaluation process, and other corporate governance practices that help position the Board to effectively carry out its risk oversight responsibility.
■Review and monitor ESG trends and ensure oversight of relevant ESG issues by the Board and Board committees.

Safety and Operations Committee
■Review and monitor the Company’s safety programs, policies and practices relating to the Company’s safety culture, goals, risks and significant incidents.
■Monitor the Company’s safety, wildfire and operational and service excellence performance metrics.
■Review and monitor the Company’s operations, significant developments, resources, risks and risk mitigation plans, including mitigation related to internal audits.
■Receive regular reports on safety, wildfire mitigation and other key topics related to its responsibilities.

The Board believes its leadership structure supports the Board’s risk oversight function. Independent directors chair the Board committees responsible for risk oversight, and the independent Chair of the Board and Committee chairs facilitate communication between management and directors.

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Corporate Governance

ESG

The Board oversees safety, climate change, DEI and other ESG risks and opportunities as an integral part of its oversight of our strategy. ESG issues are core to our strategy and, therefore, incorporated into topics reviewed at each Board meeting and the Board’s annual in-depth strategy meeting. The Board regularly reviews and monitors risks arising from climate-related events that impact our business, such as wildfires, and provides direction and guidance to management on the mitigation of these risks. The Board oversees the impact of environmental legislation and regulation on our clean energy strategy and monitors progress on key objectives related to climate change, renewable energy, transportation and building electrification, and energy storage, among other areas. In addition, the Board approves capital budgets that reflect allocation decisions for grid modernization, transportation electrification, energy storage and customer-facing programs. The Board also reviews corporate goals related to safety, reliability, grid modernization, capital spending, and DEI initiatives to ensure that they advance our strategy.

The Nominating and Governance Committee is responsible for reviewing significant ESG trends that may impact the Company and ensuring that the Board and its committees have the appropriate oversight of relevant ESG issues. Board committees comprised entirely of independent directors have responsibility for risk and operational oversight of the specific ESG-related issues outlined below.

Audit and Finance Committee

■Key risks related to safety, wildfire, climate change and reliability
■Political and charitable contributions
■Employee helpline data and ethics survey results on Company culture
■Capital budgets and spending
Nominating and Governance Committee ■Board composition and diversity ■Significant ESG trends and Board and committee oversight of relevant ESG issues ■Shareholder outreach efforts on ESG issues

Compensation and Executive
Personnel Committee

■Incentive compensation goals related to wildfires and safety, clean energy and electrification, diversity and inclusion, and other ESG issues
■Senior leadership talent, development and diversity
Safety and Operations Committee ■Safety culture, operational goals and risks ■Employee, contractor and public safety ■Electric system reliability ■Cyber and physical security ■Wildfires

Safety

The safety of employees, contractors, customers and the public is essential to the Company’s values and success. As part of its oversight function, the Board engages directly with management on safety topics, including wildfire mitigation. The Board’s Safety and Operations Committee maintains joint responsibility with the Board for safety oversight. As discussed above, the Safety and Operations Committee is responsible for oversight of the Company’s safety performance, culture, operational goals and risks, and significant safety-related incidents involving employees, contractors or members of the public, including wildfire safety.

The Board and its Safety and Operations Committee oversee our efforts to develop a culture where employees take ownership of their own safety and the safety of those around them. In 2020, the Board and Committee each reviewed the findings of a safety culture assessment conducted by an outside consultant once every three years, which revealed the progress made on strengthening our safety culture and efforts needed to sustain and continue our cultural improvements.

Edison International 2021 Proxy Statement       29

Corporate Governance

The Safety and Operations Committee receives regular safety reports from management that include performance metrics, reporting on serious incidents, and actions to improve employee, contractor and public safety. The Chair of the Committee then reports to the Board at its next meeting.

In addition, as discussed in the Compensation Discussion and Analysis section, the Compensation and Executive Personnel Committee has made safety a foundational goal that can negatively impact annual incentive compensation of our executives and other employees.

Cybersecurity

The Company has identified cybersecurity as a key enterprise risk. Cybersecurity risks are included in the key risk reports to the Audit and Finance Committee discussed above. In addition, the Board has assigned primary responsibility for cybersecurity oversight to the Safety and Operations Committee, which receives regular cybersecurity updates from SCE’s Chief Information Officer that focus on cybersecurity threats, defenses, and data analytics that impact our most critical assets. The Board also receives an annual report on cybersecurity from SCE’s Chief Information Officer and an independent cybersecurity consultant that includes an assessment of the Company’s program and organization as well as the cyber risk landscape.

We have established a cybersecurity oversight group comprised of a multidisciplinary senior management team to provide governance and strategic direction for the identification, protection and detection of cybersecurity risks. Director Trent serves as the Board liaison to the oversight group who regularly attends meetings and reports on these meetings to the Safety and Operations Committee. Other Board members are invited to attend meetings and typically attend at least one meeting annually.

Succession and Talent Planning

The Board believes CEO succession planning is one of its most important responsibilities. In accordance with our Corporate Governance Guidelines, the Board annually reviews and evaluates succession planning and management development for our senior officers, including the CEO.

At least annually, the Board meets in executive session with the CEO and Chief Human Resources Officer to discuss talent and succession planning. The discussion includes CEO succession in the ordinary course, CEO succession if an emergency occurs, and succession for other key senior management positions. The frequency of the Board’s CEO succession planning discussions depends in part on the period of time until the CEO’s expected retirement.

In the succession planning process, internal CEO succession candidates are identified and evaluated based on criteria considered predictive of success at the CEO level, given our business strategy. The Board uses a common talent assessment format for each individual. The assessment includes a development plan for each individual that is then reviewed by the Compensation and Executive Personnel Committee. The Board also considers external CEO succession candidates from time to time and may retain an executive search firm to help identify and assess potential candidates.

We also provide the Board with opportunities to become acquainted with the senior officers and others who may have the potential to handle significant management positions. This occurs through presentations to the Board and Board committees, director education sessions, other business interactions, and social events intended for this purpose. The Compensation and Executive Personnel Committee annually assesses senior leadership talent and their potential successors, our development plans for these individuals, and the diversity of the succession pipeline.

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Corporate Governance

Diversity, Equity and Inclusion

The Board’s commitment to review and guide management on our corporate culture and DEI initiatives is also reflected in our Corporate Governance Guidelines. The Board reviews the Company’s DEI progress semi-annually, and monitors our commitments, metrics and trends related to workforce representation, pay equity, advancement opportunities and culture/employee sentiment. The Board provided guidance to management in advance of the Company’s release of its DEI Report, and reviewed the subsequent actions taken, feedback received and progress on the Company’s initiatives. The Board will continue to monitor our DEI commitments to enhance transparency and accountability.

Board members are also invited to participate in leadership and employee-led business resource group (“BRG”) programs throughout the year to support our DEI initiatives. In 2020, Mr. Sullivan, Mr. Taylor, and Ms. Smith participated in a virtual EIX leadership council meeting with our senior management, and Mses. Beliveau-Dunn, Chang, Smith and Stuntz participated in a virtual women’s leadership forum and a virtual BRG program focused on women in the workplace, each of which allowed them to share their experiences and engage directly with employees.

Political Engagement and Disclosure

Political developments can have a significant impact on the Company and our stakeholders. Therefore, we participate in the political process through regular engagement with public officials and policy makers, and by making contributions to candidates, parties and political action committees from across the political spectrum that support policies that help advance our business strategy, including clean energy and efficient electrification.

We will only make political contributions that comply with the law and adhere to our Political Contribution Policy. All contributions are approved by the most senior officer responsible for government affairs or the President and CEO, and any contribution that exceeds $1 million must be approved by the Board or its Audit and Finance Committee. The Audit and Finance Committee annually reviews our Political Contribution Policy and our corporate political contribution budget for the upcoming year, and semi-annually reviews a report of all political expenditures of the EIX companies.

In response to the January 6, 2021 attack on the U.S. Capitol, we announced a pause on all contributions from the EIX Political Action Committee (“EIPAC”) for the first quarter of 2021 and implemented an indefinite freeze in EIPAC contributions to members of Congress who voted not to certify a state’s electoral college results. We plan to update our Political Contribution Policy to expressly anchor our political engagement to the Company’s core values.

Our Political Contribution Policy and expenditure reports are available at www.edison.com/corpgov. In 2020, the Center for Political Accountability assessed our disclosures for its annual CPA-Zicklin Index of Corporate Political Disclosure and Accountability, and continued to designate EIX as a “Trendsetter” (its highest designation).

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Director Compensation

The following table presents information regarding the compensation paid for 2020 to our non-employee directors. The compensation paid to Mr. Pizarro, who is also an employee of EIX, is presented in the Summary Compensation Table and the related explanatory tables.

Director Compensation Table – Fiscal Year 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Jeanne M. Beliveau-Dunn	122,500	152,504	—	—	—	400	275,404
Michael C. Camuñez	122,500	152,504	—	—	—	9,000	284,004
Vanessa C.L. Chang	142,500	152,504	—	—	42,049	10,000	347,053
James T. Morris	122,500	152,504	—	—	11,087	5,000	291,091
Timothy T. O’Toole	137,500	152,504	—	—	8,304	10,000	308,308
Carey A. Smith	122,500	152,504	—	—	2.115	2,500	279,619
Linda G. Stuntz	137,500	152,504	—	—	4.643	10,000	304,647
William P. Sullivan	197,500	227,505	—	—	—	10,000	435,005
Peter J. Taylor	143,750	152,504	—	—	—	9,000	305,254
Keith Trent	122,500	152,504	—	—	939	10,000	285,943
(1)

The amounts reported for stock awards reflect the aggregate grant date fair value of those awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 9 (Compensation and Benefit Plans) to the Consolidated Financial Statements included as part of the EIX and SCE combined Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”). The assumptions and methodologies used to calculate the grant date fair value of deferred stock units were the same as those discussed in such Note 9 for calculating the grant date fair value of restricted stock units.

(2)

Each non-employee director, other than Mr. Sullivan was granted a total of 2,619 shares of EIX Common Stock or fully-vested deferred stock units on April 23, 2020, and each share or unit had a value of $58.23 on the grant date. Mr. Sullivan was granted 2,619 fully-vested deferred stock units in connection with his re-election to the Board and 1,288 fully-vested deferred stock units in connection with his re-appointment as Chair of the EIX Board, for a total grant of 3,907 units on April 23, 2020. Each deferred stock unit granted to Mr. Sullivan had a value of $58.23 on the grant date. None of the non-employee directors had unvested stock units as of December 31, 2020.

(3)	We have not granted stock options to our non-employee directors since 2009. None of the non-employee directors had EIX stock options outstanding as of December 31, 2020.
(4)	Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates.
(5)

EIX has a matching gift program that provides dollar-for-dollar matching gifts of at least $25 up to a prescribed maximum amount per calendar year for employees and directors. Most tax-exempt public charities under section 501(c)(3) of the Internal Revenue Code and U.S. governmental subdivisions as provided by section 170(c)(1) of the Internal Revenue Code are eligible for matching gifts; exceptions include political organizations, organizations that discriminate, and religious and fraternal organizations that serve only their membership. The amounts in this column reflect matching gifts made by EIX pursuant to this program for 2020 gifts by directors. EIX matches each director’s aggregate contributions up to $10,000 per calendar year to eligible organizations. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the director. For purposes of determining the date on which a gift of publicly-traded stock is given, the date is based on the date stock ownership transfers to the organization.

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Director Compensation

Quarterly Cash Retainer

Compensation for non-employee directors during 2020 included the following quarterly cash retainers for serving as a member of the Board and for serving as Chair of the Board or Chair of a Board Committee:

Quarterly Cash Retainer for Service as	Jan. to Sept. 2020	Oct. to Dec. 2020
Board Member	$30,625	$30,625
Chair of the Board	$18,750	$18,750
Audit and Finance Committee Chair	$5,000	$6,250
Compensation and Executive Personnel Committee Chair	$5,000	$5,000
Other Committee Chairs	$3,750	$3,750

Directors were offered the opportunity to receive all of their cash compensation on a deferred basis under the EIX Director Deferred Compensation Plan. All directors are also reimbursed for out-of-pocket expenses for serving as directors and are eligible to participate in the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above. Directors are not paid meeting fees. Mr. Pizarro is not paid any additional compensation for his service as a director.

Annual Equity Awards

Upon re-election to the Board on April 23, 2020, non-employee directors were granted an annual equity award of EIX Common Stock or deferred stock units with an aggregate grant date value of $152,500.

Upon his re-appointment as Chair of the Board on April 23, 2020, Mr. Sullivan was granted a supplemental annual equity award of EIX Common Stock or deferred stock units with an aggregate grant date value of $75,000.

If the grant date of an award for an initial election to the Board or initial appointment as Chair of the Board occurs after the date of our Annual Meeting for that year, then the grant date value of the award is prorated by multiplying it by the following percentage: 75% if the grant date is in the second quarter of the year; 50% if the grant date is in the third quarter of the year; 25% if the grant date is in the fourth quarter of the year. If the grant date of an award for an initial election to the Board occurs before the date of our Annual Meeting, then the director receives an annual equity award upon election in the amount of $152,500, but is not eligible to receive an additional annual equity award upon reelection at the Annual Meeting.

The number of shares or units granted is determined by dividing the grant date value of the equity award by the closing price of EIX Common Stock on the grant date and rounding up to the next whole share. Each award is fully vested when granted.

The annual equity award for an initial election to the Board is made in the form of deferred stock units. For re-election awards and the additional equity award for appointment or re-appointment as Chair of the Board, directors have the opportunity to elect in advance to receive such awards entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. A deferred stock unit is a right to receive one share of EIX Common Stock. Deferred stock units are credited to the director’s account under the EIX Director Deferred Compensation Plan described below. Deferred stock units cannot be voted or sold. They accrue dividend equivalents on the ex-dividend date, if and when dividends are declared on EIX Common Stock. The accrued dividend equivalents are converted to additional deferred stock units.

Each director’s equity award in 2020 was granted under the EIX 2007 Performance Incentive Plan.

Edison International 2021 Proxy Statement       33

Director Compensation

EIX Director Deferred Compensation Plan

Non-employee directors are eligible to defer up to 100% of their cash compensation into the EIX Director Deferred Compensation Plan. These deferrals accrue interest until paid to the director at a rate equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending September 1 of the prior year.

Any portion of a director’s annual equity award that he or she elects to receive as deferred stock units is automatically deferred into the Director Deferred Compensation Plan and earns dividend equivalents as discussed above.

Any amounts deferred (including deferred stock units) may be deferred until a specified date or may become payable in connection with the director’s death or other separation from service. Directors have sub-accounts for each annual deferral for which the director may elect payment in the form of a single lump-sum or annual installments.

Payments triggered by death or other separation from service begin at a specified time following the applicable triggering event. Payments are subject to certain administrative earliest payment date rules and may be delayed or accelerated if permitted or required under Section 409A of the Internal Revenue Code.

Benefits under the EIX Director Deferred Compensation Plan are unfunded and thus depend on the continued solvency of the Company.

Determination of Director Compensation

The Board makes all decisions regarding director compensation. These decisions are usually made after receiving recommendations from the Compensation and Executive Personnel Committee. The Committee makes its recommendations after receiving input from its independent compensation consultant and management. The Committee retained Pay Governance LLC (“Pay Governance”) to evaluate and make recommendations regarding director compensation for 2020. Pay Governance’s assistance included helping the Committee identify industry trends and norms for director compensation, reviewing and identifying peer group companies, and evaluating director compensation data for these companies. Management’s input focuses on legal, compliance, and administrative issues.

In August 2020, Pay Governance identified the Company’s equity-based portion of non-employee director compensation as below marketplace standards. However, in light of the impact of the pandemic on communities within SCE’s service area, the Committee recommended to the Board that overall director compensation not be increased, and the Board agreed.

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Stock Ownership

Directors, Director Nominees and Executive Officers

The following table shows the number of shares of EIX Common Stock beneficially owned as of March 1, 2021 by each of our directors, director nominees, and officers named in the Summary Compensation Table (“NEOs”), and our current directors and executive officers as a group. None of the persons in the table beneficially owns any other equity securities of EIX or its subsidiaries. The table includes shares that the individual has a right to acquire through April 30, 2021.

Name of Beneficial Owner	Category	Deferred Stock Units(1)	Stock Options(2)	Common Stock Shares	Total Shares Beneficially Owned(3)	Percent of Class(4)
Jeanne Beliveau-Dunn	Director/Nominee	5,473	—	—	5,473	*
Michael C. Camuñez	Director/Nominee	9,112	—	—	9,112	*
Vanessa C.L. Chang	Director/Nominee	8,210	—	5,527	13,737	*
James T. Morris	Director/Nominee	1,994	—	1,681	3,675	*
Timothy T. O’Toole	Director/Nominee	8,666	—	5,000	13,666	*
Pedro J. Pizarro	Director/Nominee NEO	—	1,214,204	79,062	1,293,266	*
Carey A. Smith	Director/Nominee	3,270	—	—	3,270	*
Linda G. Stuntz	Director/Nominee	1,609	—	5,930	7,539	*
William P. Sullivan	Director/Nominee	11,356	—	6,672	18,028	*
Peter J. Taylor	Director/Nominee	—	—	17,663	17,663	*
Keith Trent	Director/Nominee	602	—	5,018	5,620	*
Kevin M. Payne	NEO	—	258,846	15,858	274,704	*
Maria Rigatti	NEO	—	291,753	24,520	316,273	*
Adam S. Umanoff	NEO	—	319,622	16,330	335,952	*
J. Andrew Murphy	NEO	—	142,539	5,051	147,590	*
Directors and Executive Officers as a Group (18 individuals)		50,292	2,503,739	201,933	2,755,964	*
(1)

In accordance with SEC rules, the reported number consists only of deferred stock units that could be settled in shares of EIX Common Stock within 60 days at the director’s discretion under the payment elections previously made by the director under the EIX Director Deferred Compensation Plan (for example, a director who elected settlement of deferred stock units upon retirement could retire). However, all deferred stock units held by a director count toward the stock ownership requirement for directors.

In addition to the deferred stock units reported in this table, Messrs. Morris and Taylor hold 7,975 and 6,394 fully-vested deferred stock units, and Mses. Chang and Stuntz hold 32,841 and 10,387 fully-vested deferred stock units, respectively. These additional deferred stock units will also be settled in shares of EIX Common Stock, but in accordance with SEC rules are not included in the table because they cannot be settled in shares of EIX Common Stock within 60 days at the director’s discretion.

(2)

Except as follows, each individual has sole voting and investment power. Shared voting and sole investment power: Mr. Payne 3,699; Ms. Rigatti 5,553; Mr. Umanoff 4,105; all directors and executive officers as a group 13,337. Shared voting and shared investment power: Ms. Chang 113; all directors and executive officers as a group 200.

(3)	Includes shares listed in the three columns to the left.
(4)	Each individual beneficially owns less than 1% of the shares of EIX Common Stock.

Edison International 2021 Proxy Statement       35

Stock Ownership

Other Shareholders

The following are the only shareholders known to beneficially own more than 5% of EIX Common Stock as of December 31, 2020:

Name of Beneficial Holder	Address	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	42,600,673	(1)	11.25%
BlackRock Inc.	55 East 52nd Street New York, NY 10055	34,272,869	(2)	9.1%
State Street Corporation	One Lincoln Street Boston, MA 02111	26,864,199	(3)	7.1%
(1)	This information is based on a Schedule 13G filed with the SEC on February 10, 2021. The Vanguard Group reports it has shared voting power over 820,449 shares, sole investment power over 40,738,119 shares, and shared investment power over 1,862,554 shares.
(2)	This information is based on a Schedule 13G filed with the SEC on January 29, 2021. BlackRock Inc. reports it has sole voting power over 30,780,580 shares and sole investment power over all shares.
(3)	This information is based on a Schedule 13G filed with the SEC on February 12, 2021. Acting in various fiduciary capacities, State Street reports it has shared voting power over 24,672,418 shares and shared investment power over 26,849,401 shares. This includes approximately 7,110,089 shares, or 1.9% of the class, held by State Street as the trustee of the Edison 401(k) Savings Plan (the “401(k) Plan”), through which participants may hold interests in EIX shares through the EIX Stock Fund. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares voted by other participants in the 401(k) Plan who hold interests in EIX shares through the EIX Stock Fund (the “401(k) Plan Shareholders”), unless contrary to the Employee Retirement Income Security Act of 1974 (“ERISA”).

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Item 2: Ratification of the Independent Registered Public Accounting Firm The Board recommends you vote “FOR” Item 2

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the Independent Auditor retained to audit the Company’s financial statements. The Committee has selected PwC as the Company’s Independent Auditor for calendar year 2021. The Company is asking shareholders to ratify this appointment.

PwC is an international accounting firm which provides leadership in public utility accounting matters. Representatives of PwC are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

PwC has been retained as the Company’s Independent Auditor continuously since 2002. The Committee has adopted restrictions on hiring certain persons formerly associated with PwC into an accounting or financial reporting oversight role to help ensure PwC’s continuing independence.

At least annually, the Committee meets in executive session without PwC present to evaluate the quality of PwC’s audit services and their performance, including PwC’s industry knowledge from an accounting and tax perspective, PwC’s continued independence and professional skepticism, the Committee’s discussions with management about PwC’s performance, and information available from Public Company Accounting Oversight Board (“PCAOB”) inspection reports.

The Committee annually considers whether the Independent Auditor firm should be reappointed for another year. The lead engagement partner is required to rotate off the Company’s audit every five years. In connection with the mandated rotation of PwC’s lead engagement partner effective beginning with PwC’s audit of the Company’s 2021 financial statements, the Company interviewed two candidates proposed by PwC who met professional, industry and personal criteria. The Committee Chair then selected the lead engagement partner taking into account management’s recommendation.

The Committee considered several factors when determining whether to reappoint PwC as the Company’s Independent Auditor, including:

■	The length of time PwC has been engaged;
■	PwC’s knowledge of the Company and its personnel, processes, accounting systems and risk profile;
■	The quality of the Committee’s ongoing discussions with PwC, their independence and professional skepticism;
■	An assessment of the professional qualifications, utility industry experience and past performance of PwC, its lead engagement partner, and other members of the core engagement team;
■	PwC’s use of technology and data analytics in its audits; and
■	Other accounting firms with comparable professional qualifications and utility industry expertise.

The Committee and the Board believe that the continued retention of PwC to serve as the Company’s Independent Auditor is in the best interests of the Company and its investors.

The Company is not required to submit this appointment to a shareholder vote. Ratification would be advisory only. However, if shareholders do not ratify the appointment, the Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

Accordingly, the Board recommends you vote “For” Item 2.

Edison International 2021 Proxy Statement     37

Item 2: Ratification of the Independent Registered Public Accounting Firm

Independent Auditor Fees

The following table sets forth the aggregate fees billed by PwC to EIX (consolidated total including EIX and its subsidiaries) for the fiscal years ended December 31, 2020 and December 31, 2019:

	EIX and Subsidiaries ($000)
Type of Fee	2020	2019
Audit Fees(1)	$6,415	$6,329
Audit-Related Fees(2)	255	785
Tax Fees(3)	296	411
All Other Fees(4)	1,359	238
Total	$8,325	$7,763
(1)	These represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements.
(2)	These represent fees for assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.
(3)	These represent fees for tax-related compliance and other tax-related services to support compliance with federal and state tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases.
(4)	These represent fees for miscellaneous services. For fiscal year ended December 31, 2020, “All Other Fees” include independent program management assessment of SCE’s new billing system.

The Audit and Finance Committee annually approves all proposed audit fees in executive session without PwC present, considering several factors, including a breakdown of the services to be provided, proposed staffing and hourly rates, and changes in the Company and industry from the prior year. The audit fees are the culmination of a process which included a comparison of the prior year’s proposed fees to actual fees incurred and fee proposals for known and anticipated 2020 services in the audit, audit-related, tax and other categories. The Committee’s deliberations consider balancing the design of an audit scope that will achieve a high-quality audit with driving efficiencies from both the Company and PwC while compensating PwC fairly.

The Committee is required to pre-approve all audit and permitted non-audit services performed by PwC to ensure these services will not impair the firm’s independence.

The Committee has delegated to the Committee Chair the authority to pre-approve services between Committee meetings, provided that any pre-approval decisions are presented to the Committee at its next meeting. PwC must assure that all audit and non-audit services provided to the Company have been approved by the Committee.

During the fiscal year ended December 31, 2020, all services performed by PwC were pre-approved by the Committee, irrespective of whether the services required pre-approval under the Securities Exchange Act of 1934.

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Item 2: Ratification of the Independent Registered Public Accounting Firm

Audit Committee Report

The Audit and Finance Committee is composed of the five independent directors listed below and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov.

The Board has determined that each Committee member is independent and financially literate, and that at least one member has accounting or other related financial management expertise, as such qualifications are defined by NYSE rules, our Corporate Governance Guidelines, and/or the Committee charter. The Board has also determined that directors Morris, Taylor and Trent each qualify as an “audit committee financial expert” as defined by SEC rules.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The Independent Auditor performs an independent audit of the Company’s financial statements under the standards of the PCAOB and issues a report on the financial statements. The Audit and Finance Committee monitors and oversees these processes. The Committee members are not accountants or auditors by profession and therefore have relied on certain representations from management and the Independent Auditor in carrying out their responsibilities.

In discharging our oversight responsibilities in connection with the December 31, 2020 financial statements, the Committee:

■	Reviewed and discussed the audited financial statements with the Company’s management and the Independent Auditor;
■	Discussed various matters with the Independent Auditor, including matters required by the PCAOB’s standard “Communications with Audit Committees;” and
■	Received the written disclosures and Independent Auditor letter confirming its independence from the Company, and discussed such independence with the Independent Auditor.

Based upon these reviews and discussions, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s 2020 Annual Report to be filed with the SEC.

Peter J. Taylor (Chair)	Jeanne Beliveau-Dunn	Michael C. Camuñez	James T. Morris	Keith Trent

Edison International 2021 Proxy Statement     39

Item 3: Advisory Vote to Approve Executive Compensation The Board recommends you vote “For” Item 3.

The advisory vote to approve the Company’s executive compensation, commonly known as “Say-on-Pay,” gives shareholders the opportunity to endorse or not endorse the compensation of our named executive officers. This advisory vote is required by SEC rules to be provided at least once every three years. However, our shareholders have voted in favor of holding the advisory vote every year, and the Board determined that it would be held annually. The Company’s Say-on-Pay proposal received support from over 90% of the votes cast in each of the last nine years.

Our executive compensation program is described under Compensation Discussion and Analysis below. We encourage you to read it carefully. Our executive compensation program is reviewed and approved by the Compensation and Executive Personnel Committee. The Committee and the Board believe our executive compensation structure is competitive, aligns compensation with shareholder value and serves shareholders well.

The Company requests shareholder approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement under the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

The Company values constructive dialogue with shareholders on compensation and other important governance matters. Because your vote is advisory, it will not be binding on the Committee, the Board or the Company and will not be construed as overruling a decision by the Committee, the Board or the Company. However, the Committee will consider the outcome of the vote and any constructive feedback from shareholders when making future executive compensation decisions. See Compensation Summary – Shareholder Communication and Compensation Program for 2021.

We expect the next Say-on-Pay vote will occur at the 2022 Annual Meeting.

Accordingly, the Board recommends you vote “For” Item 3.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our named executive officers (“NEOs”) for 2020, and how we use our compensation program to drive performance. We also discuss the roles and responsibilities of our Compensation and Executive Personnel Committee (the “Committee”) in determining executive compensation. The CD&A is organized as follows:

1	2	3	4	5
Compensation Summary	What We Pay and Why: Elements of Total Direct Compensation	How We Make Compensation Decisions	Post-Employment and Other Benefits	Other Compensation Policies and Guidelines

The CD&A contains information relevant to your decision regarding the advisory vote to approve our executive compensation (Item 3 on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form).

1	Compensation Summary

Certain key information about our executive compensation program is highlighted in this Compensation Summary.

COVID-19

The Committee established corporate performance goals for 2020 annual incentive awards in February 2020, before we saw the impact of COVID-19 on society. The pandemic made it much more difficult to achieve many of the 2020 goals established by the Committee. As discussed in “COVID-19 Response” above and in the Company’s 2020 Annual Report,* the Company took numerous actions to reduce the impact of the pandemic on its workforce and customers while maintaining operations and performing critical work to protect public safety and reduce the risk of wildfires. The Committee ultimately decided that no changes would be made to the annual incentive goals it established in February 2020. Despite the degree of difficulty, the Company was able to meet or exceed most of the goals the Committee established at the beginning of the year. The Committee has also not made any adjustments to the metrics it established in February 2020 for long-term incentives granted in 2020.

*	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – COVID-19” included as part of the Company’s 2020 Annual Report.

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Compensation Discussion and Analysis

Executive Compensation Practices

Our executive compensation program is designed with the objective of strongly linking pay with performance. The table below highlights our current compensation practices for NEOs, including practices we believe drive performance and are aligned with good governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ or other stakeholders’ long-term interests.

What We Do	What We Don’t Do
We tie pay to performance by making the majority of compensation “at risk” and linking it to stakeholders’ interests
We target a competitive range around the market median for base salary and annual and long-term incentives
We compare executive compensation to a peer group defined by a recognized market index
We use a balanced system of absolute and relative metrics in our annual and long-term incentive programs
We have double-trigger change in control provisions for equity award vesting
We regularly seek shareholder feedback on our executive compensation program and we share the feedback with the Committee
We maintain rigorous stock ownership guidelines that impose sales restrictions on officers
We maintain an incentive compensation clawback policy
Our Committee’s compensation consultant is independent and does not provide any other services to the Company

We do not have any employment contracts
We do not provide excise tax gross-ups on change in control payments
We do not have individually-negotiated change in control agreements
We do not provide perquisites
We do not provide personal use of any corporate aircraft
We do not reprice or allow the cash buyout of stock options with exercise prices below the current market value of EIX Common Stock
We do not permit pledging of Company securities by directors or executive officers
We do not permit short sales, trading in derivatives or hedging of Company securities by directors or employees

NEOs for 2020

Our NEOs are identified below.

Pedro J. Pizarro EIX President and Chief Executive Officer (“CEO”)	Maria Rigatti EIX Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)	Kevin M. Payne SCE President and CEO

Adam S. Umanoff EIX EVP and General Counsel	J. Andrew Murphy EIX Senior Vice President (“SVP”)

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Compensation Discussion and Analysis

Elements and Objectives of Total Direct Compensation

Element	Form	Key Objective	% of EIX CEO 2020 Target Total Direct Compensation*
Base Salary	Fixed Pay: Cash	Establish a pay foundation to attract and retain qualified executives
Annual Incentive Awards	Variable Pay: Cash	Focus executives’ attention on specific safety, operational, financial and strategic objectives of the Company that we believe will increase long-term shareholder value and benefit customers
Long-Term Incentive Awards	Variable Pay: Equity	Directly align executive pay with long-term value provided to shareholders, and benefit customers by enhancing executives’ focus on the Company’s long-term goals
	■50% stock options	■Link compensation to stock price increase
	■25% performance shares	■Reward relative shareholder return compared to peers and earnings per share compared to pre-established targets
	■25% restricted stock units	■Encourage retention and ownership, with value tied to absolute shareholder return
*

In this CD&A, the term “target total direct compensation” means the sum of the NEO’s salary, target annual incentive award, and grant date fair value of long-term incentive awards for the particular year.

CEO Pay Comparison: EIX vs. Peer Group

The following chart compares our CEO’s total direct compensation for each of the last five years, as reported in the Summary Compensation Table, to the median total direct compensation for the chief executive officers of the companies in the Philadelphia Utility Index peer group for such year.(1) “Total direct compensation” or “TDC” means the sum of base salary, the actual annual incentive award paid for the year and the grant date fair value of long-term incentive awards (columns (c), (e), (f) and (g) of the Summary Compensation Table) for the NEO for the year.

Mr. Pizarro became our CEO on September 30, 2016 and the chart shows his full-year TDC for 2016 through 2020. (Since some of the companies in the Philadelphia Utility Index have not yet publicly reported 2020 total direct compensation for their chief executive officers, the 2020 Peer Median TDC in the chart is median 2020 target total direct compensation that the companies in the Philadelphia Utility Index disclosed in the Willis Towers Watson 2020 Energy Services pay survey.)

Mr. Pizarro’s full-year 2016 TDC was significantly below the peer group median for chief executive officers. His compensation before the September 30, 2016 effective date of his election as our CEO was targeted at the market median for his prior positions (SCE President from January 1 through May 31, 2016 and EIX President from June 1 through September 29, 2016). In addition, the Committee set his annualized compensation after the effective date of his election as our CEO significantly below the peer group median for chief executive officers, with an opportunity for increases in subsequent years as the Committee evaluated his performance as our CEO. The Committee increased Mr. Pizarro’s TDC in 2017, but not to the level of the peer group median.

(1)	See page 57 for the companies in the Philadelphia Utility Index in 2020. See previous Proxy Statements for the companies in the Philadelphia Utility Index in previous years.

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Compensation Discussion and Analysis

For 2018, the Committee increased Mr. Pizarro’s target TDC to bring it closer to the peer median. However, Mr. Pizarro’s actual TDC was significantly below the peer median because he did not receive an annual incentive award for 2018. In light of the impact of wildfires on communities within SCE’s service area, the Committee(2) decided, in consultation with management and with its full support and agreement, that no annual incentive award would be paid for 2018 to Messrs. Pizarro, Payne, and Umanoff, and Ms. Rigatti. This Committee action was not a reflection on the performance of the Company or these NEOs.

For 2019 and again for 2020, the Committee increased Mr. Pizarro’s target TDC to be approximately at the peer median. Mr. Pizarro’s annual incentive award payout for 2019—and therefore his actual TDC—was slightly above target largely due to core earnings and wildfire resiliency efforts that exceeded target levels, as discussed in our 2020 Proxy Statement. However, the median annual incentive award payout for peer CEOs was even more above-target for 2019. As discussed in the “Annual Incentive Awards” section below, Mr. Pizarro’s annual incentive award payout for 2020—and therefore his actual TDC—were at target. However, the peer median target TDC for 2020 was slightly higher according to survey data.

EIX CEO VS. Peer Group Median Total Direct Compensation (TDC)

Alignment of CEO Pay with Performance

The Company utilizes annual and long-term incentive awards to align executive pay with performance. The awards provide significant upside and downside potential and help focus executives’ attention on our safety, operational, financial and strategic objectives, and shareholder returns.

The following chart shows the strong alignment over the past five years between our CEO’s realized total direct compensation (“Realized TDC”) and our total shareholder return (“TSR”).(3) In this context, Realized TDC means the sum of: base salary for the year (column (c) of the Summary Compensation Table); the actual annual incentive

(2)	Unless otherwise indicated, references in this CD&A and in the “Executive Compensation” section to decisions by the “Committee” with respect to Mr. Payne’s compensation refer to the SCE Compensation and Executive Personnel Committee and/or the EIX Compensation and Executive Personnel Committee, individually or collectively, as the context may require. The SCE Compensation and Executive Personnel Committee consists of the same members as the EIX Compensation and Executive Personnel Committee.
(3)	In this Proxy Statement, for all purposes other than performance share payouts, TSR is calculated using the difference between (i) the closing stock price for the relevant stock on the last NYSE trading day preceding the first day of the relevant period and (ii) the closing stock price for the relevant stock on the last trading day of the relevant period, and assumes all dividends during the period are reinvested on the ex-dividend date. Under this methodology, EIX’s TSR for the 2018-2020 performance period was 16th among the 20 companies comprising the Philadelphia Utility Index on December 31, 2020. A different methodology is used to determine performance share payouts: TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date (see “Long-Term Incentive Awards” below). Under this methodology, EIX’s TSR for the 2018-2020 performance period was 17th out of 20. As a result of being in the bottom 5 of TSR performance for this group for the 2018-2020 period, the TSR performance shares granted by EIX in 2018 did not pay out and were forfeited in their entirety.

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Compensation Discussion and Analysis

award paid for the year (column (g) of the Summary Compensation Table); the “Value Realized on Vesting” for the year for performance shares and restricted stock units (column (e) of the Option Exercises and Stock Vested Table); and the value realized on vesting for the year for stock options (calculated for each stock option that vested during 2020 as the difference between the closing price of EIX Common Stock on December 31, 2020 and the exercise price of that option, regardless of whether or not the option was exercised). For this chart, we are using an indexed TSR that represents the value of an initial investment of $100 in EIX Common Stock made at the beginning of the five-year period and assumes that dividends are reinvested on the ex-dividend date.

EIX CEO Realized TDC vs. Indexed EIX TSR, 2016-2020

EIX CEO Realized TDC ($000)
7,500
6,250
5,000
3,750
2,500
1,250
0
Indexed EIX TSR ($)
150
125
100
75
50
25
0
2016
2017
2018
2019
2020
Indexed EIX TSR (Year-End Value of $100 Invested on 1/1/2016)
EIX CEO Realized TDC

Mr. Pizarro was promoted to the EIX CEO position effective September 30, 2016. Beginning with his first full year as our CEO in 2017, his Realized TDC strongly aligns with our TSR and reflects the significant upside and downside potential of our annual and long-term incentive awards.

The difference between TDC as reported in the Summary Compensation Table and Realized TDC is that for long-term incentive awards, the Summary Compensation Table reports only the grant date fair value of the awards granted during the applicable year. The difference between the grant date fair value and the realized value can be significant and is driven by Company performance, including changes in stock price.

The impact of Company performance on realized value is most clear in performance share payouts. The following chart shows, for the three most-recently completed performance periods, the difference between the grant date fair value of performance shares granted to our CEO (as reported in the Summary Compensation Table) and the actual value realized at payout (determined by multiplying (i) the number of shares paid pursuant to the award by (ii) the closing price of EIX Common Stock on the date the Committee determined performance for the applicable performance period).

EIX CEO Performance Shares – Grant Date Fair Value vs. Realized Value

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Compensation Discussion and Analysis

The realized value at payout for 2016, 2017 and 2018 performance share awards averaged 58% of the respective grant date fair values. Two metrics are used to determine performance share payouts—relative TSR and core earnings(4) per share (”EPS”) compared to target—with each metric weighted 50%. The metrics are explained in “Long-Term Incentive Awards” below.

TSR performance shares granted during 2016, 2017 and 2018 were forfeited in their entirety because EIX’s relative TSR performance was below the threshold for payout for each of the three-year performance periods starting in 2016, 2017, and 2018, respectively. This occurred primarily due to the significant impact of wildfires on EIX’s relative TSR beginning December 2017.

The entire realized value at payout shown above for the 2016, 2017 and 2018 performance share awards was from EPS performance shares. EIX’s strong EPS performance compared to target during the three performance periods resulted in above-target payouts for EPS performance shares granted during 2016, 2017 and 2018.

2020 Change in Pension Value

Our NEOs participate in the SCE Retirement Plan and the EIX Executive Retirement Plan, as do our other long-service executives. Executives hired on or after January 1, 2018 do not participate in the SCE Retirement Plan and do not receive a final average pay benefit under the EIX Executive Retirement Plan. See the “Pension Benefits” section below for details.

We are required to calculate an NEO’s change in pension value for a year based on applicable accounting rules. This accounting-based value is disclosed in column (h) of the Summary Compensation Table and included in the standard total compensation column (column (j)) of the Summary Compensation Table. However, the accounting-based methodology for determining the change in pension value is sensitive to interest rate levels and other assumptions, and changes in those assumptions may result in large swings in value from year-to-year, particularly for long-service executives who receive a final average pay benefit. Messrs. Pizarro and Payne and Ms. Rigatti have more than 20 years of service as employees of the Company or its subsidiaries, and the significant decrease in discount rates in 2020 was a major reason for their large 2020 change in pension value amounts.

We have included an Adjusted Total compensation column in the Summary Compensation Table to provide important supplemental information. The Adjusted Total column shows SEC Total compensation minus the Change in Pension Value and Non-Qualified Deferred Compensation Earnings amounts reported in column (h) of the Summary Compensation Table. The average change in Adjusted Total compensation from 2019 to 2020 for Messrs. Pizarro and Payne and Ms. Rigatti was $102,778.

It is important to note that the accounting-based assumptions used to calculate the change in pension value are generally outside the control of the Committee and many of them vary from the assumptions and payment elections used to calculate actual pension benefit amounts and payment streams under the SCE Retirement Plan and EIX Executive Retirement Plan.

Shareholder Communication and Compensation Program for 2021

As discussed under “Shareholder Engagement” above, we regularly reach out to our major institutional shareholders to discuss the Company’s executive compensation, among other issues. Management shares compensation-related feedback with the Committee.

EIX’s Say-on-Pay proposal received support from approximately 95% of the votes cast in 2020. After considering the shareholder support reflected in the vote results, trends in executive compensation, and the best interests of shareholders, the Committee approved maintaining our executive compensation program with no significant changes for 2021.

(4)	Core earnings is defined on a consolidated basis for EIX as earnings attributable to EIX shareholders less non-core items. Non-core items include income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as write downs, asset impairments and other income and expense related to changes in law, outcomes in tax, regulatory or legal proceedings, and exit activities, including sale of certain assets and other activities that are no longer continuing. For a reconciliation of core earnings to net income determined under GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management Overview – Highlights of Operating Results” included as part of the Company’s 2020 Annual Report.

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Compensation Discussion and Analysis

2	What We Pay and Why: Elements of Total Direct Compensation

We generally target a competitive range of +/-15% around the market median for each element of total direct compensation offered under our program: base salaries, annual cash incentives, and long-term equity-based incentives. The reasons for the Committee’s decision to target the competitive range around the median level include:

■	Above-median compensation usually is not needed, and the +15% end of the range provides flexibility when above-median compensation is needed for recruitment and retention purposes and to reward exceptional performers; and
■	In the aggregate, below-median compensation would create retention and recruitment difficulties, but the -15% end of the range provides flexibility for newly-promoted executives or other circumstances where below-median compensation is appropriate for a time.

A significant portion of our executives’ total direct compensation is tied to company performance. The following charts show that incentive compensation represented 88% of the 2020 target total direct compensation for our CEO and 75% of the 2020 target total direct compensation for our other NEOs.

EIX CEO Pay Mix	Other NEO Pay Mix

This pay mix reflects the Committee’s emphasis on strongly linking pay with performance.

Base Salary

For 2020, each NEO’s base salary was evaluated according to his or her position and performance. For each position, a market base salary range was determined. The midpoint of the range was the market median level of base salaries for comparable positions. We do not have employment contracts and our NEOs do not have contractual rights to receive fixed base salaries.

The Committee increased the annual base salary rates of Messrs. Pizarro, Payne, and Umanoff to bring them to, or closer to, the market median base salary for their respective positions. The Committee also increased Ms. Rigatti’s annual base salary rate to bring it closer to the median for general industry CFOs.

Annual Incentive Awards

NEOs are eligible for annual incentive awards under the EIX Executive Incentive Compensation Plan for achieving safety, operational, financial and strategic goals tied to the key elements of our vision and strategy described on page 1.

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Compensation Discussion and Analysis

The 2020 annual incentive award target value for each NEO was set as a percentage of the NEO’s base salary (the “Annual Incentive Target %”). After reviewing market data, the Committee decided to not change the Annual Incentive Target % for any of our NEOs for 2020 and set each NEO’s 2020 Annual Incentive Target % at the level in effect for the NEO at the end of 2019.

The minimum annual incentive award is $0. The maximum award is 200% of target, which the Committee’s independent compensation consultant, Pay Governance, advised is the most prevalent practice among the peer group companies. The actual 2020 awards to NEOs were determined by the Committee based on both corporate performance and the NEO’s individual performance for the year.

The corporate performance factor is based on performance with respect to the goal categories established in February 2020. For each goal category, the Committee assigned a target score and potential score range reflecting the relative weight given that goal category. Specific quantitative targets were set for goals that comprised most of the target score. As discussed in “Compensation Summary” above, the Committee did not make any adjustments due to COVID-19 to the goals it established in February 2020. In February 2021, the Committee determined the score achieved for each goal category, depending on the extent to which the goals were unmet, met or exceeded, and taking into account the manner in which the performance was accomplished.

Separate goals were established for EIX and SCE. However, as is reflected in the corporate performance scoring matrices below, since EIX’s primary operating business is SCE, there was significant overlap in the goals for the two companies. The EIX corporate performance factor applies to the annual incentive awards for all NEOs other than Mr. Payne. The SCE corporate performance factor applies for Mr. Payne.

Based on 2020 performance, the corporate performance factors for both EIX and SCE were 100% of target. These factors were determined by adding the “Actual Scores” in the corporate performance scoring matrices below. The Committee did not exercise its discretion to increase or decrease the corporate performance factor from the amount determined by application of the scoring matrix.

The Committee determined the annual incentive award for each NEO by multiplying the annual incentive target percentage for the NEO by the corporate performance factor applicable to the NEO and an individual performance factor. The Committee assessed the 2020 performance of all the NEOs as strong or exemplary, but decided to use an individual performance factor of 100% for Messrs. Pizarro and Payne to align their annual incentive award payouts with the corporate performance factor and focus their attention on leading their respective companies to achieve and exceed corporate goal targets.

The following table shows the annual incentive awards paid to our NEOs for 2020 as a percentage of salary and as a multiple of target:

NEOs(1)	Annual Incentive Target as % of Salary	Corporate Performance Factor	Individual Performance Factor	Annual Incentive Award as % of Salary(2)	Annual Incentive Award as Multiple of Target
Pedro J. Pizarro	125%	100%	100%	125%	100%
Maria Rigatti	75%	100%	111%	83%	111%
Kevin M. Payne	75%	100%	100%	75%	100%
Adam S. Umanoff	75%	100%	111%	83%	111%
J. Andrew Murphy	70%	100%	106%	74%	106%
(1)	Target and actual annual incentive awards for our NEOs for 2020 are shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table, respectively.
(2)	The amounts shown have been rounded to the nearest whole percentage point for purposes of the table.

2021 Annual Incentive Goals

Safety and wildfire resiliency have always been important to the Company. However, in light of recent events, the Committee has been increasing the weighting of safety and resiliency annual incentive goals in recent years. For 2021, the Committee approved corporate performance scoring matrices for EIX and SCE with a 50% weighting for the Safety and Resiliency goal category (up from 45% in 2020).

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Compensation Discussion and Analysis

2020 EIX Corporate Performance Scoring Matrix

Goal Category	Target Score for Goal Category(1)		Key Goals/Performance Contributing to Actual Score			Actual Score for Goal(3)	Actual Score for Goal Category(3)
		Key Goals/Success Measures(2)		Key Performance(2)
Foundational Goals(4)	Target is no deduction(4)	■	No worker fatalities and no serious injuries to public from system failure	■	Not Met: three contractor fatalities; third-party contractor seriously injured from contact with line with insufficient clearance	-10(5)	-20(5)
		■	No significant non-compliance events	■	Not Met: Mission Canyon Incident involving environmental non-compliance (10-K, pgs. 124, 147)	-10(5)
		■	Maintain effective controls and cybersecurity measures to prevent and mitigate significant disruption, data breach or system failure	■	Met	No deduct
Safety & Resiliency	45	■	Worker Safety: DART injury rate ≤ 0.93; EEI SIF injury rate ≤ 0.055; work order risk score training	■	Partially Met: DART rate of 0.90; SIF rate of 0.124; 100% of relevant personnel trained	7	49
		■	Public Safety: 45% of surveyed public aware of safety around electric lines; cover pressure relief and restraint ≥ 500 vault lids; vegetation line clearing ≥ 85% of trims within 60 days of plan	■	Met/Exceeded: 49% of surveyed public aware; 544 vault lids restrained; 85% of trims completed within 60 days of plan when excluding fire-impacted areas	6
		■	Wildfire Resiliency: install ≥ 475 weather stations; complete ≥ 82% of hazard tree removals within 180 days; install ≥ 1,000 miles of covered conductor; conduct ≥ 198,000 overhead inspections of T&D structures; remediate ≥ 65% of P2 findings 30 days before due; improve PSPS capabilities	■	Met/Exceeded: installed 575 weather stations; removed 97% of hazard trees within 180 days; 965 miles of covered conductor installed; >99% of target distribution and >90% of target transmission overhead inspections completed; remediated 72% of P2 findings early; developed automated tools for PSPS remote operations and enhanced customer care programs	28
		■	Cybersecurity: deploy cybersecurity tools on 97% of computers; complete 5 cybersecurity improvement projects; click rate ≤ 7% on internal phishing program	■	Exceeded: tools deployed on 98% of computers; completed the 5 projects; 4.6% click rate	8
Financial Performance	40	■	Core earnings: $1.651 billion(6)	■	Exceeded: $1.686 billion(6)	45	45
Operational Excellence & Strategic Advancement	15	■	Capital Deployment: efficiently deploy capital budget for customer needs: $5.034 billion combined CPUC and FERC-jurisdictional	■	Met/Exceeded: $5.536 billion (10-K, pgs. 11-12)	4	26
		■	Policy Outcomes: California legislative and regulatory developments aligned with SCE’s strategy	■	Exceeded: 2020-22 WMP approved; AB 1054 safety certification obtained; and AB 913, GRC Track 2 settlement, Charge Ready 2 decision, and Resource Adequacy decision in line with business needs (10-K, pgs. 7-8, 24, 143)	10
		■	Diversity & Inclusion: increase diversity of executive and leadership populations	■	Exceeded: diversity increased by 1.2% to 59.5%; see DEI Report for significant new commitments to advance DEI	5
		■	Customer Service Re-Platform: meet re-platform targets	■	Met/Exceeded: met testing, training, and budget targets	3
		■	SONGS Decommissioning: no NRC violations; complete fuel transfer to dry storage; submit Phase II Notice to Proceed	■	Met/Exceeded: no NRC violations recorded; fuel transfer completed; Phase II Notice submitted (10-K, pgs. 24-25)	3
		■	Growth Beyond SCE: execute EE goals and minority investment goals	■	Partially Met: EE goals not met; two new or follow-on minority investments	1
Total:	100						100(5)

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Compensation Discussion and Analysis

(1)	The potential score for each goal category (other than Foundational Goals, which are discussed in footnote (4) below) ranges from zero to twice the target score for the goal category. The potential total score is from zero to 200.
(2)	The parenthetical “10-K” page references in the “Key Performance” column refer to pages in the combined Form 10-K filed by EIX and SCE for the fiscal year ended December 31, 2020 (“10-K”). The referenced pages contain additional information about some of the relevant topics, but do not address annual incentive plan goals or the scoring of the performance for purposes of this matrix. “EEI” means Edison Electric Institute. “SIF” means Serious Injury and Fatality. “DART” means Days Away, Restricted, and Transfer. “T&D” means transmission and distribution. “P2 findings” are the second tier of priority. “PSPS” means Public Safety Power Shutoffs. “CPUC” means the California Public Utilities Commission. “FERC” means the Federal Energy Regulatory Commission. “DEI” means Diversity, Equity and Inclusion. “DEI Report” means the Company’s August 2020 DEI report, which is available on our website at www.edison.com/sustainability. “SONGS” means San Onofre Nuclear Generating Station. “NRC” means Nuclear Regulatory Commission. “EE” means Edison Energy, LLC and its subsidiaries.
(3)	Score determinations are generally made in the judgment of the Committee after assessing overall performance against goals.
(4)	The Committee established an overarching goals framework. The goals must be achieved while living the Company’s values, which include safety. Safety and compliance are foundational and events such as fatalities or significant non-compliance issues can result in the reduction or elimination of annual incentive awards for 2020 for all or some plan participants, depending upon severity.
(5)	The Committee considered contractor fatalities, serious injuries to the public from system failure, lapses in compliance, and wildfires when evaluating the foundational goals. In order to reinforce the importance of the foundational goals, the Committee decided to apply (i) a 10 percentage-point deduction to the corporate performance scoring for all executives due to the Mission Canyon Incident involving environmental non-compliance and (ii) an additional 10 percentage-point deduction for all NEOs (and certain other officers) due to three contractor fatalities and a third-party contractor serious injury. After taking these deductions into account, the total corporate performance score for NEOs was 100. The total score was 110 for executives not subject to the additional 10 percentage-point deduction for the contractor fatalities and the third-party contractor serious injury.
(6)	See footnote 4 on page 46 for information regarding the determination of core earnings. The Committee established the financial performance goal in February 2020. The threshold level of core earnings, below which no annual incentive may have been paid, was set at $1.319 billion. The level at which the financial performance score would be zero and the target and maximum financial performance score levels were set at $1.363 billion, $1.651 billion and $1.935 billion, respectively. Linear interpolation between the target of $1.651 billion and the maximum score level of $1.935 billion was used to determine the actual financial performance score of 45.

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Compensation Discussion and Analysis

2020 SCE Corporate Performance Scoring Matrix

Goal Category	Target Score for Goal Category(1)		Key Goals/Performance Contributing to Actual Score			Actual Score for Goal(3)	Actual Score for Goal Category(3)
		Key Goals/Success Measures(2)		Key Performance(2)
Foundational Goals(4)	Target is no deduction(4)	■	See EIX matrix for overview of foundational goals	■	See EIX matrix for overview of foundational performance	-20(5)	-20(5)
Safety & Resiliency	45	■	See EIX matrix for key goals/success measures regarding Worker Safety, Public Safety, Wildfire Resiliency, and Cybersecurity	■	See EIX matrix for key performance	49	49
Financial Performance	25	■	Core earnings: $1.79 billion(6)	■	Exceeded: $1.825 billion(6)	30	30
Operational Excellence & Strategic Advancement	30	■	Reliability: SAIDI for repair outages ≤ 86 minutes	■	Met: 87.4 minutes, with operating restrictions in High Fire Risk Areas contributing 5 minutes	2	41
		■	Diversity & Inclusion: increase diversity of executive and leadership populations; Diverse Business Enterprise (DBE) spend ≥ 40%	■	Met: diversity increased by 1.1% to 60.0%; DBE spend ~37% due to significant non-DBE spend for wildfire insurance premiums and COVID-19 activities; see DEI Report for significant new commitments to advance DEI	5
		■	Capital Deployment: see EIX matrix for key goals/success measures	■	Met/Exceeded: see EIX matrix for key performance	6
		■	Policy Outcomes: see EIX matrix for key goals/success measures	■	Exceeded: see EIX matrix for key performance	18
		■	Customer Service Re-Platform: see EIX matrix for key goals/success measures	■	Met/Exceeded: see EIX matrix for key performance	5
		■	SONGS Decommissioning: see EIX matrix for key goals/success measures	■	Met/Exceeded: see EIX matrix for key performance	5
Total:	100						100(5)
(1)

The potential score for each goal category (other than Foundational Goals, which are discussed in footnote (4) below) ranges from zero to twice the target score for the goal category. The potential total score is from zero to 200.

(2)	“SAIDI” means the System Average Interruption Duration Index. See footnote (2) to the EIX matrix above for additional defined terms.
(3)	Score determinations are generally made in the judgment of the Committee after assessing overall performance against goals.
(4)

The SCE Committee established an overarching goals framework. The goals must be achieved while living SCE’s values, which include safety. Safety and compliance are foundational and events such as fatalities or significant non-compliance issues can result in the reduction or elimination of annual incentive awards for 2020 for all or some plan participants, depending upon severity.

(5)

The SCE Committee considered contractor fatalities, lapses in compliance, and wildfires when evaluating the foundational goals. In order to reinforce the importance of the foundational goals, the SCE Committee decided to apply (i) a 10 percentage-point deduction to the corporate performance scoring for all executives due to the Mission Canyon Incident involving environmental non-compliance and (ii) an additional 10 percentage-point deduction for Mr. Payne (and certain other officers) due to three contractor fatalities and a third-party contractor serious injury. After taking these deductions into account, the total corporate performance score for Mr. Payne was 100. The total score was 110 for executives not subject to the additional 10 percentage-point deduction for the contractor fatalities and the third-party contractor serious injury.

(6)

See footnote 4 on page 46 for information regarding the determination of core earnings. The SCE Committee established the financial performance goal in February 2020. The threshold level of core earnings, below which no annual incentive may have been paid, was set at $1.432 billion. The level at which the financial performance score would be zero and the target and maximum financial performance score levels were set at $1.611 billion, $1.79 billion and $1.969 billion, respectively. Linear interpolation between the target of $1.79 billion and the maximum score level of $1.969 billion was used to determine the actual financial performance score of 30.

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Compensation Discussion and Analysis

Long-Term Incentive Awards

All of our long-term incentives are awarded as equity instruments reflecting, or valued by reference to, EIX Common Stock. They are therefore directly linked to the value provided to EIX shareholders. The equity awards also align executives’ interests with the long-term interests of customers by enhancing executives’ focus on the Company’s long-term goals.

Seventy-five percent (75%) of our long-term equity mix is performance-based: the non-qualified stock options that comprise 50% of each NEO’s long-term incentive award value; and the performance shares that comprise 25% of the award value. We believe stock options are performance-based because NEOs will realize value only if the market value of EIX Common Stock appreciates. It is a simple-to-understand performance metric that provides a significant incentive to create value for shareholders. Our performance shares use a relative TSR metric to reward strong TSR performance relative to peers and an EPS metric to incentivize strong financial performance. Restricted stock units comprise the remaining 25% of award value. They encourage retention and ownership.

Long-term incentive awards are made under the EIX 2007 Performance Incentive Plan.

Long-Term Incentive Value

On February 26, 2020, the Committee approved 2020 long-term incentive award values for the NEOs as a percentage of base salary (the “Long-Term Incentive % of Salary”). The Committee also approved the methodology for converting those awards values into the number of stock options, performance shares, and restricted stock units granted to each NEO on the March 5, 2020 grant date. The grant date value of each award is listed in the “Grants of Plan-Based Awards” table below.

For 2020, the Committee decreased the Long-Term Incentive % of Salary for Messrs. Payne, Umanoff, and Murphy, and for Ms. Rigatti, in order to bring them to, or closer to, the market median Long-Term Incentive % of Salary for their respective positions.

Stock Options

Each stock option granted may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the closing price of a share of EIX Common Stock on the grant date. Options vest over a four-year period, subject to continued employment, with one-fourth of each award vesting and becoming exercisable at the beginning of each year. Options have a ten-year term.

The number of options granted to each NEO was determined by dividing the option award value approved by the Committee for that NEO by the grant date value of an option using a Black-Scholes Merton valuation model based on the same assumptions and principles used to determine the grant date fair value of options generally for purposes of EIX’s financial reporting.

Performance Shares

Performance shares reward performance over three years against pre-established relative and absolute metrics. Each performance share awarded is a right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied. The actual payout can range from zero to 200% of target performance shares, depending on actual performance against pre-established metrics. The performance share awards provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the performance period and after the date of grant, the NEO will be credited with an additional number of target performance shares having a value equal to the dividend that would have been payable on the target performance shares subject to the award. The performance shares credited as dividend equivalents have the same vesting and other terms and conditions as the original performance shares and are forfeited if the underlying shares are not earned.

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Compensation Discussion and Analysis

A conversion formula is used to determine the number of performance shares awarded to each NEO. For the portion of performance shares subject to the TSR metric discussed below, the award value approved by the Committee is divided by the grant date value of the TSR performance shares using a standard Monte Carlo simulation model based on the same assumptions and principles used to determine the grant date fair value of performance-based awards for purposes of EIX’s financial reporting. For the portion of performance shares subject to the earnings per share (“EPS”) metric discussed below, the respective award value is converted into a specific number of EPS performance shares by dividing the award value by the closing price of a share of EIX Common Stock on the grant date.

Performance shares granted in 2017 and 2018 are payable solely in cash based on the closing price of EIX Common Stock on the date on which the Committee certifies performance for the applicable performance period. Under the Executive Deferred Compensation Plan, NEOs may elect to defer payment of performance shares payable in cash. Performance shares granted in 2019 and 2020 are payable in EIX Common Stock, a portion of which will be withheld or sold to the extent necessary to satisfy tax withholding or governmental levies.

Performance Share Awards: TSR Metric

Two metrics are used to measure performance share payouts, with each metric weighted 50%. The first performance metric is based on the percentile ranking of EIX’s TSR for the three-year performance period beginning January 1 in the year of grant compared to the TSR of each company in the Philadelphia Utility Index. For performance share grants made from 2017 through 2019, the metric uses the companies in the Philadelphia Utility Index at the end of the performance period. For performance shares grants made in 2020, the metric uses the companies in the Philadelphia Utility Index at the beginning of the performance period that continue to be publicly-traded through the performance period, with adjustment for certain mergers and other corporate transactions, to determine the “Comparison Group.” The following table provides the percentile ranking and corresponding payout levels:

Payout Levels	TSR Ranking	Payout
Below Threshold	<25th Percentile	0
Threshold	25th Percentile	25% of Target
Target	50th Percentile	Target
Maximum	≥75th Percentile	200% of Target

If EIX achieves a TSR ranking between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile, the number of shares paid is interpolated on a straight-line basis.

To determine performance share payouts, TSR is calculated using the difference between (i) the average closing stock price for the stock for the 20 trading days ending with the last NYSE trading day preceding the first day of the performance period and (ii) the average closing stock price for the stock for the 20 trading days ending with the last trading day of the performance period, and assumes all dividends are reinvested on the ex-dividend date.

EIX’s three-year TSR from 2018-2020 ranked 17th among the comparison group under the methodology used to calculate TSR for performance shares. Since this performance was below the threshold for a payout, there was no payout from the TSR performance shares granted in 2018.

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Compensation Discussion and Analysis

Performance Share Awards: EPS Metric

The second performance metric is based on EIX’s three-year average annual core earnings(1) per share, measured against target levels. The Committee establishes the EPS target for each calendar year in February of that year.

The performance multiple for a calendar year is based on EIX’s actual EPS performance for that year as a percentage of the EPS target for that year, in accordance with the following table:

Performance Level	Actual EPS as % of Target EPS	EPS Performance Multiple
Below Threshold	<80%	0
Threshold	80%	0.25x
Target	100%	1.0x
Maximum	≥120%	2.0x

If EIX’s EPS for a year as a percentage of target EPS is between 80% and 100% or between 100% and 120%, the EPS performance multiple is interpolated on a straight-line basis, with discrete intervals at every 4th percentage point. The EPS performance multiples achieved for each calendar year in the three-year performance period are averaged, and the resulting average determines the performance share payout as a multiple of target.

In February 2021, the Committee determined that the average of the EPS performance multiples for the 2018, 2019, and 2020 calendar years that comprised the performance period for the 2018 grant was 1.07x, as reflected in the table below. Accordingly, the Committee approved pay out of EPS performance shares granted in 2018 at 107% of target.

Year	Actual EPS(1)	Target EPS(2)	Actual EPS as % of Target EPS	EPS Performance Multiple
2018	$4.00	$3.89	103%	1.00x
2019	$4.90	$4.69	104%	1.20x
2020	$4.65	$4.56	102%	1.00x
Average of performance multiples (actual payout):				1.07x
(1)	The Committee used 325,811,206 shares as the denominator to calculate the target EPS and actual EPS for 2019, and 361,985,133 shares as the denominator to calculate the target EPS and actual EPS for 2020. Those were the respective number of shares of EIX Common Stock outstanding at the beginning of 2019 and 2020, respectively. The Committee believes that it is appropriate to hold the share count constant for purposes of EPS performance shares so that management decisions regarding share buybacks and issuances are not influenced by the impact on performance share payouts.
(2)

In February 2019, the Committee established a target EPS of $4.58 for 2019. At that time, the CPUC had not yet issued a proposed or final decision in SCE’s 2018 General Rate Case (“GRC”). The GRC is a significant driver of the Company’s budgeting process and earnings outcome. Accordingly, when the Committee established the 2019 EPS target at its February 2019 meeting, it also established an adjustment framework it would apply after the final 2018 GRC decision was issued if the final 2018 GRC decision deviated from the assumptions on which the target level of EPS had been established. The 2018 GRC decision was issued in May 2019. At the next Committee meeting, the Committee increased the target EPS for 2019 by $0.11 in accordance with the adjustment framework it established in February 2019.

The target 2020 EPS is based on a target of higher core earnings than the actual 2019 core earnings. However, the target 2020 EPS was set at less than the actual 2019 EPS to take into account the dilutive effect of EIX Common Stock issuances during 2019. See footnote (1) above for the number of shares used for the 2019 and 2020 EPS performance share calculations.

(1)	See footnote 4 on page 46 for information regarding the determination of core earnings.

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Compensation Discussion and Analysis

Restricted Stock Units

Each restricted stock unit awarded is a right to receive one share of EIX Common Stock after the vesting requirement of three years of continued service is satisfied. The restricted stock units for NEOs provide for reinvested dividend equivalents. For each dividend declared for which the ex-dividend date falls within the vesting period, the NEO will be credited with an additional number of restricted stock units having a value equal to the dividend that would have been payable on the number of restricted stock units subject to the award. The restricted stock units credited as dividend equivalents have the same vesting and other terms and conditions as the original restricted stock units and are forfeited if the underlying units do not vest.

The restricted stock units are paid in EIX Common Stock, a portion of which is withheld or sold to the extent necessary to satisfy tax withholding or governmental levies. The Committee may elect to pay any restricted stock units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the EIX 2007 Performance Incentive Plan.

The number of restricted stock units granted to each NEO was determined by dividing the award value approved by the Committee for that NEO by the closing price of a share of EIX Common Stock on the grant date. At payout, NEOs realize an increase or decrease in value (compared to the grant date value) commensurate with the increase or decrease in value realized by shareholders from changes in the stock price and dividends over the three-year vesting period.

3	How We Make Compensation Decisions

Role of Compensation Committee and Executive Officers

The Committee is responsible for reviewing and determining the compensation paid to executive officers. The Committee annually reviews all components of compensation for our CEO and other executive officers, including base salary and annual and long-term incentives. The Committee also reviews significant benefits, including retirement and non-qualified deferred compensation plans.

Each February, the Committee sets the base salary and the target and maximum potential annual and long-term incentive award values for the current year for each executive officer. At that time, the Committee also determines annual incentive awards for the prior year and performance share payouts for the prior performance period. Base salary changes are generally effective between mid-February and early March of each year.

For the February Committee meeting, our CEO provides recommendations regarding the compensation of other executive officers. Executive officers other than our CEO participate in developing and reviewing executive compensation recommendations, but do not participate in recommendations regarding their own compensation.

The Committee evaluates our CEO’s performance relative to goals and determines his compensation in executive session without him present. The Committee Chair reports to the Board in an independent director executive session regarding the compensation determination.

Except as otherwise noted, the Committee’s executive officer compensation determinations are subjective and the result of the Committee’s business judgment, which is informed by the experiences of the Committee members and input from the Committee’s independent compensation consultant.

In accordance with 2019 California Assembly Bill 1054, the structure of the compensation provided to SCE’s executive officers, including Mr. Payne, is subject to annual approval by the Wildfire Safety Division of the CPUC.

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Compensation Discussion and Analysis

Tally Sheets

The Committee periodically reviews tally sheets for executive officers. Tally sheets provide the Committee with information about the following components of compensation, including compensation paid over the preceding three calendar years:

■	Cash compensation (base pay and annual incentives);
■	Long-term incentive award values (stock options, performance shares and restricted stock units); and
■	Changes in pension values and non-qualified plan earnings.

The tally sheets also provide the value realizable from vested and unexercised stock options, unvested long-term incentive awards, and other compensation in the event of voluntary or involuntary separation from service, death or disability, or a change in control resulting in termination.

The Committee also reviews additional information regarding long-term incentives, including stock program statistics on share usage, analysis of current exercise values of prior option grants, and a summary of current and past performance share results.

Role of the Committee’s Independent Compensation Consultant

The Committee retained Pay Governance to assist in evaluating executive officer compensation for 2020; however, the Committee decides our executive officers’ compensation. Pay Governance’s assistance included helping the Committee identify industry trends and norms for executive compensation, reviewing and identifying appropriate peer group companies and pay surveys, and evaluating executive compensation data for these companies.

During 2020, Pay Governance provided the following services:

■	Provided a presentation on executive compensation trends;
■	Provided a competitive evaluation of total direct compensation for executives;
■	Reviewed Committee agendas and supporting materials before each meeting, and raised questions/ issues with management and the Committee Chair, as appropriate;
■	Provided an analysis of incentive plan design and metrics in the industry;
■	Reviewed drafts of the CD&A for the Proxy Statement and related compensation tables; and
■	Provided advice to the Committee on EIX CEO compensation at its February meeting, without review by the EIX CEO.

In addition, a Pay Governance representative attended Committee meetings and communicated directly with the Committee as needed. Pay Governance did not perform any services for the Company in 2020 unrelated to the Committee’s responsibilities for our compensation programs, and all interactions by the consultants with management were related to their work for the Committee and conducted in accordance with the directions of the Committee or its Chair.

The Committee retains sole authority to hire its compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Pursuant to SEC rules, the Committee assessed and determined that no conflict of interest exists with respect to the engagement of Pay Governance as the Committee’s compensation consultant.

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Compensation Discussion and Analysis

Use of Competitive Data

The Committee generally targets a competitive range of +/-15% around the “market median” for comparable positions for each element of total direct compensation.(1) The Committee exercises its judgment in setting each executive officer’s compensation levels within the competitive range, and may vary time to time from the competitive range, after taking into account the executive officer’s experience, time in position, individual performance, internal equity, retention concerns, or other factors it considers relevant under the circumstances.

The Committee used peer group data and data from pay surveys by Willis Towers Watson to determine the market median for 2020. The peer group data was for companies in the Philadelphia Utility Index, which has been used by the Committee since 2005 for benchmarking executive officer compensation and company performance. The Committee believes use of an established market index for peer group purposes is consistent with the way shareholders evaluate performance across companies within an industry.

2020 Peer Group Companies - Philadelphia Utility Index
■AES Corporation ■Ameren ■American Electric Power ■American Water Works ■CenterPoint Energy	■Consolidated Edison ■Dominion Energy ■DTE Energy ■Duke Energy ■Entergy	■Eversource Energy ■Exelon ■FirstEnergy ■NextEra Energy ■Pinnacle West	■Public Service Enterprise Group ■Southern Company ■WEC Energy Group(2) ■Xcel Energy

EIX is near the peer group median in revenues and market capitalization. For the four quarters ending September 30, 2020, EIX had revenues of $13.4 billion compared to the peer group median of $11.2 billion (ranking 7th out of the 20 companies in the peer group), based on reported revenues. As of December 31, 2020, EIX’s market capitalization was $23.8 billion compared to the peer group median of $28.4 billion (ranking 13th out of 20).

As part of the process of setting 2020 target total direct compensation for NEOs, Pay Governance provided the Committee with benchmarking data from peer group proxy statements. In addition, the Committee received base salary, target annual incentive, and target long-term incentive grant value data from the Willis Towers Watson 2019 Energy Services and the Willis Towers Watson 2019 General Industry pay surveys. The pay survey data included compensation information from utilities, other energy companies, and companies in other industries with comparable revenues, in order to reflect the range of the Company’s competitors for executive talent and provide a robust set of information to make compensation decisions. The pay survey data was presented to the Committee in aggregated form. The Committee does not consider the identities of the individual companies in the survey data to be material for its decision-making process, and the individual companies were not provided to the Committee.

The components of the market data and the relative weighting used to calculate a market median varied for each NEO position, based on the availability of sufficient comparative data for the position, and were reviewed by Pay Governance. Market median levels for 2020 were projected from available data with input from Pay Governance.

(1)	The term “market median” is used in this CD&A to mean the median level of pay, for that particular element of compensation and for comparable positions, based on peer group data and data from pay surveys provided by Willis Towers Watson.
(2)	WEC Energy Group replaced EL Paso Electric in the Philadelphia Utility Index in late 2019, after Pay Governance had already prepared the peer group data to determine the “market median” for 2020 compensation. Accordingly, El Paso Electric (and not WEC Energy Group) was included in the peer group used for benchmarking NEO compensation for 2020. For all other purposes, WEC Energy Group (and not El Paso Electric) was included in the peer group for 2020. For example, WEC Energy Group was included in the peer group to determine EIX’s TSR ranking for the performance shares granted in 2018. The performance period for those performance shares ended December 31, 2020 and the terms and conditions of the 2018 grants required that the peer group consist of the companies in the Philadelphia Utility Index at the end of the performance period.

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Compensation Discussion and Analysis

Risk Considerations

The Company’s executive compensation policy directs that our total compensation structure should not encourage inappropriate or excessive risk-taking. The Committee takes risk into consideration when reviewing and approving executive compensation.

As specified in its charter, and with the assistance of Pay Governance and Company management, the Committee reviewed the compensation programs of the Company and its subsidiaries, for executives and for employees generally, and has concluded these programs do not create risks reasonably likely to have a material adverse effect on the Company.

In concluding that the current executive compensation program does not encourage inappropriate or excessive risk-taking, the Committee noted the following characteristics that limit risk:

■	Annual incentives are balanced with long-term incentives to lessen the risk that short-term objectives might be pursued to the detriment of long-term value creation;
■	Goals for annual incentive programs are varied (not focused on just one metric), include safety and compliance goals, and are subject to Committee review and discretion as to the ultimate award payment for executives;
■	Long-term incentive awards are subject to a multi-year vesting schedule;
■	The ultimate value of equity grants is not solely dependent on stock price due to the use of relative TSR and EPS for performance shares;
■	Annual incentive and performance share payouts are capped at 200% of target;
■	Stock ownership guidelines require Vice Presidents and more senior officers to own Company stock worth one to six times their base salary and prohibit sales of EIX Common Stock acquired from long-term incentive awards if the required ownership level has not been achieved;
■	All directors and employees, including NEOs, are prohibited from short sales, trading in derivatives and hedging of Company securities;
■	Executive officers are prohibited from pledging Company securities, as are Vice Presidents and more senior officers who report directly to the CFO;
■	The Company has an incentive compensation clawback policy that allows the Committee or the Board to recoup incentive compensation overpayments in the event of a restatement of Company financial statements; and
■	Executive retirement and deferred compensation benefits are unfunded and thus depend on the continued solvency of the Company.

4	Post-Employment and Other Benefits

Post-Employment and Disability Benefits

The NEOs receive retirement benefits under qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and the 401(k) Plan are both qualified retirement plans in which the NEOs participate on substantially the same terms as other participating employees.

Due to limitations imposed by ERISA and the Internal Revenue Code, the benefits payable to the NEOs under the SCE Retirement Plan and the 401(k) Plan are limited. The Executive Retirement Plan and the Executive Deferred Compensation Plan allow our NEOs to receive some of the benefits that would be paid under the qualified plans but for such limitations, and certain additional benefits.

For descriptions of the tax-qualified and non-qualified defined benefit pension plans and the Executive Deferred Compensation Plan, see the narrative to the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

The Company also sponsors an executive disability benefit plan in which the NEOs were eligible to participate in 2020.

The Committee believes these programs help us to attract and retain qualified executives.

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Compensation Discussion and Analysis

Severance and Change in Control Benefits

Our policy regarding severance protection for NEOs stems from its importance in retaining and recruiting executives. Executives have attractive opportunities with other companies or are recruited from well-compensated positions in other companies. We believe offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause provides financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason,” except if a “change in control” occurs (these terms are defined in the Severance Plan).

The current executive compensation plans offer additional benefits if a change in control of EIX occurs. We believe the occurrence, or expected occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for NEOs. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage the NEOs to remain employed with the Company during a time when their prospects for continued employment following the change in control would be uncertain, and to permit them to remain focused on the Company’s interests, NEOs are provided with enhanced severance benefits if their employment is actually or constructively terminated without cause within a defined period of time around a change in control of EIX. Constructive termination (or a resignation for “good reason”) would include occurrences such as a material diminution in duties or salary, or a substantial relocation.

Given that none of the NEOs has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual incentive award, we believe a constructive termination severance trigger is needed to prevent an acquirer from having an incentive to constructively terminate an NEO’s employment to avoid paying any severance benefits. We do not provide excise tax gross-ups on change-in-control severance benefits for any of our executives. We do not believe NEOs should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore, the payment of cash severance benefits is subject to a double-trigger where an actual or constructive termination of employment must also occur before payment.

However, if a change in control occurs where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then NEOs and other holders of awards under our equity incentive plan would receive immediate vesting of their outstanding equity awards as described under “Potential Payments Upon Termination or Change in Control.” We believe it is appropriate to fully vest equity awards in change-in-control situations where EIX is not the surviving corporation and the equity awards are not assumed, whether or not employment is terminated, because such a transaction ends the NEOs’ ability to realize any further value with respect to the equity awards.

For detailed information on the estimated potential payments and benefits payable to NEOs if they terminate employment, including following a change in control of the Company, see “Potential Payments Upon Termination or Change in Control.”

Perquisites

No perquisites were provided for our NEOs in 2020.

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Compensation Discussion and Analysis

5	Other Compensation Policies and Guidelines

Tax-Deductibility

Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017 may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Committee intended to be deductible will in fact be deductible.

Although the potential deductibility of compensation is one of the factors the Committee generally considers when designing the Company’s executive compensation program, the Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its shareholders, including awarding compensation that will not be deductible for tax purposes.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, the Company has stock ownership guidelines that require Vice Presidents and more senior officers to own EIX Common Stock or equivalents in an amount ranging from one to six times their annual base salary. The stock ownership guidelines for NEOs are as follows:

■	Mr. Pizarro – six times salary
■	Ms. Rigatti and Messrs. Umanoff and Payne – three times salary
■	Mr. Murphy – two times salary

The NEOs are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan, and vested and unvested restricted stock units which do not depend on performance measures are included in determining compliance with the guidelines. Shares that NEOs may acquire through the exercise or payout of stock options and performance shares are not included in determining compliance until the options or performance shares are exercised, or paid, as the case may be, and the shares are acquired. Based on ownership as of March 1, 2021, Messrs. Pizarro and Payne and Ms. Rigatti are in compliance with the guidelines. Mr. Umanoff had previously achieved his ownership target, but his ownership has fallen below the target because of the decline in the price of EIX Common Stock. Mr. Murphy had been on track to achieve his ownership target by the end of his five-year grace period, but he did not achieve it because of the decline in the price of EIX Common Stock. Exceptions to the guidelines may be approved on a case-by-case basis, and temporary exceptions have been approved for Messrs. Umanoff and Murphy.

The guidelines provide that an officer subject to the guidelines may not sell EIX Common Stock acquired pursuant to an EIX long-term incentive award (“Acquired Stock”) if the officer does not meet his or her ownership requirement under the guidelines. An officer whose ownership satisfies the guidelines may not sell Acquired Stock to the extent the sale would cause his or her ownership to fall below the applicable guideline level. These transfer limitations do not apply to transfers to satisfy the exercise price of an EIX stock option or to satisfy tax obligations with respect to an EIX long-term incentive award.

The Committee revised the stock ownership guidelines in February 2021 to include a guideline that officers should elect dividend reinvestment on shares of EIX Common Stock owned by them if they have not met their guideline level and dividend reinvestment is available to them.

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Compensation Discussion and Analysis

Hedging and Pledging Policy

Under the Company’s Insider Trading Policy, the following activities related to Covered Securities, including EIX shares,(1) are prohibited for all directors and employees, including NEOs:

■	Hedging related to Covered Securities. The Insider Trading Policy provides the following examples of hedging transactions: (i) selling security futures contracts related to Covered Securities; (ii) entering into prepaid variable forward contracts, equity swaps, or zero cost collars related to Covered Securities; and (iii) contributing a Company security to an exchange fund in exchange for an interest in the fund.
■	Trading in derivatives related to Covered Securities.
■	Purchasing Covered Securities on margin. Any Covered Securities purchased in the open market must be paid for fully at the time of purchase. Cashless exercises are permitted for stock options granted by the Company as compensation under the EIX 2007 Performance Incentive Plan.
■	Short sales of Covered Securities. Any Covered Securities sold by the director or employee must be owned by or her at the time of sale. Cashless exercises are permitted for stock options granted by the Company as compensation under the EIX 2007 Performance Incentive Plan.

In addition, directors, executive officers, and Vice Presidents and more senior officers who report directly to the CFO may not pledge Covered Securities as collateral for loans.

Clawback Policy

The Company maintains an incentive compensation clawback policy that allows the Board or the Committee to recoup incentive compensation if the Company restates its financial statements. The policy applies to cash or equity-based incentive compensation to current and former NEOs and other executive officers that is paid, granted, vested or accrued in any fiscal year within the three-year period preceding the filing of the restatement. The policy allows recoupment of the difference between the incentive compensation paid, granted, vested or accrued under the original results and the incentive compensation that would have been paid, granted, vested or accrued under the restated results. The policy can be enforced by reducing or cancelling outstanding and future incentive compensation, and by a claim for repayment.

The SEC and NYSE may issue rules requiring public companies to adopt clawback policies to recover incentive compensation overpayments from executive officers under certain conditions involving accounting restatements. If such guidance is issued, the Committee or the Board will review the existing clawback policy and determine whether changes are needed.

(1)	The Insider Trading Policy defines “Covered Securities” as all of the securities of EIX and its consolidated subsidiaries, including: common, preferred and preference stocks or other equity securities; debt securities; and derivative, convertible and exchangeable securities related to these securities, whether or not issued by EIX or any of its subsidiaries.

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Compensation Discussion and Analysis

Compensation Committee Report

The Compensation and Executive Personnel Committee is composed of the five independent directors listed below and operates under a charter adopted by the Board, which is posted on our website at www.edison.com/corpgov.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in the Company’s 2020 Annual Report and this Proxy Statement.

Vanessa C.L. Chang (Chair)	James T. Morris	Timothy T. O’Toole	Carey A. Smith	William P. Sullivan

Compensation Committee Interlocks and Insider Participation

The Committee members listed above served during all of 2020. Under applicable SEC rules, there were no interlocks or insider participation on the Committee.

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Summary Compensation Table – Fiscal Years 2018, 2019 and 2020

The following table presents information regarding compensation of our NEOs for service during 2020, 2019 and 2018. The table was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our NEOs. The amounts under “Stock Awards” and “Option Awards” do not represent the actual amounts paid to or realized by our NEOs for these awards during 2018-2020, but represent the aggregate grant date fair value of awards granted in those years as determined for financial reporting purposes. Likewise, the amounts under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” do not reflect amounts paid to or realized by our NEOs during 2018-2020.

We have included an “Adjusted Total” compensation column that provides important supplemental information by showing “SEC Total” compensation minus the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” amounts. The change in pension value amounts are based on accounting rules and incorporate changes in discount rates and other assumptions that are outside the control of the Committee and may not reflect the actual amounts that ultimately will be paid to the individual, since the assumptions used for pension plan benefit accruals and payments may differ from assumptions used for accounting purposes and may change from time to time. See footnote (5) below for additional information.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)		Adjusted Total(5) ($)
									SEC Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro EIX President and CEO	2020	1,281,813	—	3,708,866	3,708,757	1,612,500	5,446,963	27,100	15,785,999	10,339,036
	2019	1,225,000	—	3,521,960	3,521,875	1,684,375	1,781,692	26,800	11,761,702	9,980,010
	2018	1,219,971	—	3,062,599	3,062,503	—	2,361,864	70,586	9,777,523	7,415,659
Maria Rigatti EIX EVP and CFO	2020	688,844	—	914,844	914,763	576,923	1,589,757	17,100	4,702,231	3,112,474
	2019	660,000	—	910,924	910,805	544,500	712,601	16,800	3,755,630	3,043,029
	2018	651,954	—	726,094	726,003	—	834,008	30,608	2,968,667	2,134,659
Kevin M. Payne SCE CEO; also SCE President effective 6/7/2019	2020	620,864	—	785,240	785,174	467,363	2,075,286	17,100	4,751,027	2,675,741
	2019	605,000	—	835,046	834,908	499,125	837,445	21,800	3,633,324	2,795,879
	2018	597,625	—	589,951	589,875	—	1,282,351	28,306	3,088,108	1,805,757
Adam S. Umanoff EIX EVP and General Counsel	2020	589,692	—	652,756	652,578	493,881	369,412	17,100	2,775,419	2,406,007
	2019	565,000	—	649,801	649,758	466,125	262,129	16,800	2,609,613	2,347,484
	2018	562,989	—	550,932	550,876	—	307,941	29,432	2,002,170	1,694,229
J. Andrew Murphy EIX SVP	2020	475,000	—	356,397	356,255	352,450	290,894	17,100	1,848,096	1,557,202
	2019	475,000	—	391,922	391,878	387,695	276,562	16,800	1,939,857	1,663,295
	2018	471,648	—	356,319	356,257	317,205	125,023	26,375	1,652,827	1,527,804
(1)	Stock awards consist of performance shares and restricted stock units granted under the 2007 Performance Incentive Plan in the year indicated. The performance share and restricted stock unit amounts shown in the Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For performance shares, the value is reported as of the grant date based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion contained in (i) Note 9 (Compensation and Benefit Plans) to Consolidated Financial Statements, included as part of the Company’s 2020 Annual Report and (ii) similar Notes to the Company’s Consolidated Financial Statements for prior years when the awards were granted.

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The table below shows the maximum value of performance share awards included in the Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved. For the grant date fair value of each award based on the probable outcome of the applicable performance conditions, see the “Grants of Plan-Based Awards” table below. The performance period for the 2018 performance share awards ended on December 31, 2020. EIX’s TSR relative to the comparison group was below the threshold required for payout of the TSR performance shares granted in 2018. The performance periods for the 2019 and 2020 performance shares have not ended.

Name	Maximum Performance Share Potential as of Grant Date for 2020 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2019 Awards ($)	Maximum Performance Share Potential as of Grant Date for 2018 Awards ($)
Pedro J. Pizarro	3,708,859	3,522,045	3,062,615
Maria Rigatti	914,892	910,974	726,110
Kevin M. Payne	785,284	835,092	589,972
Adam S. Umanoff	652,815	649,851	550,954
J. Andrew Murphy	356,426	391,970	356,346
(2)

Option awards consist of non-qualified stock options granted under the 2007 Performance Incentive Plan in the year indicated. The option amounts shown in the EIX Summary Compensation Table reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 9 (Compensation and Benefit Plans) to Consolidated Financial Statements, included as part of the Company’s 2020 Annual Report and (ii) similar Notes to the Company’s Consolidated Financial Statements for prior years when the awards were granted.

(3)

The reported amounts for 2020 include: (i) 2020 interest on deferred compensation account balances considered under SEC rules to be at above-market rates for Mr. Pizarro $59,381; Ms. Rigatti $19,071; Mr. Payne $35,424; Mr. Umanoff $65,034; and Mr. Murphy $4,319; and (ii) the 2020 aggregate change in the actuarial present value of the accumulated benefit under the SCE Retirement Plan and the EIX Executive Retirement Plan for Mr. Pizarro $5,387,582; Ms. Rigatti $1,570,686; Mr. Payne $2,039,862; Mr. Umanoff $304,378; and Mr. Murphy $286,575.

(4)

Amounts reported for 2020 represent EIX or SCE contributions to the 401(k) Plan for each NEO other than Mr. Pizarro. For Mr. Pizarro, the amount reported for 2020 includes (i) $17,100 for company matching contributions to the 401(k) Plan and (ii) $10,000 in charitable matching gifts under the Director Matching Gift Program described in footnote (5) to the Director Compensation Table above.

(5)

Adjusted Total represents SEC Total compensation, as determined under applicable SEC rules (column (j) in the table above), minus the amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (column (h)).

We believe the Adjusted Total column provides important supplemental information because the change in pension value amounts reported in column (h) and footnote (3) are based on accounting rules and incorporate changes in discount rates and other assumptions that are outside the control of the Committee and may not reflect the actual amounts that ultimately will be paid to the NEO. The assumptions used for pension plan benefit accruals and payments may differ from assumptions used for accounting purposes and may change from time to time.
In addition, the large 2020 change in pension value amounts for Messrs. Pizarro and Payne and Ms. Rigatti are in part due to the Committee’s decision in February 2019 to not pay annual incentive awards to these NEOs for 2018. That decision suppressed the change in pension value for 2019 and created a situation where the slightly above-target annual incentive awards that the Committee approved in February 2020 (and which reflected 2019 wildfire resiliency efforts that exceeded target levels) had an outsized impact on the 2020 change in pension value. See “Pension Benefits” below for an explanation of pension benefit formulas. As discussed in the 2019 Proxy Statement, the Committee’s decision to not pay annual incentive awards to certain top officers for 2018 was made in consultation with management and with its full support and agreement, and was not a reflection on the performance of the officers or the Company.
The non-qualified deferred compensation earnings reported in column (h) and footnote (3) are relatively small amounts that are excluded from the Adjusted Total to show the impact of excluding column (h). The Adjusted Total column is not a substitute for the amounts required to be reported in the SEC Total column (column (j)) pursuant to SEC regulations.

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Grants of Plan-Based Awards Table – Fiscal Year 2020

The following table presents information regarding the incentive plan awards granted to our NEOs during 2020 under the EIX 2007 Performance Incentive Plan and the potential 2020 target and maximum amount of performance-based annual incentive awards payable under the EIX Executive Incentive Compensation Plan (“EICP”). See the CD&A above for further information regarding award terms reported in the table below and for discussions regarding NEO stock ownership guidelines, dividends paid on equity awards, and allocations between short-term and long-term compensation.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro J. Pizarro
Stock Options	3/5/2020	2/26/2020								451,187	69.01	3,708,757
TSR Performance Shares	3/5/2020	2/26/2020				3,452	13,806	27,612				927,211
EPS Performance Shares	3/5/2020	2/26/2020				3,359	13,436	26,872				927,218
Restricted Stock Units	3/5/2020	2/26/2020							26,872			1,854,437
Annual Incentive				1,612,500	3,225,000
Maria Rigatti
Stock Options	3/5/2020	2/26/2020								111,285	69.01	914,763
TSR Performance Shares	3/5/2020	2/26/2020				852	3,406	6,812				228,747
EPS Performance Shares	3/5/2020	2/26/2020				829	3,314	6,628				228,699
Restricted Stock Units	3/5/2020	2/26/2020							6,628			457,398
Annual Incentive				519,750	1,039,500
Kevin M. Payne
Stock Options	3/5/2020	2/26/2020								95,520	69.01	785,174
TSR Performance Shares	3/5/2020	2/26/2020				731	2,923	5,846				196,309
EPS Performance Shares	3/5/2020	2/26/2020				711	2,845	5,690				196,333
Restricted Stock Units	3/5/2020	2/26/2020										392,598
Annual Incentive				467,363	934,725				5,689
Adam S. Umanoff
Stock Options	3/5/2020	2/26/2020								79,389	69.01	652,578
TSR Performance Shares	3/5/2020	2/26/2020				608	2,430	4,860				163,199
EPS Performance Shares	3/5/2020	2/26/2020				591	2,365	4,730				163,209
Restricted Stock Units	3/5/2020	2/26/2020							4,729			326,348
Annual Incentive				444,938	889,875
J. Andrew Murphy
Stock Options	3/5/2020	2/26/2020								43,340	69.01	356,255
TSR Performance Shares	3/5/2020	2/26/2020				332	1,327	2,654				89,121
EPS Performance Shares	3/5/2020	2/26/2020				323	1,291	2,582				89,092
Restricted Stock Units	3/5/2020	2/26/2020							2,582			178,184
Annual Incentive				332,500	665,000
(1)	Maximum amounts reported reflect 200% of the applicable annual incentive target under the EICP. For information regarding the description of performance-based conditions under the EICP, see “Annual Incentive Awards” in the CD&A above.

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(2)	Half of each NEO’s 2020 performance share award value was granted in performance shares subject to a TSR vesting metric and the other half of the award value was granted in performance shares subject to an EPS vesting metric. The TSR and EPS components of each NEO’s award are subject to different threshold and other vesting requirements. In order to reflect these differences, the table above reports the TSR and EPS components of each NEO’s 2020 performance share award as separate awards. See “Long-Term Incentive Awards” in the CD&A above and “Potential Payments on Termination or Change in Control” below for information regarding the terms of the awards, the description of performance-based vesting conditions, the criteria for determining the amounts payable, and the consequences of a termination of employment in certain circumstances.
(3)

The amounts shown for options, performance shares, and restricted stock units represent the grant date fair value of the awards in 2020 determined in accordance with FASB ASC Topic 718. There is no guarantee that, if and when the awards vest, they will have this value. Assumptions used in the calculation of these amounts are referenced in footnotes (1) and (2) to the Summary Compensation Table. The amounts shown for each NEO were based on the following Long-Term Incentive % of Salary that the Committee approved for the March 5, 2020 total grant date fair value of stock and option awards as a percentage of annualized base salary, with 50% of the total grant date fair value allocated to stock options, 12.5% to TSR performance shares, 12.5% to EPS performance shares, and 25% to restricted stock units: Mr. Pizarro 575%, Ms. Rigatti 264%; Mr. Payne 252%; Mr. Umanoff 220%; and Mr. Murphy 150%.

Outstanding Equity Awards Table – Fiscal Year-End 2020

The following table presents information regarding the outstanding equity awards held by our NEOs at the end of 2020. Outstanding equity awards consist of non-qualified stock options, performance shares, and restricted stock units. Column (d) “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” (which is used to reflect option awards subject to performance-based vesting requirements) has been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2020.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro J. Pizarro	12/31/2014	65,879	—	65.48	1/2/2024	—	—	—	—
	3/2/2015	111,608	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	116,785	—	66.88	1/2/2026	—	—	—	—
	9/30/2016	75,836	—	72.25	1/2/2026	—	—	—	—
	3/1/2017	187,458	62,484	79.38	1/4/2027	—	—	—	—
	3/1/2018	186,738	186,738	60.78	1/3/2028	28,405	1,784,372	—	—
	3/5/2019	100,625	301,875	62.50	1/2/2029	30,558	1,919,666	56,173	3,528,779
	3/5/2020	—	451,187	69.01	1/2/2030	28,131	1,767,177	31,744	1,994,157
Maria Rigatti	9/30/2014	18,386	—	55.92	1/2/2024	—	—	—	—
	3/2/2015	22,500	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	22,103	—	66.88	1/2/2026	—	—	—	—
	9/30/2016	22,294	—	72.25	1/2/2026	—	—	—	—
	3/1/2017	45,150	15,047	79.38	1/4/2027	—	—	—	—
	3/1/2018	44,270	44,267	60.78	1/3/2028	6,734	423,039	—	—
	3/5/2019	26,023	78,069	62.50	1/2/2029	7,903	496,490	14,529	912,719
	3/5/2020	—	111,285	69.01	1/2/2030	6,938	435,876	7,830	491,873

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		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Payne	3/1/2013	13,790	—	48.48	1/3/2023	—	—	—	—
	3/3/2014	13,159	—	51.90	1/2/2024	—	—	—	—
	3/31/2014	2,319	—	56.61	1/2/2024	—	—	—	—
	3/2/2015	16,195	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	16,882	—	66.88	1/2/2026	—	—	—	—
	6/30/2016	20,795	—	77.67	1/2/2026	—	—	—	—
	3/1/2017	37,623	12,541	79.38	1/4/2027	—	—	—	—
	3/1/2018	35,968	35,968	60.78	1/3/2028	5,471	343,715	—	—
	3/5/2019	23,855	71,563	62.50	1/2/2029	7,245	455,133	13,319	836,682
	3/5/2020	—	95,520	69.01	1/2/2030	5,955	374,124	6,722	422,246
Adam S. Umanoff	3/2/2015	83,572	—	63.72	1/2/2025	—	—	—	—
	3/1/2016	76,015	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	39,504	13,168	79.38	1/4/2027	—	—	—	—
	3/1/2018	33,590	33,590	60.78	1/3/2028	—	—	—	—
	3/5/2019	18,565	55,693	62.50	1/2/2029	—	—	10,364	651,085
	3/5/2020	—	79,389	69.01	1/2/2030	—	—	5,588	351,009
J. Andrew Murphy	9/30/2015	22,471	—	63.07	1/2/2025	—	—	—	—
	3/1/2016	28,995	—	66.88	1/2/2026	—	—	—	—
	3/1/2017	18,945	6,313	79.38	1/4/2027	—	—	—	—
	3/1/2018	21,724	21,722	60.78	1/3/2028	3,305	207,589	—	—
	3/5/2019	11,197	33,589	62.50	1/2/2029	3,400	213,599	6,252	392,723
	3/5/2020	—	43,340	69.01	1/2/2030	2,703	169,799	3,050	191,616
(1)

Subject to each NEO’s continued employment, each unvested stock option grant becomes vested in equal annual installments over a four-year vesting period, with the first installment vesting on January 2 in the year following the year in which the grant occurs and the following three installments vesting on the next three anniversaries of that date (if January 2 falls on a holiday or weekend, then vesting occurs either on the preceding business day or the next business day on which the New York Stock Exchange is open, depending on the terms applicable to the grant).

(2)

Subject to each NEO’s continued employment, restricted stock units become vested and payable on January 2 at the end of a three-year vesting period beginning with the year in which the grant occurs (if January 2 falls on a holiday or weekend, then vesting occurs on the next business day on which the New York Stock Exchange is open).

(3)

The values shown in columns (h) and (j) of the table are determined by multiplying the number of shares or units reported in column (g) or (i), respectively, by the closing price of EIX Common Stock on December 31, 2020.

(4)

Subject to each NEO’s continued employment, approximately half of each NEO’s 2019 and 2020 performance share grants become earned and vested based on EIX’s comparative TSR during the relevant three-year performance period (“TSR Performance Shares”) and the remainder become earned and vested based on EIX’s average annual core earnings per share measured against target levels for the three calendar years in the relevant performance period (“EPS Performance Shares”). The number of performance shares included for each NEO in column (i) of the table above is the aggregate number of shares that may become earned if EIX’s TSR for the 2019-2021 performance period turns out to be at the 75th percentile of the comparison group of companies, EIX’s TSR for the 2020-2022 performance period turns out to be at the 26th percentile, and EIX’s earnings per share turn out to be equal to or greater than 120% of the target level each year in the performance periods. These are the maximum (i.e., 200% of target) number of 2019 TSR Performance Shares, the threshold (i.e., 25% of target) number of 2020 TSR Performance Shares, and the maximum (i.e., 200% of target) number of 2019 and 2020 EPS Performance Shares that may become payable (including shares added by reinvestment of dividend equivalents). These payout assumptions are presented in accordance with SEC guidance and are provided only for purposes of illustration and not as an expectation or projection about the future.

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Option Exercises and Stock Vested Table – Fiscal Year 2020

The following table presents information regarding the exercise of stock options by our NEOs and vesting of stock awards during 2020. The stock awards listed in the following table represent the value realized on the vesting of restricted stock units during 2020, and the value realized on the vesting of 2018 performance share awards payable for the 2018-2020 performance period. The value realized on the vesting of the 2018 performance share awards reflects a payout of approximately 53.5% of the target number of shares. This below-target payout was due to EIX’s TSR ranking 17th among the companies in its comparison group for the performance period, resulting in zero payout of TSR Performance Shares granted in 2018. EIX’s EPS exceeded its target for each year in the performance period by approximately 3%, 4%, and 2% respectively, resulting in a payout of 107% of the target number of EPS Performance Shares granted in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(2)(3) ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	—	—	33,876	2,343,995
Maria Rigatti	—	—	8,103	561,031
Kevin M. Payne	—	—	6,677	462,787
Adam S. Umanoff	—	—	22,368	1,450,669
J. Andrew Murphy	—	—	3,656	251,519
(1)	There were no option exercises by our NEOs in 2020.
(2)	For Mr. Umanoff, the amounts reported in columns (d) and (e) above include restricted stock units awarded in 2018, 2019, and 2020 (a total of 15,698 units with a December 31, 2020 value, including dividend equivalents, of $986,131 that are considered vested for this purpose because the units would have been payable in accordance with the retirement provisions of the award had he elected to retire on December 31, 2020. In accordance with applicable SEC rules, the units discussed in this footnote are also reported as 2020 registrant contributions in the Non-Qualified Deferred Compensation Table below because, while the units vested or are considered to have vested for certain purposes, they were not yet payable on December 31, 2020.
(3)	With the exception of the restricted stock units discussed in footnote (2) above (which are valued in accordance with footnote (2)), the value for stock awards equals the market price of EIX Common Stock on the vesting date (January 2, 2020 for restricted stock units granted in 2017 and December 31, 2020 for performance shares granted in 2018) multiplied by the number of shares or units, as applicable, that vested.

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Pension Benefits Table

The following table presents information regarding the present value of accumulated benefits that may become payable to, and payments made to, our NEOs under the qualified and non-qualified defined-benefit pension plans sponsored by SCE or EIX.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
(a)	(b)	(c)	(d)	(e)
Pedro J. Pizarro	SCE Retirement Plan	21.2	611,152	—
	Executive Retirement Plan		11,477,675	2,120,649
Maria Rigatti	SCE Retirement Plan	21.2	769,613	—
	Executive Retirement Plan		3,862,600	21,315
Kevin M. Payne	SCE Retirement Plan	34	955,274	—
	Executive Retirement Plan		6,664,081	—
Adam S. Umanoff	SCE Retirement Plan	6	118,517	—
	Executive Retirement Plan		1,204,818	—
J. Andrew Murphy	SCE Retirement Plan	5.3	105,700	—
	Executive Retirement Plan		868,767	—
(1)	The years of credited service are presented as of December 31, 2020 and reflect all years of credited service with EIX and its affiliates.
(2)	The amounts reported in column (d) for “Present Value of Accumulated Benefit” (“PVAB”) are actual retirement benefits for those who retired during 2020 or actuarial estimates of the present value of each NEO’s accumulated benefits under the SCE Retirement Plan and the Executive Retirement Plan, using the same measurement date (December 31, 2020) and material assumptions used for year-end 2020 financial reporting purposes, except that it is assumed for purposes of the amounts reported in column (d) that each NEO retires at the later of December 31, 2020, 5 years of service, or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan. The following assumptions were used to calculate the PVAB: (i) discount rate of 2.38% for the SCE Retirement Plan and 1.96% for the Executive Retirement Plan; (ii) the Pri-2012 White Collar Mortality Table projected with the MP-2020 projection table (adjusted through 2023 to reflect anticipated slow recovery from COVID-19); (iii) 85% of benefits under the SCE Retirement Plan are paid in the form of a lump sum and 15% are paid in the form of a single life annuity, while 100% of benefits under the Executive Retirement Plan are paid in the form of a lump sum; and (iv) lump sum amounts are determined using an interest rate of 4.00%.
(3)	Payments were made to Mr. Pizarro and Ms. Rigatti in accordance with plan terms pursuant to their respective 2014 terminations of employment from Edison Mission Energy, an indirect wholly-owned subsidiary of EIX that in 2014 had substantially all of its assets and liabilities discharged in bankruptcy or transferred to third parties. These payments were included in the 2020 change in pension value amounts reported in column (h) of the Summary Compensation Table and footnote (3) to that table.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted. Employees hired on or after December 31, 2017 are not eligible to participate in the plan.

Form of Payment

Eligible participants may elect a lump sum, life annuity, joint and survivor annuity (if married), or a contingent annuity. For married participants, payment in a joint and 50% survivor annuity is the automatic form of benefit, absent an alternative election. The cost of the spousal survivor annuity benefit is fully subsidized by EIX and SCE. For single participants, the single life annuity option is the automatic payment method. Participants can choose to start receiving benefit payments after separation from service or can effectively defer commencement of payments until age 72.

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Cash Balance Benefits

Eligible employees have cash balance accounts that earn interest monthly based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received for each month the participant has an hour of service with the participating company. An additional credit of $150 per month is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

Grandfathered Benefits

Eligible participants (at least age 50 or with 60 combined age and service points as of March 31, 1999) are considered “grandfathered” and accrue benefits under prior plan formulas.

Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

An actuarial reduction of the normal age 65 benefit applies if a grandfathered participant either terminates prior to age 55 and commences benefits prior to age 65, or retires and commences benefits after attaining age 55 but prior to age 61. The pension benefit commencing at age 55 for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the pension benefit commencing at age 55 for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available from age 61 through age 64.

No NEO is eligible for grandfathered benefits under the SCE Retirement Plan.

Vesting

Full vesting occurs after three years of service, upon attainment of age 65, or upon death while employed.

Executive Retirement Plan

The Executive Retirement Plan is an unfunded benefit plan permitted by ERISA and designed to allow NEOs and other executives to receive benefits that would be paid under the SCE Retirement Plan or 401(k) Plan but for limitations under ERISA and the Internal Revenue Code, and certain additional benefits. As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Retirement Plan was separated into two plan documents. The grandfathered plan document applies to benefits accrued, determined and vested prior to January 1, 2005, while the 2008 plan document applies to benefits accrued, determined or vested on or after January 1, 2005.

Eligibility and Vesting

Company executives, including the NEOs, are eligible to participate in the Executive Retirement Plan. Benefits vest after five years of service, upon death or disability, or upon becoming eligible for severance benefits under the Severance Plan.

Final Average Pay Benefit Formula Prior to 2018

Executives who participated in the Executive Retirement Plan prior to January 1, 2018, including all the NEOs, accrued an age 65 benefit calculated using the following final average pay formula:

(1.75% x Total Compensation for each year up to 30 years) + (1% x Total Compensation for each year over 30 years).

Total Compensation is the NEO’s base salary and annual incentive award earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008).

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Because he was a senior executive prior to January 1, 2006, Mr. Pizarro accrued an additional service percentage of 0.75% per year for his first ten years of service.

The actual benefit payable is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from company profit sharing contributions, if any.

Executive Retirement Account Formula for New Executives After 2017

The Committee changed the Executive Retirement Plan benefit effective January 1, 2018 in order to simplify the plan for new executives and decrease the portion of executives’ compensation and benefits packages not tied directly to performance. An individual who first participates in the plan on or after January 1, 2018 will not receive a final average pay benefit. Instead, the individual’s Executive Retirement Plan benefit will be based on the total credits in his or her Executive Retirement Account (“ERA”). Executives first participating in the Executive Retirement Plan on or after January 1, 2018 receive the following ERA credits: (i) ERA Salary Credits equal to 12% of the differential between the executive’s actual salary for a year and the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for that year (unless the executive was employed as a non-executive by the Company prior to 2018 and is receiving cash balance credits under the SCE Retirement Plan, in which case the ERA Salary Credits are calculated in the same manner as described in Benefit Formula for Continuing Executives below); (ii) 12% of the executive’s annual incentive paid under the Executive Incentive Compensation Plan, beginning with the annual incentive for 2018 (“ERA Bonus Credits”); and (iii) interest on the ERA balance based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year (“ERA Interest Credits”). EIX may change the interest rate for ERA Interest Credits on a prospective basis for all plan participants.

Benefit Formula for Other Executives

Individuals who participated in the Executive Retirement Plan prior to 2018 and were executives on January 1, 2018, including all the NEOs, will receive a benefit that is the lesser of: (i) the lump sum value of the final average pay benefit determined as described above in Final Average Pay Benefit Formula Prior to 2018 (determined taking into account service before and after January 1, 2018); or (ii) the sum of (x) the lump sum value of the final average pay benefit determined as described above in Final Average Pay Benefit Formula Prior to 2018 but substituting 1% for 1.75% and 0.5% for 1% in the final average pay benefit formula as to years of service accrued after 2017 and (y) the total credits in the participant’s Executive Retirement Account. The aggregate benefit under the Executive Retirement Plan (i.e., totaling the final average pay benefit, if applicable, and the ERA benefit) is expected to be reduced for most executives and will be unchanged for the rest.

Executives who participated in the Executive Retirement Plan prior to 2018 received the following ERA credits for 2020:

■	2020 Trued-Up Salary Credits equal to: 12% of the executive’s actual salary for 2020; minus an assumed match of 6% of the executive’s earnings taken into account for purposes of determining deferrals under the 401(k) Plan for 2020; minus the executive’s cash balance pay credits for 2020 under the SCE Retirement Plan. If this calculation resulted in a negative number (“Bonus Adjustment”), the executive received no 2020 Trued-Up Salary Credits and the Bonus Adjustment was applied to the executive’s 2020 Trued-Up Bonus Credits.
■	2020 Trued-Up Bonus Credits equal to: 12% of the executive’s actual bonus for 2020 under the EICP; as adjusted downward by applying any Bonus Adjustment.
■	ERA Interest Credits.

Severance Benefit

If an NEO becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the NEO will receive additional service and age credits for purposes of the final average pay benefit and/or additional ERA credits, as applicable, to calculate the NEO’s benefit under the Executive Retirement Plan as described under “Potential Payments Upon Termination or Change in Control” below. These severance benefit protections are provided to attract and retain qualified executives.

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Payment of Plan Benefits

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity, paid monthly, with a 50% spousal survivor benefit following the death of the participant (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The cost of this spousal survivor benefit is fully subsidized by EIX and SCE. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy.

Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all benefits will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for annual accruals for which they may elect payment in the form of a single lump-sum, annual installments, a life annuity with a 50% spousal survivor benefit following the participant’s death, or a contingent annuity. Participants may elect to have their designated form of payment triggered by their separation from service; however, payment will not occur before a participant reaches age 55 other than in the case of death.

Payments triggered by separation from service begin upon a specified time following the applicable triggering event. Payments may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code; if payments are delayed after the later of the applicable triggering event or age 55, interest is credited at a rate based on the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period preceding September 1 of the prior year. EIX established this interest rate for all plan participants, and may change the interest rate on a prospective basis.

The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document. Account balances payable in installments under the 2008 plan document earn interest at a rate of interest determined in the same manner as described in the preceding paragraph for delayed payments.

The final average pay benefit formula includes benefit reductions for termination prior to age 55, or early retirement after attaining age 55 but prior to age 61, similar to the formula for the SCE Retirement Plan discussed above. An unreduced early retirement benefit is available for retirement at age 61 through age 64; Mr. Umanoff was eligible to receive this benefit as of December 31, 2020.

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Non-Qualified Deferred Compensation Table – Fiscal Year 2020

The following table presents information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2020, and the total deferred amounts for the NEOs at the end of 2020. All deferrals are under the Executive Deferred Compensation Plan (EDCP), except for restricted stock units (RSUs) that vested or are considered to have been vested for certain purposes at the end of 2020 as a result of the retirement vesting provisions applicable to the RSUs.

Name(1)		Executive Contributions in Last Fiscal Year(2) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)		(b)	(c)	(d)	(e)	(f)
Pedro J. Pizarro	EDCP	168,438	—	138,756	—	3,154,269
Maria Rigatti	EDCP	108,900	—	44,564	4,733	1,021,113
Kevin M. Payne	EDCP	—	—	82,775	—	1,862,876
Adam S. Umanoff	EDCP	169,484	—	151,964	—	3,420,980
	RSUs	—	986,131	—	—	986,131
J. Andrew Murphy	EDCP	31,016	—	10,092	—	232,918
(1)	The balances shown represent compensation already reportable in the Summary Compensation Table in this and prior Proxy Statements, except for the portion of interest not considered above-market under SEC rules. Although the contributions to the EDCP reflect compensation that was earned, the officers chose not to have the compensation paid, but instead deferred it, essentially lending to the Company as unsecured general creditors, in return for interest paid at a rate based on Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period ending September 1 of the prior year.
(2)	The amounts reported as executive and registrant contributions in 2020 also are included as compensation in the appropriate columns of the Summary Compensation Table above, except that the restricted stock units awarded in 2018, 2019, and 2020 to Mr. Umanoff are reported as of their grant date fair value in the Stock Awards column of the Summary Compensation Table above, while in this Non-Qualified Deferred Compensation Table they are reported as registrant contributions based on the closing price of EIX Common Stock on December 31, 2020 and include dividend equivalents accrued as of December 31, 2020. The restricted stock units awarded in 2018, 2019, and 2020 to Mr. Umanoff (and the dividend equivalents thereon) are considered to have become vested for certain purposes during 2020 as a result of the retirement vesting provisions applicable to these awards. In accordance with applicable SEC rules, these units are reflected in this table because, while the units are considered to have been vested for certain purposes at the end of 2020, they had not yet become payable.
(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation in column (h) of the Summary Compensation Table above.
(4)	Distributions to Ms. Rigatti were made in accordance with plan terms pursuant to her 2014 termination of employment from Edison Mission Energy, an indirect wholly-owned subsidiary of EIX that in 2014 had substantially all of its assets and liabilities discharged in bankruptcy or transferred to third parties.

Executive Deferred Compensation Plan

As part of the 2008 Internal Revenue Code Section 409A amendments, the Executive Deferred Compensation Plan was separated into two plan documents. The grandfathered plan document applies to deferrals earned, determined and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals earned, determined or vested on or after January 1, 2005.

Contributions

Each NEO may elect to defer up to 75% of base salary. Each NEO may also elect to defer up to either 85% or 100% (less the tax withholding due in connection with the deferral) of any annual incentive award earned or the cash portion of performance share payouts. All such deferrals are fully-vested.

The Committee changed the Executive Deferred Compensation Plan effective January 1, 2018 to eliminate matching contributions, in order to simplify the plan and decrease the portion of executives’ compensation and benefits packages not tied directly to performance. For matching contributions that were made prior to this plan change, vesting occurs after five years of service, upon death or disability, or a separation from service where the NEO becomes entitled to severance benefits under the Severance Plan.

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Interest

Amounts deferred (including earnings and matching contributions) accrue interest until paid. The interest crediting rate on each NEO’s account balance is the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending September 1. EIX established this interest rate for all plan participants, and has discretion to change the interest rate on a prospective basis.

Payment of Grandfathered Benefits

Benefits under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. However, if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable.

Each NEO was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid in connection with a change in control of EIX or SCE in certain circumstances.

Certain amounts deferred under the grandfathered plan document may be withdrawn at any time at the election of an NEO; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals without penalty also may be permitted at EIX’s discretion.

Payment of 2008 Plan Benefits

Benefits under the 2008 plan document may be deferred until a specified date, death, or other separation from service. Participants have sub-accounts for each annual deferral for which payment may be elected in the form of a single lump-sum or annual installments.

Payments triggered by separation from service begin upon a specified time following the applicable triggering event. Payments are subject to certain administrative earliest payment date rules, and may be delayed or accelerated under the 2008 plan document if permitted or required under Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following plans provide benefits that may become payable to NEOs, depending on the circumstances surrounding their termination of employment with the Company. When listing the potential payments to the NEOs under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurred on December 31, 2020 and that the price per share of EIX Common Stock is equal to the closing price as of the last NYSE trading day in 2020.

2008 Executive Severance Plan

EIX provides severance benefits and change-in-control benefits to executives, including all NEOs, under the 2008 Executive Severance Plan (the “Severance Plan”). In addition, severance benefits are provided through other plans or agreements included in the following description of severance benefits.

To receive any severance benefits, an NEO must release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of EIX and its affiliates.

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Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is involuntarily terminated without “cause” and other than due to the executive’s “disability” (as these terms are defined in the Severance Plan).

Severance Plan benefits payable upon an involuntary termination without cause include:

■	A lump sum cash payment equal to the total of (i) a year’s base salary at the highest rate in effect during the preceding 24 months, (ii) an amount equal to the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months, and (iii) an amount equal to a pro-rata portion, based on the weekdays employed in the year of severance, of the executive’s base salary at the highest rate in effect during the preceding 24 months multiplied by the executive’s highest target annual incentive percentage in effect during the preceding 24 months;
■	Eligibility for early retiree health care coverage if the NEO would have been eligible for early retiree health care coverage under the terms of an applicable non-executive severance plan, and if not, then an additional 12 to 18 months of health benefits (no additional health benefits are provided if the NEO is eligible for retiree health care under the terms applicable to non-executive non-severed employees);
■	Reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service; and
■	Reimbursement for educational costs up to $5,000 or $10,000, whichever is the applicable maximum amount allowed under the applicable non-executive severance plan.

In addition to Severance Plan benefits, other benefits payable to an eligible executive upon an involuntary termination without cause generally include:

■	An additional year of service and age for purposes of determining eligibility for retirement vesting for outstanding long-term incentives (as described below in “Long-Term Equity”). If the executive does not qualify for retirement vesting with the additional year of service and age, then the following benefits apply: (i) vesting in a pro-rata portion of outstanding stock options and restricted stock units with one additional year of vesting credit applied under the award terms; (ii) vesting in a pro-rata portion of outstanding performance shares that become earned based on Company performance with one additional year of vesting credit applied under the award terms; and (iii) a period of up to one year to exercise any vested stock options;
■	Full vesting and an additional year of service and age credits and/or ERA credits for purposes of calculating the executive’s benefit under the Executive Retirement Plan; and
■	Vesting in any unvested amounts under the Executive Deferred Compensation Plan.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if the NEO’s employment is terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include an involuntary termination of the NEO’s employment for any reason other than cause or disability, or the NEO’s voluntary termination of employment for a “good reason” (as this term is defined in the Severance Plan). Except as noted below, these benefits are not triggered automatically by a change in control absent an actual or constructive termination of the NEO’s employment by the Company without cause.

Upon a qualifying termination, outstanding stock options, restricted stock units and performance shares and related dividend equivalents would become fully vested, with performance shares and related dividend equivalents only becoming earned if actual performance during the performance period results in a payout, and with stock options remaining exercisable for up to three years. Absent a qualifying termination, stock options and performance shares would continue to vest on their normal schedule unless the awards were not continued or assumed.

The EIX 2007 Performance Incentive Plan and terms and conditions of awards under the plan provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether an NEO’s employment

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were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Options that became vested with a change in control would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Performance shares and related dividend equivalents would be earned based on a shortened performance period. The performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would vest and become payable, if at all, based on EIX’s TSR ranking or achievement of EPS target, as applicable, during the shortened performance period. Any performance shares that became payable during the shortened performance period associated with a change in control would be paid in cash within 74 days after the change in control, and any performance shares that did not become payable would terminate for no value on the date of the change in control.

In such a change in control transaction described above, the restricted stock units would generally continue to vest and become payable according to their original vesting schedule, unless the restricted stock units are terminated in accordance with special rules under Code Section 409A, in which case they would become fully vested.

For Messrs. Pizarro, Payne, and Umanoff and Ms. Rigatti, the enhanced change-in-control severance benefits would be:

■	Three times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be trebled);
■	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
■	Three years of service and age credits and/or ERA credits under the Executive Retirement Plan; and
■	Reimbursement of up to $50,000 for outplacement costs.

For Mr. Murphy, the enhanced change-in-control severance benefits would be:

■	Two times the cash severance amount payable for involuntary termination absent a change in control (except that the pro-rated annual incentive payment amount for the year of termination would not be doubled);
■	Health benefits for the maximum period the NEO would be entitled to continuation coverage under COBRA (unless eligible for retiree health care);
■	Two years of service and age credits and/or ERA credits under the Executive Retirement Plan; and
■	Reimbursement of up to $30,000 for outplacement costs.

Long-Term Equity

If an NEO terminates employment after reaching age 65, or age 61 with five years of service, (i) stock options will vest and continue to become exercisable as scheduled, (ii) performance shares will be retained with vesting based on the applicable performance metrics, and (iii) restricted stock units will vest and become payable as scheduled; in each instance, as though the NEO’s employment had continued through the vesting period and subject to a prorated reduction if the NEO retires within the year of grant. Mr. Umanoff would be eligible for these special vesting provisions upon retirement. If an NEO dies or becomes disabled while employed, stock options and restricted stock units will immediately vest and become exercisable and payable, respectively, and performance shares will be retained, with vesting based on the applicable performance metrics.

Deferred Compensation Plans

Upon an NEO’s retirement or other termination of employment, the NEO generally will receive a payout of any non-qualified deferred compensation balances under the Executive Deferred Compensation Plan. The Non-Qualified Deferred Compensation table and related discussion above describe these deferred compensation balances and payment terms. In the event of involuntary termination not for cause or qualifying termination in a change in control, unvested amounts derived from Company contributions would vest. No NEOs had such unvested amounts as of December 31, 2020.

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SCE Retirement Plan and Executive Retirement Plan

In connection with an NEO’s termination of employment, the NEO will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. See “Pension Benefits” above for a discussion of these retirement payments and associated survivor benefits.

Potential Payments Upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable to our NEOs as of December 31, 2020 in the event of involuntary termination of employment without cause (severance), separation in connection with a change in control of the Company (enhanced severance), and separation due to death or disability. The amounts reported in the table do not include benefits that would have been payable to the NEO if the triggering event had not occurred.

Name	Severance ($)	Enhanced Change in Control Severance(1) ($)	Death/ Disability ($)
Pedro J. Pizarro
Lump sum cash	2,902,500	8,707,500	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	553,462	1,660,554	—
Equity acceleration(4)	7,776,937	8,692,726	8,692,726
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Maria Rigatti
Lump sum cash	1,212,750	3,638,250	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	222,511	667,361	—
Equity acceleration(4)	1,943,552	2,169,817	2,169,817
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Kevin M. Payne
Lump sum cash	1,090,513	3,271,538	—
Health care coverage(2)	—	—	—
Retirement plan benefits(3)	147,876	443,626	—
Equity acceleration(4)	1,897,440	1,897,440	1,897,440
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
Adam S. Umanoff
Lump sum cash	1,038,188	3,114,563	—
Health care coverage	12,764	19,146	—
Retirement plan benefits(3)	217,008	651,026	—
Equity acceleration(4)	—	—	—
Reimbursable expenses(5)	30,000	60,000	—
Survivor benefits	—	—	—
J. Andrew Murphy
Lump sum cash	807,500	1,615,000	—
Health care coverage	12,764	19,146	—
Retirement plan benefits(3)	171,117	342,235	—
Equity acceleration(4)	849,511	937,993	937,993
Reimbursable expenses(5)	30,000	40,000	—
Survivor benefits	—	—	—

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Executive Compensation

(1)	The benefits in the table for a hypothetical change-in-control severance would be in lieu of (not in addition to) the severance benefits as disclosed for an involuntary termination without cause.
(2)	Messrs. Pizarro and Payne and Ms. Rigatti would each have been eligible for retiree health care benefits due to retirement, regardless of eligibility to receive severance benefits.
(3)	The amounts reported for severance and change-in-control severance includes the actuarial values of the additional years of age and service that would have been credited under the Executive Retirement Plan for the hypothetical severance and change-in-control severance.
(4)	The values shown for equity acceleration assume (only for purposes of illustration and not as an expectation or projection about the future) that the performance as of December 31, 2020 for outstanding performance shares will continue at the same level through the remainder of the respective performance periods: 2019 and 2020 TSR Performance shares will have payment multiples of 1.0x and 0.0x, respectively; and 2019 and 2020 EPS Performance shares will have payment multiples of 1.1x and 1.0x, respectively. The values shown also assume for purposes of illustration that equity awards would be continued following a change-in-control transaction. If equity awards were to be terminated in connection with a change-in-control transaction, triggering accelerated vesting of the awards in connection with the termination of the awards, then the same equity award acceleration value shown in the table above would have been triggered had such a change in control and termination of the awards occurred on December 31, 2020. In such circumstances, that equity acceleration value would not also be included in severance benefits for the NEO as the benefit would have already been provided in connection with the change in control. If Mr. Payne had received severance benefits as of December 31, 2020, his equity would have qualified for retirement vesting. Mr. Umanoff’s equity would have vested due to retirement, regardless of eligibility to receive severance benefits.
(5)	Includes outplacement and educational assistance benefits.

CEO Pay-Ratio Disclosure

Pursuant to the Securities Exchange Act of 1934, as amended, EIX is required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees of EIX and its consolidated subsidiaries other than our CEO (collectively, “EIX Employees”).

Based on SEC rules for this disclosure and applying the median employee identification process described below, EIX has determined that our CEO’s total compensation for 2020 was $15,827,387, and the median of the total 2020 compensation of EIX Employees was $183,148. Accordingly, EIX estimates the ratio of our CEO’s total compensation for 2020 to the median of the total 2020 compensation of EIX Employees to be 86 to 1.

As explained in footnote (5) to the Summary Compensation Table, we believe that Adjusted Total compensation provides important supplemental information. The Adjusted Total column in the Summary Compensation Table shows SEC Total compensation minus the change in pension value amounts included in SEC Total Compensation and reported in column (h) of the Summary Compensation Table. The change in pension value amounts are based on accounting rules and incorporate changes in discount rates and other assumptions that are outside the control of the Committee and may not reflect the actual amounts that ultimately will be paid to the individual, since the assumptions used for pension plan benefit accruals and payments may differ from assumptions used for accounting purposes and may change from time to time. Excluding change in pension value,(1) our CEO’s total compensation for 2020 was $10,380,424, the median of the total 2020 compensation of EIX employees was $164,447, and the ratio of our CEO’s total compensation for 2020 to the median of the total 2020 compensation of EIX Employees was 63 to 1.

(1)	The non-qualified deferred compensation earnings reported in column (h) of the Summary Compensation Table and footnote (3) to that table are relatively small amounts. As discussed in footnote (5) to that table, those amounts, like the change in pension value amounts also reported in column (h) of that table, are excluded from the Adjusted Total column in that table. For consistency, they are also excluded from this supplemental pay-ratio calculation.

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Executive Compensation

EIX identified the median EIX Employee based on the compensation reported to the Internal Revenue Service in Box 5 of Form W-2 for 2020 (for this disclosure, we refer to this compensation as “2020 W-2 Compensation”) for all EIX Employees employed by EIX or one of its consolidated subsidiaries on December 31, 2020, the last day of EIX’s fiscal year. All EIX Employees employed on December 31, 2020 were included in EIX’s determination of the applicable median whether employed on a full-time, part-time, or seasonal basis. EIX did not make any assumptions, adjustments or estimates with respect to the 2020 W-2 Compensation,(2) and did not annualize the compensation for any employees who were not employed for all of 2020.

Once the median EIX Employee was identified as described above, the total annual compensation for 2020 for the median employee and for our CEO was determined using the same rules that apply to reporting NEO compensation in the “Total” column of the Summary Compensation Table above, except that compensation under non-discriminatory benefit plans was also included in the calculation of the total annual compensation for 2020 for the median employee and our CEO for purposes of this pay-ratio disclosure. Mr. Pizarro received $41,388 in 2020 compensation under non-discriminatory benefit plans.

(2)	In the case of employees employed in the United States who are nonresident aliens not subject to Medicare tax on compensation from EIX or its subsidiaries (i.e., EIX and its subsidiaries do not report their compensation in Box 5 of Form W-2), we determined their 2020 W-2 Compensation for purposes of this pay-ratio disclosure as though we were required to report their compensation in Box 5 of Form W-2. In the case of the eight employees employed outside the United States as of December 31, 2020, we determined their 2020 W-2 Compensation for purposes of this pay-ratio disclosure as though we were required to report their compensation in Box 5 of Form W-2 (EIX and its subsidiaries do not report their compensation on Form W-2).

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Item 4: Approval of the EIX Employee Stock Purchase Plan The Board recommends you vote “FOR” Item 4

On February 25, 2021, the Board approved the EIX Employee Stock Purchase Plan (the “ESPP”), subject to approval by shareholders. The Board recommends that shareholders approve the ESPP.

The Board believes that adoption of the ESPP will advance and promote the interests of the shareholders of the Company by offering to eligible employees of EIX and its subsidiaries (together, the “Affiliated Corporations”) the opportunity to acquire an ownership interest, or to increase their ownership interest, in the Company. The ESPP will provide a means for a broad base of employees to voluntarily acquire EIX Common Stock and thereby further align their interests with those of the Company’s shareholders.

The ESPP is designed and intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”) which permits employees to purchase and sell the EIX shares on a tax-preferred basis (see below section “Federal Income Tax Consequences of ESPP Participation”). The ESPP also creates incentives for employees to purchase shares of EIX Common Stock because employees purchase the shares at a set discount from the trading price of the shares on the purchase date (see below section “Purchase Price”) and pay for the purchases through payroll deductions (see below section “Payment of Purchase Price; Payroll Deductions”).

By approving the ESPP, EIX’s shareholders set aside a fixed reserve of EIX Common Stock that will be available to eligible employees of designated Affiliated Corporations, for purchase based on the terms and conditions of the ESPP and its related offering documents.

If this Item 4 is approved by shareholders, the ESPP will take effect July 1, 2021. In the event that shareholders do not approve this Item 4, the ESPP will not become effective.

Material Features of the ESPP

The following summary of the material features of the ESPP is qualified in its entirety by reference to the complete text of the ESPP in the Appendix of this Proxy Statement.

Administration

The administrator of the ESPP (the “plan administrator”) has full authority to administer, interpret, and modify the terms of the ESPP and to make rules as necessary for administration of the ESPP. The plan administrator may further delegate its authority to one or more employees of the Affiliated Corporations. The Board has appointed the Benefits Committee of Southern California Edison Company as the plan administrator, although the Board retains the ability to change, at any time, who administers the ESPP.

Stock Subject to the ESPP

An aggregate of 3,000,000 shares of EIX Common Stock is reserved for purchase and issuance under the ESPP. This share reserve is subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of EIX. There is no evergreen provision, meaning the ESPP share limit will not increase without shareholder approval. The 3,000,000 shares of EIX Common Stock reserved for purchase and issuance under the ESPP is less than 1% of EIX’s 379,339,949 issued and outstanding shares of Common Stock as of March 1, 2021.

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Item 4: Approval of the EIX Employee Stock Purchase Plan

Term of the ESPP

The ESPP will continue indefinitely until the earlier of the date all reserved shares have been issued or the date it is terminated by the plan administrator.

Eligibility

Non-employee directors and holders of five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company are not eligible to participate in the purchase plan.

The plan administrator has discretion to exclude the following employees from participating in the ESPP: employees who have been employed less than two years; employees who are customarily employed for twenty (20) or less hours per week; employees who customarily work less than five months in any calendar year; highly compensated employees as defined in Code section 414(q); and employees who are citizens or residents of a foreign jurisdiction where grants of purchase rights pursuant to the offering are contrary to applicable laws.

The ability of certain eligible employees to make and change their payroll deduction elections for the ESPP will be subject to, and may be limited by, EIX’s Insider Trading Policy.

The plan administrator has discretion to determine which Affiliated Corporations will participate in the ESPP from time to time. EIX and SCE are expected to participate in the ESPP for the offering periods scheduled to commence on and after July 1, 2021. Edison Energy Group, Inc. and its subsidiaries are expected to become additional participating Affiliated Corporations for the offering periods scheduled to commence on and after January 1, 2022. The plan administrator has determined that for these scheduled initial offering periods, all employees of a participating Affiliated Corporation (the “Participating Company” or “Participating Companies”) who have been employed for six months or more prior to the first day of the offering period will be eligible to participate in the ESPP. As of March 1, 2021, approximately 13,000 employees of those companies would have been eligible to participate in the ESPP if it had been in effect at that time.

As a tax-qualified stock purchase plan, all eligible employees must have equal rights and privileges under the ESPP, and the terms of the plan must be administered uniformly for all eligible employees.

Offering Period

The plan administrator has discretion to determine the start and duration of offering periods under the ESPP, but in conformance with the rules under Code section 423, an offering period may not exceed twenty-seven (27) months. The plan administrator currently intends that shares will be offered for purchase under the ESPP through a series of biannual offerings beginning on each January 1 and July 1, and ending on the immediately following June 30 and December 31, respectively, with the first offering period commencing on July 1, 2021.

On the first day of each offering period, a participating employee is granted a purchase right, which is a form of option that is automatically exercised on the last day of the offering period (the “purchase date”). During an offering period, pre-authorized payroll deductions are made from the participants’ compensation and credited to their accounts under the ESPP. The ESPP is unfunded and all accounts under the ESPP are bookkeeping only accounts. All payroll deductions are credited to the Company’s capital accounts in accordance with generally accepted accounting principles. When a purchase right is exercised, the amount of the participant’s payroll deductions for the offering period is automatically used to purchase shares of our Common Stock.

Purchase Price

For the initial offering period scheduled to commence July 1, 2021, the price per share to purchase shares of EIX Common Stock under the ESPP will be 97% of the fair market value of EIX Common Stock on the purchase date (December 31, 2021). As of March 1, 2021, the fair market value of a share of EIX Common Stock was $54.91.

One of the current requirements for an employee stock purchase plan to not create a compensation expense for accounting purposes is that the purchase price of the shares may not be lower than 95% of the fair market value on the purchase date. The plan administrator currently expects to set the purchase price for all offering periods at

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Item 4: Approval of the EIX Employee Stock Purchase Plan

97% of the fair market value of EIX Common Stock on the purchase date for the respective offering period, but the ESPP provides that the plan administrator may set a purchase price as low as 95% of the fair market value of EIX Common Stock on the purchase date.

Payment of Purchase Price; Payroll Deductions

On each purchase date, shares are purchased with participants’ payroll deductions that have accumulated during the applicable offering period. Participating employees may elect payroll deductions ranging from 1% to 15% (or such lower maximum percentage specified in the offering) of the participating employee’s “Base Compensation.” Base Compensation is the employee’s (i) base salary or (ii) regular straight-time hours multiplied by the employee’s hourly wage rate, as appropriate to the job, in effect for the applicable payroll period during the offering period. Base Compensation is reduced by certain executive deferred compensation plan contributions and excludes other compensation, including, but not limited to, overtime, bonuses, commissions, and the cash value of taxable fringe benefits.

Annual Share Purchase Limit

The fair market value of shares of EIX Common Stock that a participating employee may purchase through the ESPP during any calendar year may not exceed $25,000. This is the statutory limit under Code section 423. Any payroll deductions in excess of the annual $25,000 limit are refunded to the affected participant.

Reduction of Payroll Deduction

A participating employee may reduce the percentage of their payroll deductions once during an offering period in accordance with the procedures established by the plan administrator. However, a participating employee cannot retroactively change the payroll deduction percentage or request a refund of payroll deductions already completed.

Withdrawal; Termination of Employment

A participating employee may not voluntarily withdraw from an offering under the ESPP once the offering period has commenced. A participating employee will automatically be withdrawn from an offering upon a termination of employment with all Participating Companies, and a terminated employee’s unused payroll deductions will be refunded.

Assignability and Transferability

No purchase rights under the ESPP are assignable or transferable by a participant, except by will or the laws of inheritance following a participant’s death. An attempt by a participating employee to assign, transfer, pledge or otherwise dispose of their purchase rights will be invalid. During a participant’s lifetime, an option granted under the ESPP may be exercisable only by the participant.

Amendment, Suspension, and Termination

The plan administrator may at any time amend, suspend, or terminate all or part of the ESPP; however, such amendment, suspension, or termination may not adversely affect the terms of an option previously granted to a participant without the participant’s consent. In addition, no amendment to the ESPP will be effective without the approval or ratification of the Company’s shareholders if such amendment would require shareholder approval under Code section 423 (i.e., an increase in the share reserve or a change to the pool of employees that may be eligible to participate) or any other applicable law or regulation. Upon termination of the ESPP, the unused payroll deductions, if any, of each participating employee will be refunded (without interest) to the participating employee as soon as practicable thereafter.

Federal Income Tax Consequences of ESPP Participation

The following is a general summary under current law of the material federal income tax consequences to participants in the ESPP. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not

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Item 4: Approval of the EIX Employee Stock Purchase Plan

discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

Section 423 of the Code will provide certain tax benefits to employees purchasing shares of EIX Common Stock under a tax-qualified ESPP. An employee will not recognize income for federal income tax purposes upon the grant of an option for any offering period. Also, the employee will not recognize income upon the exercise of the option to purchase shares of EIX Common Stock. The employee will recognize income only when he or she sells the shares of EIX Common Stock. The employee’s taxable income upon the sale of the shares will be based on the excess (if any) of the sale price over the purchase price.

The character of the income (ordinary income, short-term capital gains or long-term capital gains) depends on whether the employee sells the shares in a qualifying disposition or a disqualifying disposition. The sale will be treated as a qualifying disposition if the employee has satisfied the holding requirement under Code section 423. If the employee holds the shares until at least the later of (i) two years from the first day of the applicable offering period or (ii) one year from the date of purchase, then the sale will be treated as a qualifying disposition. Upon sale in a qualifying disposition, the employee’s ordinary income will be limited to the lesser of (i) the discount to the purchase price of the shares on the date of purchase or (ii) the net gain (i.e., the fair market value on the date the share is sold less the purchase price), if any, from selling the shares. Any remaining income recognized upon the sale of the shares will be treated as long-term capital gain. In general, a qualifying disposition has been a tax preferred sale because the maximum federal income tax rate on long-term capital gains has generally been lower than for ordinary income (or short-term capital gains). If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price for the shares, there will be no ordinary income, and any loss recognized will generally be a capital loss.

If the employee does not meet the holding requirement, then the sale is a disqualifying disposition, and the employee will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the date on which the employee acquired the shares and the purchase price paid for the shares. In addition, if the employee sells the shares at a price in excess of the fair market value of the shares on the purchase date, the employee will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if the employee sells the shares at a price less than the fair market value of the shares on the purchase date, the employee will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares.

The Company (or if applicable, the Participating Company that employs the employee) will not be entitled to a deduction based on the discount on the shares of EIX Common Stock purchased by an employee if he or she satisfies the applicable holding periods under Code section 423. However, if an employee sells the shares of EIX Common Stock prior to the end of the holding period, the Participating Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the employee (i.e., the excess of the fair market value of the shares on the last day of the offering period over the purchase price). (The income tax deduction may be limited by the deductibility of compensation paid to certain officers under Code section 162(m)).

Registration with the SEC

If the ESPP is approved by the shareholders, the Company will file a registration statement with the SEC pursuant to the Securities Act of 1933 covering the shares of EIX Common Stock authorized for issuance under the ESPP.

New Plan Benefits

The ESPP is a new plan. Participation in the ESPP is voluntary. The number of shares that may be purchased in any one offering period under the ESPP is dependent on how many employees are eligible, how many actually elect to participate in the plan, each participant’s election as to the level of payroll deduction, and the purchase price for each applicable offering period. Accordingly, the number of employees who will participate in the ESPP, the number of shares expected to be purchased under the ESPP in any one offering period (in general, or as to any particular individual or group of employees), and the potential duration of the ESPP, are not determinable.

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Item 4: Approval of the EIX Employee Stock Purchase Plan

Equity Compensation Plan Information

As context for this Item 4, please note that shareholders previously approved other equity compensation plans for EIX. The following table sets forth, for EIX’s equity compensation plans (other than the ESPP), the number of shares of EIX Common Stock subject to outstanding options, warrants and rights to acquire such stock, the weighted average exercise price of those outstanding options, warrants and rights, and the number of shares remaining available for future award grants as of December 31, 2020. All of EIX’s equity compensation plans that were in effect as of December 31, 2020 have been approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans
approved by security holders	11,485,684	(1)	$63.85	22,771,512	(2)
(1)	This amount includes 10,709,383 shares covered by outstanding stock options, 371,697 shares covered by outstanding restricted stock unit awards, 155,603 shares covered by outstanding deferred stock unit awards, and 249,001 shares covered by outstanding performance share awards and payable in EIX Common Stock (calculated at 100% of the target number of shares subject to each performance share award; the actual payout for each award will be zero to twice the target number of shares for the award, depending on performance), with the outstanding shares covered by outstanding restricted stock unit, deferred stock unit, and performance share awards including the crediting of dividend equivalents through December 31, 2020. The weighted average exercise price of awards outstanding under equity compensation plans approved by security holders reflected in column (b) above is calculated based on the outstanding stock options under these plans as the other forms of awards outstanding have no exercise price. Awards payable solely in cash are not reflected in this table.
(2)	This amount is the aggregate number of shares available for new awards under the Edison International 2007 Performance Incentive Plan as of December 31, 2020. The maximum number of shares of EIX Common Stock that may be issued or transferred pursuant to awards under the Edison International 2007 Performance Incentive Plan is 71,031,524. Shares available under the Edison International 2007 Performance Incentive Plan may generally, subject to certain limits set forth in the plan, be used for any type of award authorized under that plan, including stock options, restricted stock, performance shares, restricted or deferred units, and stock bonuses. This table does not reflect the 3,000,000 additional shares that would be available under the Edison International Employee Stock Purchase Plan if shareholders approve this Item 4.

Accordingly, the Board recommends you vote “For” Item 4.

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Item 5: Shareholder Proposal Regarding Proxy Access Board recommends you vote “Against” Item 5.

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he beneficially owns at least 100 shares of EIX and intends to present Item 5 for action at the Annual Meeting. The text of the shareholder proposal is included below as submitted by the proponent and has not been endorsed, edited or verified by EIX.

Proposal 5 – Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to combine their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. To assemble 20 shareholders, who have owned 3% of company stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of company stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors. It is also highly susceptible to dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management - then management might arbitrarily claim that 10 shareholders do not meet the requirements figuring that shareholders do not want a battle in court and management might convince another 10 shareholders to drop out - leaving 20 shareholders. But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

And 60 shareholders who own 9% of company stock for an unbroken 3-years might determine that they own 51% of company stock when length of unbroken stock ownership is factored out.

Initiating proxy access could be a failure from the get-go because certain shareholders might insist on being part of the shareholder proxy access group and this could result in the group being larger than 20 and consequently the entire effort of initiating shareholder proxy access could be declared out of order.

Or it could result in 2 groups of shareholders with separate slates of proxy access candidates for each group which would steal votes from each other.

The current arbitrary limit of 20 shareholders to initiate shareholder proxy access means that shareholders of the same class of stock are treated unequally. This could be in violation of state law. At least one court concluded that while a corporation has the power to issue different classes of stock with different voting rights as among the classes, it cannot provide for different voting rights as among the holders of the same class of stock.

Fights could develop among participants and with the leaders of a proxy access effort because certain participants may feel they are more qualified than others but will end up voted off the island because of the current arbitrary 20 participant limit.

As an analogy such an arbitrary maximum limit of 20 shareholders does not apply to shareholders acting by written consent or to shareholders calling for a special shareholder meeting.

Please vote yes:

Improve Our Catch-22 Proxy Access - Proposal 5

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Item 5: Shareholder Proposal Regarding Proxy Access

Board Recommendation “Against” Item 5

The Board has considered the shareholder proposal and recommends you vote “Against” the proposal for the following reasons.

The Company’s Bylaws give shareholders a meaningful and appropriate proxy access right that is consistent with current market standards and best practices.

In 2015, the Company amended its Bylaws to adopt meaningful proxy access for director elections at annual meetings after careful consideration by the Board and engagement with our major shareholders. Our Bylaws allow a shareholder or group of up to 20 shareholders owning at least 3% of EIX Common Stock continuously for at least three years to nominate and include in the Company’s Proxy Statement up to the greater of two nominees or 20% of the Board, provided the shareholder group and nominees satisfy the requirements specified in our Bylaws.

These parameters are considered best practice and standard among companies that have adopted proxy access. A 20-shareholder aggregation limit has been adopted by more than 90% of public companies with proxy access, and continues to be widely endorsed by our major shareholders. The proponent submitted similar proposals to the Company in 2017, 2018 and 2019 and they were rejected each year by more than 65% of the votes cast by our shareholders.

The Company’s 20-shareholder aggregation limit strikes an appropriate balance between the benefits of proxy access and the administrative burdens and costs to the Company, thereby serving the best interests of all shareholders.

The shareholder proposal would require that the Board amend our Bylaws to allow for an unlimited number of shareholders to aggregate shares to reach the 3% ownership requirement. Our current Bylaws ensure that shareholders have a fair and reasonable opportunity to nominate director candidates by combining their ownership to reach the required threshold while also minimizing the burdens on the Company.

A reasonable limit on the number of shareholders permitted to aggregate their shares helps ensure the members of the proxy access group have a sufficient financial stake in the Company to properly align the group’s interests with the interests of our shareholders as a whole. The 20-shareholder aggregation limit provides sufficient opportunities for any shareholder to combine their ownership with up to 19 other shareholders to reach the 3% threshold. The Company’s 25 largest shareholders hold approximately 68% of EIX Common Stock, including seven who individually own more than 3%. Approximately 70 of our shareholders each own more than 0.15% of our shares, which is the average ownership needed for 20 shareholders to aggregate to 3%.

If a shareholder group submits a nominee under our proxy access Bylaws, the Company must confirm that eligibility and procedural requirements have been satisfied by each member of the group. The 20-shareholder aggregation limit ensures the Company will not be required to make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large and unwieldy number of individuals, which could divert employee resources and cause the Company to incur excessive and unnecessary costs.

The Company has strong corporate governance policies and a record of accountability to shareholders.

The Company’s Bylaws and Corporate Governance Guidelines reflect the Board’s commitment to being responsive and accountable to shareholders. We regularly assess and refine our policies and practices to address evolving best practices and shareholder feedback. At least annually, we engage with our major shareholders on our corporate governance policies and solicit information regarding their priorities and concerns. Feedback received from these meetings is then discussed with the Nominating and Governance Committee.

In addition to providing a meaningful and appropriate proxy access right, we have strong corporate governance practices to ensure our shareholders have a meaningful voice in the nomination and election of directors, and to provide our shareholders with the ability to communicate with directors and promote the consideration of shareholder views. These practices are discussed above under Corporate Governance.

Accordingly, the Board recommends you vote “Against” Item 5.

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Meeting and Voting Information

Date, Time and Location of the Annual Meeting

Date	Time	Virtual Meeting Location
April 22, 2021	9:00 a.m.	www.virtualshareholdermeeting.com/EIX2021
Pacific Time

The proxy materials (the Proxy Statement, the Annual Report and the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form) for the EIX Annual Meeting were first mailed to shareholders on or about March 12, 2021. The Board of Directors is soliciting proxies from shareholders to be voted during the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting. Proxies allow designated individuals to vote on your behalf at the Annual Meeting.

In 2020, SCE redeemed all outstanding shares of its voting preferred stock, resulting in EIX ownership of 100% of SCE Common Stock and 100% of the voting shares of SCE. As a result, SCE is not soliciting proxies in connection with its annual meeting, which will be held separately from the EIX Annual Meeting.

Proxy Materials are Available on the Internet

We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of the Annual Meeting. On March 12, 2021, we mailed a Notice of Internet Availability of Proxy Materials to certain of our shareholders. The Notice of Internet Availability of Proxy Materials contains instructions about how to access our proxy materials at www.edison.com/annualmeeting and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Participating in the Annual Meeting

Due to the COVID-19 pandemic, this year’s Annual Meeting will be held in a virtual format to protect the health and safety of our employees, customers, communities and shareholders. There will be no in-person physical location for the Annual Meeting. We are committed to ensuring that shareholders have the same rights and opportunities to participate as they would at an in-person Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the virtual Annual Meeting.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 1, 2021, the record date, or hold a valid proxy for the meeting. To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/EIX2021 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Online access to the webcast will begin approximately 15 minutes prior to the start of the Annual Meeting. If you have difficulty accessing the Annual Meeting after online access is open, please call the technical support number that will be posted on the webcast log in page. Additional information regarding the Annual Meeting is also available at www.edison.com/annualmeeting.

Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting.

We will also broadcast the Annual Meeting at www.virtualshareholdermeeting.com/EIX2021 to anyone interested, including shareholders who are unable to locate their control numbers. Individuals who participate without entering a control number will not be able to vote shares or ask questions during the Annual Meeting.

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Meeting and Voting Information

Soliciting Proxies

We have retained Alliance Advisors, LLC to assist us with the solicitation of proxies and will pay an aggregate fee of $22,500 plus expenses. This fee does not include the costs of printing and mailing the proxy materials. Some of the directors, officers and other employees of the Company also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation. We will also reimburse brokers and other nominees for their reasonable out-of-pocket and other actual expenses for forwarding proxy materials to beneficial owners and obtaining voting instructions.

Voting Your Shares; Shareholders Entitled to Vote; Quorum

Shareholders of record at the close of business on March 1, 2021, the record date, will be entitled to vote at the Annual Meeting. Shareholders as of the record date are encouraged to vote prior to the meeting (i) via the Internet, (ii) by telephone, or (iii) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form. If your shares are held in more than one account, you should use the control numbers provided on each Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to ensure that all of your shares are voted.

If you are a 401(k) Plan Shareholder, your proxy must be received by 8:59 p.m., Pacific Time, on April 20, 2021 for the 401(k) Plan trustee to vote your shares. If a 401(k) Plan Shareholder does not vote their shares, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares voted by other 401(k) Plan Shareholders, unless contrary to ERISA. All other shareholders may vote your proxy by telephone or via the Internet until 8:59 p.m., Pacific Time, on April 21, 2021, and by mail if it is received by the inspector of election before the polls close at the Annual Meeting.

Shareholders who execute proxies retain the right to revoke them at any time before the polls close at the Annual Meeting, except proxies for voting 401(k) Plan shares must be revoked prior to the deadline above. A shareholder may revoke a proxy by delivering a signed statement to the Corporate Secretary at or prior to the Annual Meeting (if you are a registered shareholder) or by timely executing and delivering another proxy by Internet, telephone or mail.

A quorum is required for the Company to conduct business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes that all shareholders may cast constitutes a quorum. All shares represented by a properly signed proxy will be considered as present and part of the quorum, even if you or your broker or other nominee doesn’t vote or abstains on any or all matters. As of the record date, the Company had 379,339,949 shares of Common Stock outstanding, 379,331,595 of which may cast one vote each after excluding fractional shares. Therefore, the quorum for the Annual Meeting is 189,665,798 shares.

Vote Required; Effect of Abstentions and Broker Non-Votes

For each proposal submitted to the shareholders for a vote, approval requires both (i) a vote of a majority of the votes cast and (ii) a majority of the votes required to constitute a quorum. A majority of votes cast means the number of shares cast “for” a proposal exceeds the number of votes cast “against” that proposal. Abstentions will not be counted as votes cast. Uninstructed shares will not be counted as votes cast except with respect to Item 2, for which brokers and other nominees have discretion to vote.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate the votes. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan Shareholders’ voting instructions are given directly to Broadridge. Broadridge will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan Shareholders’ voting instructions, and 401(k) Plan voting results are only reported to EIX in the aggregate.

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Meeting and Voting Information

Other Business at the Annual Meeting

The Board is not aware of, and does not intend to present, any business to be acted upon at the Annual Meeting other than the Items described in this Proxy Statement. If you submit a proxy and any other matters properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares under their best judgment. If any of the nominees for election to the Board become unavailable to stand for election as a director, the proxies will also have the authority to vote for substitute nominees chosen by the Board.

Shareholder Proposals or Other Business for the 2022 Annual Meeting

The deadline to submit shareholder proposals or other business for the Company’s 2021 Annual Meeting was November 13, 2020.

Shareholders intending to bring any business before the 2022 Annual Meeting, including shareholder proposals and director nominations, including director nominations presented for inclusion in the 2022 Proxy Statement, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received at our office within the periods, and with the information and documents, specified in the Bylaws. Assuming that the 2022 Annual Meeting is held on April 28, 2022, as specified by the Bylaws, and does not change by more than 30 days earlier or later, the period for the receipt by the Corporate Secretary of written notice of any business to be brought by shareholders before the 2022 Annual Meeting will begin on September 15, 2021 and end on November 14, 2021.

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Edison International (“Company”) hereby establishes this Edison International Employee Stock Purchase Plan (“Plan”). Definitions of capitalized terms not otherwise defined in the text of a Plan provision are defined in Section 15 below.

1. General.

(a) The purpose of the Plan is to provide a means by which Eligible Employees of the Participating Companies may be given an opportunity to purchase shares of Common Stock. The Plan is intended to permit the Company to grant certain Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan, and all provisions of the Plan shall be interpreted and construed consistent with such intent.

(b) The Company, by means of the Plan, seeks to allow Eligible Employees to purchase Common Stock at a discount and thereby have an ownership stake in the Company, providing an incentive for such persons to exert maximum efforts for the success of the Company and its Affiliated Corporations.

2. Administration.

(a) Through a delegation dated February 25, 2021, the Board has delegated administration of the Plan to the SCE Benefits Committee, as provided in Section 2(c). The Board may by resolution change such delegation at any time. It may also revoke such delegation, whereupon the powers described in subsection 2(b) shall revert to the Board.

(b) The Committee shall have the discretionary power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights to purchase shares of Common Stock shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

(ii) To designate from time to time which Affiliated Corporations shall become Participating Companies.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under it.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Affiliated Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(ix) The final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(x) The authority to retain and engage such third parties as it shall determine to assist with the administration of the Plan and make all other determinations necessary or advisable for the administration of the Plan.

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(c) As noted above, the Board has delegated administration of the Plan to the SCE Benefits Committee. The SCE Benefits Committee shall have the power to delegate to a subcommittee any of the administrative powers the SCE Benefits Committee is authorized to exercise, subject however to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

(d) All actions, determinations, interpretations and constructions made by the Committee with respect to the Plan, any form or agreement or operation and administration of the Plan shall be final, binding, and conclusive on all persons and shall not be subject to review by any person.

3. Shares of Common Stock Subject to the Plan.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate three million shares (3,000,000) of Common Stock.

(b) If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.

(c) The stock purchasable under the Plan may be shares of authorized but unissued or reacquired Common Stock, shares of Common Stock held in treasury by the Company (if permitted by state law), shares of Common Stock purchased on the open market or by private purchase, or any combination of the foregoing.

4. Grant of Purchase Rights; Offering.

The Committee may from time to time grant or provide for the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate (“Offering Document” or “Prospectus”), which shall comply with the requirement of Section 423(b)(5) of the Code that all Eligible Employees granted Purchase Rights shall have the same rights and privileges. The provisions of separate Offerings need not be identical, but each Offering shall include the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date.

5. Eligibility.

(a) Purchase Rights may be granted only to Eligible Employees. The Committee may set forth in the Offering that the following groups of Employees may not participate in the Offering:

(i) Employees who have been employed less than two years by a Participating Company;

(ii) Employees who are customarily employed with the Company or the Affiliated Corporation for twenty (20) or less hours per week;

(iii) Employees who customarily work less than five months in any calendar year;

(iv) highly compensated employees as defined in Code section 414(q); or

(v) Employees who are citizens or residents of in a foreign jurisdiction where grants of the Purchase Rights are contrary to applicable laws;

provided, however, any such exclusion must apply identically to all Employees of a Participating Company.

(b) Unless otherwise determined by the Committee and set forth in the Offering Document, Employees may not become Participants in an Offering after the first day of the Offering Period. The Committee may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering that coincides with the day on which such person becomes an Eligible Employee

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or that occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Committee may provide that if any person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

(c) No Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliated Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options shall be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Affiliated Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Affiliated Corporation to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock, determined as of their respective Purchase Dates, for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Affiliated Corporation, if they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Committee may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. Purchase Rights; Purchase Price.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable with a percentage not exceeding fifteen percent (15%) (or such other percent set forth in the applicable Offering) of such Eligible Employee’s basic or regular or total compensation (as defined by the Committee in each Offering, hereinafter referred to as “Covered Compensation”), during the period that begins on the Offering Date (or such later date as the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering Period; provided, however, the Purchase Right shall not exceed the limit in Section 5(d) above.

(b) The Committee shall establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering shall be exercised and purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Committee may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Committee may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Committee may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any or each Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable.

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(d) In the initial Offering and each subsequent Offering, the purchase price of shares of Common Stock shall be three percent (3%) less than the Fair Market Value of the shares of Common Stock on the Purchase Date; provided, however, the Committee shall have the exclusive authority to set the purchase price of the Common Stock on the Purchase Date of any Offering at a purchase price of not less than ninety-five percent (95%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

(e) By enrolling in the Plan and accepting any benefit thereunder, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

7. Participation; Withdrawal; Termination.

(a) A Participant may elect to authorize payroll deductions pursuant to an Offering under the Plan by completing the enrollment process (in such form as the Company may provide) within the enrollment period specified in the Offering. Each such enrollment form, which in the Committee’s discretion may be written or electronic, shall authorize an amount of Contributions expressed as a percentage of the submitting Participant’s Covered Compensation during the Offering (not to exceed the maximum percentage determined pursuant to Section 6(a)). A Participant’s election shall be effective in each subsequent Offering unless the Participant revokes the election or terminates employment for any reason (including death) as provided in Section 7(c). Each Participant’s Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with an independent third party. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to each Purchase Date of the Offering.

(b) [RESERVED]

(c) Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Eligible Employee. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) under the Offering as soon as practicable after such termination.

(d) Neither Plan Contributions credited to a Participant’s account nor any Purchase Rights under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way other than by will or the laws of descent and distribution (including a beneficiary designation under Section 10). Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to reduce Contributions to zero.

(e) Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.

(f) A Participant shall have no voting, dividend or other stockholder rights in the shares covered by his or her Purchase Right until such Purchase Right has been exercised in accordance with the provisions of the Plan and such shares have been issued to such Participant.

(g) Participants shall be required to report in writing to the Committee any disposition of shares purchased under the Plan prior to the expiration of the holding periods specified by Section 423(a)(1) of the Code.

8. Exercise of Purchase Rights.

(a) On each Purchase Date during an Offering, each Participant’s accumulated Contributions shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering.

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(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock, then such remaining amount shall be distributed in full to such Participant at the end of the Offering without interest. The Committee may provide in the Offering Document that if such remaining amount is less than the value of one share of Common Stock on the Purchase Date, then such remaining amount will be held in a Participant’s account for the purchase of shares of Common Stock in the next Offering as long as the Participant is still an Eligible Employee at the time of the next Offering.

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, and foreign laws, and any other securities laws and other laws applicable to the Plan. If on a Purchase Date during any Offering hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date under any Offering hereunder, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock) shall be distributed to the Participants without interest (unless required by applicable law).

(d) Notwithstanding any other provisions of the Plan to the contrary, the Company may require that the shares purchased on behalf of each Participant under the Plan be deposited directly into a brokerage account which the Company may establish for the Participant at a Company-designated brokerage firm.

9. Covenants of the Company.

The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Purchase Rights. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Purchase Rights unless and until such authority is obtained.

10. Distribution Upon Death.

Unless otherwise provided in an Offering, upon a Participant’s termination due to death all Contributions shall be distributed with the Participant’s final paycheck. The Committee may set forth in an Offering the right of each Participant to designate a beneficiary who is to receive any Contributions after a Participant’s death. Any such designation shall be in such format as is acceptable to the Company pursuant to the procedures set forth in the Offering. In the Offering, the Committee may establish a default beneficiary designation for this purpose in the event a Participant has not timely submitted a designation acceptable to the Company. Unless otherwise designated in an Offering, if a Participant dies after an Offering then shares that have not yet been delivered to the Participant shall be transferred pursuant to any designated beneficiary designation with the brokerage or, if none, to the Participant’s estate.

11. Adjustments upon Changes in Common Stock; Corporate Transactions.

(a) In the event of a Capitalization Adjustment, the Committee shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities imposed by purchase limits under each ongoing Offering. The Committee shall make such adjustments, and its determination shall be final, binding, and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to the Stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or

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acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then the Participants’ accumulated Contributions shall be used to purchase shares of Common Stock within ten (10) business days prior to the Corporate Transaction under any ongoing Offerings, and the Participants’ Purchase Rights under the ongoing Offerings shall terminate immediately after such purchase.

12. Amendment, Termination, or Suspension of the Plan.

(a) The Committee may amend the Plan at any time in any respect the Committee deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, Board and Stockholder approval shall be required for any amendment of the Plan for which Stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent Stockholder approval is required by applicable law or listing requirements. Except for the provisions of the Plan where the Board has expressly retained authority to make determinations regarding the matters above requiring Stockholder approval, the Committee shall have the authority to amend the Plan at any time as it deems necessary for the administration and operation of the Plan.

(b) The Committee may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan shall not be impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the Code), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.

(d) All costs and expenses incurred in administering the Plan shall be paid by the Company or a Participating Company, provided, however, that (i) any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company, and (ii) brokerage fees, commissions, or other fees charged by the broker or third-party administrator for the Plan in connection with the Participant’s exercise of Purchase Rights or other account activity may be charged to the account of such Participant or otherwise made to be the responsibility of the Participant.

13. Effective Date of Plan.

The Plan shall become effective July 1, 2021, subject to approval by the Stockholders of the Company by such date.

14. Miscellaneous Provisions.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights shall constitute general funds of the Company.

(b) A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) All notices or other communications by a Participant to the Company under or in connection with the Plan shall be in writing and shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person or agent, designated by the Company for the receipt thereof.

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(d) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way (i) alter the at will nature of a Participant’s employment, or (ii) be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of a Participating Company, or on the part of a Participating Company to continue the employment of a Participant.

(e) The provisions of the Plan shall be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.

(f) Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Affiliated Corporation, or prevent or limit the right of the Affiliated Corporations to establish any other forms of incentives or compensation for their Employees or grant or assume options or other rights otherwise than under the Plan.

(g) The provisions and operation of the Plan are intended to result in no transaction under the Plan (excluding any sale of shares of Common Stock acquired thereunder) being subject to (and not exempt from) the rules of Section 16 of the Exchange Act, to the extent such rules are or become applicable to the Company or Affiliated Corporation.

(h) Nothing contained in the Plan shall be construed to prevent the Company or any Affiliated Corporation from taking any corporate action (including any adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on the Plan, or any rights awarded Participants under the Plan. No Employee, beneficiary, or other person shall have any claim against the Company or any Affiliated Corporation as a result of any such action.

15. Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) Affiliated Corporation means the Company, any “parent corporation,” or any “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) Board means the Board of Directors of the Company.

(c) Capitalization Adjustment means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company (through reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(d) Code means the Internal Revenue Code of 1986, as amended, including any applicable regulations and other guidance thereunder.

(e) Committee means the committee, to whom authority to administer the Plan has been delegated by the Board under Section 2(a) of the Plan or, if none, the Board.

(f) Common Stock means the common stock of the Company.

(g) Company means Edison International.

(h) Contributions means the payroll deductions, and other additional payments specifically provided for in the Offering (if any), that a Participant contributes to fund the exercise of a Purchase Right. If specifically provided for in the Offering, a Participant may make additional payments into his or her account, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

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(i) Corporate Transaction means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Common Stock).

(j) Director means a member of the Board.

(k) Eligible Employee means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(l) Employee means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or an Affiliated Corporation. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan. The Committee shall have sole discretion to determine who are Employees of the Company or an Affiliated Corporation, and any person the Committee deems to not be an Employee shall not be treated as an Employee if later designated as an employee by the Company, an Affiliated Corporation, a court of competent jurisdiction or any other governmental agency.

(m)Employee Stock Purchase Plan means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(n) Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) Fair Market Value means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Committee deems reliable.

(ii) Unless otherwise provided by the Committee, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Committee in good faith.

(p) Offering means the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees.

(q) Offering Date means a date selected by the Committee for an Offering to commence.

(r) Offering Period means the period selected by the Committee that begins on the Offering Date and ends on the last day for the Offering.

(s) Officer means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t) Participant means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.

(u) Participating Company means an Affiliated Corporation designated by the Committee for participation in the Plan.

(v) Plan means this Edison International Employee Stock Purchase Plan.

Edison International 2021 Proxy Statement       97

Appendix: Edison International Employee Stock Purchase Plan

(w) Purchase Date means one or more dates during an Offering established by the Committee on which Purchase Rights shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(x) Purchase Period means a period specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(y) Purchase Right means an option to purchase shares of Common Stock granted pursuant to the Plan.

(z) SCE means the Southern California Edison Company.

(aa) Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ab) Stockholders means the holders of the Common Stock.

(ac) Trading Day means any day on which the primary exchange or market on which shares of Common Stock are listed (as of the Effective Date, the New York Stock Exchange) is open for trading.

98       www.edison.com

51 MERCEDES WAY
EDGEWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 21, 2021, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 20, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EIX2021

You may attend the meeting via the Internet and vote during the meeting, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 20, 2021. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone phone to transmit your voting instructions. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 21, 2021, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 20, 2021. Have your proxy card in hand when you call and follow the instructions to vote.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the envelope provided or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by Broadridge by 9:00 a.m. Pacific Time on April 22, 2021, except proxy cards for Edison 401(k) Savings Plan shareholders must be received by Broadridge by 8:59 p.m. Pacific Time on April 20, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D31388-P49512	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EDISON INTERNATIONAL

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors		For	Against	Abstain

	1a.	Jeanne Beliveau-Dunn	☐	☐	☐

	1b.	Michael C. Camuñez	☐	☐	☐

	1c.	Vanessa C.L. Chang	☐	☐	☐

	1d.	James T. Morris	☐	☐	☐

	1e.	Timothy T. O'Toole	☐	☐	☐

	1f.	Pedro J. Pizarro	☐	☐	☐

	1g.	Carey A. Smith	☐	☐	☐

	1h.	Linda G. Stuntz	☐	☐	☐

	1i.	William P. Sullivan	☐	☐	☐

	1j.	Peter J. Taylor	☐	☐	☐

	1k.	Keith Trent	☐	☐	☐

		For	Against	Abstain

2.	Ratification of the Independent Registered Public Accounting Firm	☐	☐	☐

3.	Advisory Vote to Approve Executive Compensation	☐	☐	☐

4.	Approval of the Edison International Employee Stock Purchase Plan	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

5.	Shareholder Proposal Regarding Proxy Access	☐	☐	☐

NOTE: These shares may be voted on such other business as may properly come before the meeting or any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4, AND "AGAINST" ITEM 5.

Please sign exactly as your name(s) appear(s) on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

2021 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 22, 2021

9:00 a.m. Pacific Time

www.virtualshareholdermeeting.com/EIX2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D31389-P49512

EDISON INTERNATIONAL
Annual Meeting — April 22, 2021
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PEDRO J. PIZARRO and MARIA RIGATTI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Edison International to be held virtually at www.virtualshareholdermeeting.com/EIX2021, on April 22, 2021, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4, AND "AGAINST" ITEM 5. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

VOTING INSTRUCTIONS TO THE EDISON INTERNATIONAL STOCK FUND TRUSTEE, STATE STREET BANK AND TRUST COMPANY:
If the undersigned holds shares through the Edison 401(k) Savings Plan, this card also provides the following voting instructions to the Edison International stock fund trustee. The Edison International stock fund trustee is instructed to vote confidentially the shares of stock credited and conditionally credited to the undersigned’s account as of March 1, 2021. The undersigned understands that the stock will be voted as directed provided the Edison International stock fund trustee or its agent receives this card by 8:59 p.m., Pacific Time, on April 20, 2021, and all stock for which the Edison International stock fund trustee or its agent has not received instructions by this card at the designated time will be voted in the same proportion to the 401(k) Savings Plan shares voted by other 401(k) Savings Plan participants, unless contrary to ERISA.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 22, 2021.

EDISON INTERNATIONAL

51 MERCEDES WAY
EDGEWOOD, NY 11717

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 1, 2021
Date: April 22, 2021 Time: 9:00 a.m. Pacific Time
Location:	Meeting live via the Internet-please visit
www.virtualshareholdermeeting.com/EIX2021.

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/EIX2021 and be sure to have the information that is printed in the box marked by the arrow ➔ XXXX XXXX XXXX XXXX  (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT     ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow ➔ XXXX XXXX XXXX XXXX  (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow ➔ XXXX XXXX XXXX XXXX  (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 8, 2021 to facilitate timely delivery.
— How To Vote —
Please Choose One of the Following Voting Methods
Vote at virtual meeting: Please check the meeting materials for any special requirements. At the meeting, you will need to vote before the polls close using your 16-digit code marked by the arrow ➔ XXXX XXXX XXXX XXXX . Note: Edison 401(k) Savings Plan shareholders may not vote during the meeting and must vote by 8:59 p.m. Pacific Time on April 20, 2021.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow ➔ XXXX XXXX XXXX XXXX  (located on the following page) and follow the instructions. You may vote 24 hours a day, 7 days a week, until 8:59 p.m. Pacific Time on April 21, 2021, except for Edison 401(k) Savings Plan shareholders who must vote by 8:59 p.m. Pacific Time on April 20, 2021.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR
the following proposals:

1.	Election of Directors:

	1a.	Jeanne Beliveau-Dunn

	1b.	Michael C. Camuñez

	1c.	Vanessa C.L. Chang

	1d.	James T. Morris

	1e.	Timothy T. O'Toole

	1f.	Pedro J. Pizarro

	1g.	Carey A. Smith

	1h.	Linda G. Stuntz

	1i.	William P. Sullivan

	1j.	Peter J. Taylor

	1k.	Keith Trent

2.	Ratification of the Independent Registered Public Accounting Firm

3.	Advisory Vote to Approve Executive Compensation

4.	Approval of the Edison International Employee Stock Purchase Plan

The Board of Directors recommends you vote AGAINST the following proposal:

5.	Shareholder Proposal Regarding Proxy Access

NOTE: These shares may be voted on such other business as may properly come before the meeting or any adjournment thereof.